As filed with the Securities and Exchange Commission on December 10, 2004

                                                     Registration No. 333-119668

                 ===============================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C. 20549

                          -----------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                          -----------------------------

                       STARTECH ENVIRONMENTAL CORPORATION
             (Exact name of registrant as specified in its charter)

                          -----------------------------

        Colorado                       3559                      84-286576
        --------                       ----                      ---------
    (State or other        (Primary Standard Industrial      (I.R.S. Employer
    jurisdiction of         Classification Code Number)       Identification
     incorporation                                               Number))
    or organization)

Startech Environmental Corporation    Joseph F. Longo, Chairman, President & CEO
  15 Old Danbury Road, Suite 203          Startech Environmental Corporation
      Wilton, CT. 06897-2525                15 Old Danbury Road, Suite 203
          (203) 762-2499                    Wilton, Connecticut 06897-2525
                                                    (203) 762-2499
 ----------------------------------        ------------------------------------
 (Name, address, including zip code         (Name, address, including zip code
  and telephone number, including          and telephone number, including area
area code, of registrant's principal            code, of agent for service)
         executive office)


                                   Copies to:

       Scott Rosenblum, Esq.                        Peter J. Scanlon
Kramer Levin Naftalis & Frankel LLP     Vice President & Chief Financial Officer
         919 Third Avenue                    15 Old Danbury Road, Suite 203,
        New York, NY 10022                    Wilton Connecticut 06897-2525
       Phone (212) 715-9100                       Phone (203) 762-2499
        Fax (212) 715-8000                         Fax (203) 761-0839

                          -----------------------------

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                      Calculation of Registration Fee

Title of Each Class                                    Proposed Maximum     Proposed Maximum
of Securities to                      Amount to be         Offering        Aggregate Offering       Amount of
be Registered                          Registered     Price Per Unit (1)          Price         Registration Fee
----------------------------------- ----------------- ------------------   ------------------   ----------------
Common Stock, no par value             8,613,300(2)         $3.65             $ 31,438,545        $4,503.77(4)
----------------------------------- ----------------- ------------------   ------------------   ----------------
Warrants to purchase shares of           882,353             (3)                   (3)                  (3)
Common Stock, at an exercise
price of $1.80 per share
----------------------------------- ----------------- ------------------   ------------------   ----------------
Warrants to purchase shares of           352,722             (3)                   (3)                  (3)
Common Stock, at an exercise
price of $4.89 per share
----------------------------------- ----------------- ------------------   ------------------   ----------------
Warrants to purchase shares of           352,722             (3)                   (3)                  (3)
Common Stock, at an exercise
price of $5.89 per share
----------------------------------- ----------------- ------------------   ------------------   ----------------
Warrants to purchase shares of           352,723             (3)                   (3)                  (3)
Common Stock, at an exercise
price of $6.89 per share
----------------------------------- ----------------- ------------------   ------------------   ----------------
Warrants to purchase shares of           126,923             (5)                   (5)                  (7)
Common Stock, at an exercise
price of $3.34 per share
----------------------------------- ----------------- ------------------   ------------------   ----------------

Common Stock, no par value               739,700(6)          (6)                   (6)                  (7)
=================================== ================= ==================   ==================   ================

(1) The proposed maximum offering price per share and maximum aggregate offering price were estimated solely to calculate the registration fee under Rule 457(c) of the Securities Act of 1933, based on a proposed maximum offering price per share of $3.65 equal to the average of the highest and lowest bid and asked price of the common stock on the Over-The-Counter Bulletin Board reported on October 6, 2004, which is within 5 business days prior the date of filing of this registration statement.

(2) Includes (a) 1,940,520 shares of common stock that may be issued upon exercise of warrants, and (b) an indeterminate number of shares of common stock that may be issuable upon exercise of warrants pursuant to the anti-dilution provisions thereof with respect to stock splits, dividends and combinations.

(3) The warrants are being registered in the same registration statement as the shares of common stock underlying such warrants and, therefore, no separate registration fee is required pursuant to Rule 457(g).

(4) The filing fee was paid upon the original filing of this registration statement on October 8, 2004.

(5) Represents the number of warrants to purchase shares of common stock previously registered on behalf of Paradigm-Startech 2000 LLP pursuant to Registration Statement Nos. 333-96885, as filed with the Securities and Exchange Commission on July 22, 2002.

(6) Represents: (1) 126,923 shares of common stock issued to Paradigm-Startech 2000 LLP; and (2) 612,777 shares of common stock issuable upon exercise of warrants to purchase shares of common stock, in each case as previously registered pursuant to Registration Statement No. 333-96885, as filed with the Securities and Exchange Commission on July 22, 2002.

(7) The filing fee of $912.74 was previously paid in connection with and at the time of the filing of the original registration statement relating to the shares.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to the provisions of Rule 429 under the Securities Act of 1933, this Registration Statement relates to Registration Statement No. 333-96885 filed by the Registrant. The prospectus forming part of this Registration Statement shall serve the purpose of a post-effective amendment to Registration Statement No. 333-96885 as specified in Rule 429.

                                EXPLANATORY NOTE

     Startech previously filed Registration Statement No. 333-96885 to register for resale an aggregate of 927,696 shares of its common stock, warrants to purchase 927,696 shares of common stock and an additional 927,696 shares of common stock issuable upon exercise of the warrants, in each case, by the selling securityholders identified in the Registration Statement. Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement also serves as a post-effective amendment to Registration Statement No. 333-96885 but does not include 800,773 shares of common stock or 800,773 warrants to purchase shares of common stock, or 314,919 shares of common stock issuable upon exercise of the warrants included as part of Registration Statement No. 333-96885, which shares of common stock and warrants are either (1) currently eligible for resale under Rule 144(k) of the Securities Act of 1933, as amended, by persons who are not affiliates of the Company (2) may not other wise be included in this registration statement. Accordingly, this Registration Statement carries forward from the previously filed Registration Statement 126,923 shares of common stock issued to an affiliate of the Company, warrants to purchase 126,923 shares of common stock issued to the same affiliate of the Company, and 612,777 shares of common stock issuable upon exercise of warrants.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

     Preliminary Prospectus, subject to completion dated          , 2004


                                [OBJECT OMITTED]

                       STARTECH ENVIRONMENTAL CORPORATION

     This prospectus relates to the resale by the selling securityholders of up to 9,353,000 shares of common stock (including 2,553,297 shares of common stock issuable upon the exercise of warrants) and 2,067,443 warrants to purchase shares of common stock issued to the selling securityholders in various private placements that took place since 2002.

     We will not receive any proceeds from the sale of securities by the selling securityholders listed herein. We may, however, receive cash proceeds to the extent any of the warrants are exercised. If the warrants are exercised in full for cash, we will receive proceeds in the aggregate amount of approximately $8,244,763. We intend to use the net proceeds received upon the exercise of any warrants for cash for working capital and general corporate purposes or for any other purpose we describe in any prospectus supplement.

     The selling securityholders may sell the shares of common stock and warrants to or through underwriters, and also may sell them directly to other purchasers or through agents from time to time on the NASD Over-the-Counter Bulletin Board. Sales may be made at fixed prices, which may be changed, negotiated prices, or at market prices prevailing at the time of sale.

     Our common stock is currently traded on the NASD Over-the-Counter Bulletin Board under the ticker symbol "STHK.OB" On December 9, 2004, the last sale price of our common stock was $4.03.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is           , 2004

       Important Notice about the Information Presented in this Prospectus

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. The business, financial condition, results of operations and prospects of Startech may have changed since that date.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................8
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS..........................16
USE OF PROCEEDS...............................................................16
PRICE RANGE OF COMMON STOCK...................................................17
DIVIDEND POLICY...............................................................17
CAPITALIZATION................................................................18
DILUTION......................................................................18
SELECTED FINANCIAL DATA.......................................................20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................................21
BUSINESS......................................................................27
MANAGEMENT....................................................................39
PRINCIPAL SHAREHOLDERS AND STOCK HOLDINGS OF MANAGEMENT.......................47
SELLING SECURITYHOLDERS.......................................................49
PLAN OF DISTRIBUTION..........................................................53
DESCRIPTION OF SECURITIES.....................................................55
SHARES ELIGIBLE FOR FUTURE SALE...............................................56
LEGAL MATTERS.................................................................57
EXPERTS.......................................................................57
WHERE YOU CAN FIND MORE INFORMATION...........................................57
INDEX TO FINANCIAL STATEMENTS................................................F-1

                               PROSPECTUS SUMMARY

     As used in this prospectus, unless the context otherwise requires, "Startech," "we," "us," "our" and "the Company" refer to Startech Environmental Corporation. This summary highlights information relating to us. It may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, the financial statements and the information incorporated by reference into this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of many factors, including those described under the heading "Risk Factors" and elsewhere in this prospectus.

Our Business

     Startech Environmental Corporation is an environmental technology company that manufactures, markets and sells a revolutionary recycling system for the global marketplace. Our plasma processing technology, known as the Plasma Converter(TM) system, achieves closed-loop elemental recycling that irreversibly destroys hazardous and non-hazardous waste and industrial by-products while converting them into useful commercial products. These products include a rich synthesis gas called Plasma Converted Gas (PCG(TM)), surplus energy for power, hydrogen, metals and silicates for use and for sale.

     Until January 2002, the Company was solely engaged in the manufacture and sale of equipment for use by others. Thereafter, we have attempted to broaden the scope of our available revenues. This change was brought about by management's decision to expand our market penetration strategies and opportunities. Rather than only marketing and selling our products for use by others, we are now seeking opportunities to become directly involved in the operation and use of our products.

     We believe that significant events are driving demand for our plasma technology, including:

     o increases in waste, in particular hazardous wastes, due to rising consumer/industrial demand and population growth in most nations;

     o current waste disposal and remediation techniques such as landfills and incineration becoming regulatory, socially and environmentally unacceptable;

     o a need for critical resources such as power and water to sustain local economies; and

     o an emphasis being placed upon the production of distributed power and the need to provide alternatives to fossil fuels.

     Our core plasma technology addresses these waste and resource issues by offering remediation solutions that are integrated with a range of equipment solutions and services. We believe these products will add value to our customers' businesses so they will realize revenue streams from disposal or processing fees, a reduction in material disposal costs, as well as from the sale of resulting commodity products and services. Alternatively, this will allow our customers to generate a valuable product while at the same time using a zero cost basis, or revenue generating source of raw material. The costs of hazardous waste treatment and disposal methods continue to rise and now is believed to range from approximately $900 to more than $2,000 per ton. This does not include the additional processing, handling, packaging, insurance and management costs sustained by the hazardous waste generator within a facility prior to final disposal.

     Since 1995, we have been actively educating and promoting to our customers the benefits of the Plasma Converter System over other forms of waste remediation technologies. Ongoing education of the public and government is continuing. Like most new technologies, we have been met with varying degrees of resistance. A rising comfort level without our Plasma Converter(TM) system technology resulting in part from our education and informational efforts has created additional awareness in the marketplace. We have taken steps to transform our business model from being solely a seller of equipment to a total solutions provider, including facility ownership and management.

     Our business model and its market development strategies arise from our mission, which is to change the way the world views and employs discarded materials. We expect to achieve this objective by strategically marketing a series of products and services emanating from the core Plasma Converter(TM) technology, resulting in saleable fossil fuel alternatives while providing a safer and healthier environment. This strategy will be implemented through Plasma Converter(TM) sales with after sales support and service, build own operate, build own transfer of ownership facilities, joint development projects and engineering services.

     Recognizing the increasing importance of alternative energy and power sources in general, and hydrogen in particular, in 2003, we expanded our product line to include StarCell(TM), a hydrogen separation technology. Working in conjunction with the Plasma Converter(TM), StarCell(TM) provides an environmentally friendly renewable source of hydrogen power.

Sales Strategy

     Central to our growth strategy is maximizing market penetration and reducing the barriers of entry while optimizing our revenue sources. To achieve that objective, we have identified four key marketing strategies that make up the overall model. They are:

     1. Build Own Operate/Transfer Of Ownership Projects: We are actively seeking to develop opportunities to own and operate Plasma Converter(TM) facilities in various markets. These projects are attractive where long-term agreements with guaranteed waste streams and high value processing and/or disposal fees are contracted for and will significantly increase ongoing revenue streams. The revenue generated by these types of projects has been shown to be up to ten times that realized from a straight equipment sale over the life of the project.

     2. Joint-Development Projects: In a joint development project we will assume an equity position in return for a reduced purchase price for our equipment and associated engineering and management services. An additional advantage is that we will receive the certainty of revenue from a direct sale along with the ability to realize future ongoing revenues from the operations of the sole source joint development company.

     3. Equipment Sales: We will continue to be a direct seller of our products to customers who prefer to purchase, lease, and operate our equipment. We will sell or lease the Plasma Converter(TM) and associated equipment to customers with no equity position in the project. However, we will offer long-term service agreements to create residual or ongoing revenue in this area.

     4. Engineering Services: This will include testing and application engineering services for companies other than Plasma ConverterTM customers, as well as material testing, waste analysis, and environmental processing solutions for Plasma Converter(TM) customers.

     An important part of our development of world markets is our sales network. We sell systems through independent representatives and distributors, which helps to keep sales costs variable and low. Representatives are paid a commission on sales. Distributors purchase systems, mark them up, and re-sell them to customers. Distributors are also responsible for supplying after sales parts and service.

     Our senior management also sells directly to customers, in addition to seeking out projects for build own operate and build own transfer of ownership facilities. Such customers and projects might include large corporations with activities in many states or countries, or sovereign governments where the complexity of the bidding process on projects requires a large amount of resources, time and attention by Company management.

     We manufacture modular, skid-mounted systems that are easy to transport in standard tri-modal containers for shipment to any market in the world. All shipping and related costs are absorbed by the customer. An exception to this arrangement would be if we would be shipping systems for a wholly-owned build own operate project or build own transfer of ownership project.

     The Company requires down payments and progress payments to be scheduled (for direct sales and joint-development projects) so that cash flow in the manufacturing process will be positive. We will obtain project financing against guaranteed waste streams processing and/or disposal fees for projects to fund manufacturing, shipping, and installation costs before facility startup. We may also incorporate performance insurance for these projects to guarantee performance on the specific waste stream to be processed, as well as obtain necessary local permits to begin operations.

     Future sales revenues will be derived from a combination of the purchase price of a system supplemented by ongoing usage fees. The usage fees will vary depending on the amount of use, subject to minimum monthly usage fees embodied in the sales agreement. Depending on a customer's application, usage fees may range between two and five cents per pound, and will be compiled by electrically metered watt-hour consumption.

     For the fiscal years ended October 31, 2001, 2002 and 2003, and for the nine months ended July 31, 2004, 95% of our revenue was from the sale and demonstration of our only product, the Plasma Converter(TM). Sales to our international customers accounted for approximately 100%, 100%, 0% and 100% of total revenues in our fiscal years ended October 31, 2001, 2002, 2003 and the nine months ended July 31, 2004, respectively. Sales to our domestic customers accounted for approximately 0.0%, 0.0%, 100.0% and 0.0% of total revenues in fiscal years ended October 31, 2001, 2002, 2003 and the nine months ended July 31, 2004, respectively. We believe that international sales will continue to account for a significant portion of our sales for the foreseeable future. Current sales are denominated in U.S. dollars and foreign exchange rate fluctuations have not had an impact on our results of operations. All of the revenues reported are from contracts to purchase our Plasma Converters(TM), consulting and demonstration fees and distributorship revenues.

Our Company

     We were incorporated in the State of Colorado on May 1, 1991, as Kapalua Acquisitions, Inc. On November 17, 1995, we acquired all of the capital stock of Startech Corporation, a private Connecticut corporation founded in 1994. In January 1996, we changed our name to Startech Environmental Corporation.

     Our principal office is located at 15 Old Danbury Road, Suite 203, Wilton, Connecticut 06897-2525. Our telephone number is (203) 762-2499, and our website is located at http//:www.startech.net. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider it to be a part of this document.

                                  THE OFFERING

     The shares of common stock and warrants registered hereunder were issued and sold by the Company in private placement transactions that took place in March 2002, January 2003, July 2003, October 2003, December 2003 and February 2004. All of these securities were acquired by the holders in a private placement in which the Company granted registration rights with respect to the common stock purchased, all the warrants issued to the purchasers of the common stock, and all of the shares issuable upon exercise of the warrants.

     This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the Securities and Exchange Commission, to satisfy our obligations to the purchasers of the aforementioned securities. Accordingly, this prospectus covers:

     o the resale by the selling stockholders of an aggregate of up to 6,799,703 shares of common stock issued in the private placements;

     o the resale by the selling stockholders of up to 2,553,297 shares our common stock issuable upon exercise of the warrants issued in the private placements; and

     o the resale of up to 2,067,443 warrants to purchase shares of common stock issued in the private placements.

     Investing in our securities involves risks. You should carefully consider the information under "Risk Factors" beginning on page 8 of this prospectus and the other information included in this prospectus before investing in our securities.

                             SUMMARY FINANCIAL DATA

     The following summary financial data should be read in connection with, and are qualified by reference to, our consolidated financial statements and their related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the fiscal years ended October 31, 2001, 2002 and 2003, and the balance sheet data at October 31, 2001, 2002 and 2003, are derived from the audited consolidated financial statements included elsewhere in this prospectus, which have been audited by Kostin Ruffkess & Company LLC, our independent public accounting firm. The statement of operations data for the fiscal years ended October 31, 1999 and 2000 have been derived from audited consolidated financial statements not included in this prospectus. The statement of operations data for the nine month periods ended July 31, 2004 and 2003 and the balance sheet data at July 31, 2004 are derived from, and incorporated by reference to, our unaudited consolidated interim financial statements included in this prospectus.

                                                                                                Nine Months Ended
      Statement of Operations Data:                   Fiscal Year Ended October 31,                  July 31,
      -----------------------------            --------------------------------------------     ----------------
                                               1999      2000      2001      2002      2003      2003       2004
                                               ----      ----      ----      ----      ----      ----       ----
                                                (In thousands, except for per share data)          (unaudited)
Revenue...............................        $2,269    $1,069    $2,400      $136       $70       $70     $1,629
    Gross profit/(loss)...............           131       266       937      (330)       21       (44)     1,025
(Loss) from operations................        (1,346)   (2,731)   (2,438)   (4,038)   (3,077)   (2,402)    (1,784)
Net income (loss).....................        (1,289)   (2,430)   (2,299)   (3,915)   (3,422)   (2,456)    (1,769)

Net income (loss) per share...........          (.19)     (.63)     (.30)     (.40)     (.29)     (.22)      (.11)
Weighted average shares outstanding basic      6,875     7,431     8,359     9,746    11,641    11,095     16,711


                                                                                                   Nine Months
                                                                                                      Ended
                                                                                                ----------------
                                                       Year Ended October 31,                        July 31,
                                           ------------------------------------------------     ----------------
Balance Sheet Data:                         1999       2000      2001       2002      2003       2003      2004
------------------                          ----       ----      ----       ----      ----       ----      ----
                                                            (in thousands)                         (unaudited)
Cash and cash equivalents............      $5,496     $5,521    $2,207       $509    $2,601     $2,785    $2,949
Working capital .....................       5,665      4,664     2,096        369     1,446      1,898     2,533
Total assets.........................       6,374      7,078     4,663      3,138     4,885      5,109     5,230
Total stockholders' equity...........       6,015      5,881     3,922      2,394     3,388      3,839     4,456
Long-term obligations................           7         13        43         18         4          6         1




                                        7

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks and all of the other information set forth in this prospectus. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

We have limited operating history upon which to evaluate our potential for future success.

     We were formed in May 1991. To date, we have generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a larger number of our products. Accordingly, we only have a limited operating history upon which to base an evaluation of our business and prospects. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market, such as unforeseen capital requirements, failure of market acceptance, failure to establish business relationships and competitive disadvantages as against larger and more established companies. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed. We were considered a development stage company for accounting purposes until 1998 because we had not generated any material revenues to that date. Revenues from shipments and services began to be recognized in 1999.

We have incurred substantial operating losses and may not achieve or sustain profitability in the future.

     We have incurred substantial net losses in each year since we commenced operations. We must overcome significant manufacturing and marketing hurdles to sell large quantities of our products. As we strive to grow our business, we expect to spend significant funds for general corporate purposes, including working capital and marketing, and for research and development. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we are profitable in the future, we may not be able to sustain profitability.

     To date we have delivered and installed two Plasma Converters(TM), one for the demonstration phase of a U. S. Army program in 1999, and one for commercial use in Japan that was delivered in August 2001 and installed in April 2002. We had revenues of $136,471, $70,000, and $1,629,196 for each of the fiscal years ended October 31, 2002 and 2003 and the nine months ended July 31, 2004, respectively, and our net loss for each of these periods was $3,915,300, $3,421,714 and $1,769,434, respectively. We do not expect to generate any material revenues until after we successfully complete the manufacture and installation of a significant number of Plasma Converters(TM). We expect losses to increase as a result of increased expenses of approximately $250,000 over the next 6 months, as we expand our marketing efforts and demonstrate our results of operations and liquidity will be materially adversely affected and our technology to potential customers. If we are unable to increase revenues and continue to operate at a loss, our results of operations and liquidity will be materially adversely affected and the market price of our common stock will likely decline and decrease the value of your investment.

We have not yet sold the Plasma Converter(TM) on a large - scale commercial basis which may limit our sales and revenue.

     We have never utilized the Plasma Converter(TM) under the conditions and in the volumes that will be required to achieve profitability nor has the Plasma Converter(TM) been utilized on a large-scale commercial basis. While we have demonstrated the Plasma Converter(TM)'s ability to process and dissociate waste feedstocks and recover resources in pilot scale and industrial-sized Plasma Converters(TM), there is no guarantee that the same or similar results could be obtained on a large-scale continuing commercial basis or on any specific project. Our success will depend, in part, on our ability to design and build systems that handle many tons of material per day and operate continuously. Our data and research to date support the fact that we will achieve results in the larger systems similar to those we have had in the smaller system we have manufactured and our results of operations and liquidity will be materially adversely affected and extensively tested. If the larger systems do not operate as we expect, it will significantly limit our sales and revenue, our results of operation and liquidity will be materially, adversely affected and the market price of our common stock will likely decline in value.

We are dependent on third parties for manufacturing key components which may cause delays in manufacturing and increased costs to the Company.

     We currently have our own manufacturing facility where we assemble and test systems. We also rely upon third parties for the manufacture of key components. Delays and difficulties in the manufacturing of our products could substantially harm our product development efforts.

     There are limited sources of supply for some Plasma Converter(TM) components. Business disruptions, financial difficulties of the manufacturers or suppliers, or raw material shortages could increase the cost of goods sold or reduce the availability of these components. In our development to date, we have been able to obtain adequate supplies of these key components. If sales accelerate as expected, we will experience a rapid and substantial increase in our need for components. If we are unable to obtain a sufficient supply of required components, we could experience significant delays in manufacturing, which could result in the loss of orders and customers, and could affect our business, financial condition and results of operations. Although we plan to purchase inventories of these strategic components, we may still require alternative sources if we experience delays in obtaining them. If the cost of finished components increases, we may not be able to pass on price increases to our customers if we are to remain competitively priced. This would reduce profit, which in turn would reduce the value of your investment.

Our failure to achieve market acceptance of the Plasma Converter(TM) within our expanded business model would adversely affect our business.

     The failure to achieve market acceptance of the Plasma Converter(TM) within our expanded business model would affect our profitability, future revenues, the market price of our common stock, and the success of our business. Many prospective users of the Plasma Converter(TM) have committed substantial resources to other forms of material processing treatments or technologies. Our growth and future financial performance will depend on our ability to demonstrate to prospective customers the technical and economic advantages of the Plasma Converter(TM) over these alternatives. We may not be successful in this effort. Furthermore, it is possible that competing alternatives may actually have advantages over the Plasma Converter(TM) for certain industries or applications.

     We have expanded our business to include market penetration strategies in which we have no previous experience. These strategies include build own and operate facilities; build own and transfer of ownership facilities; and joint development projects. Although certain of our executives have individual experience in these areas we have not, as a company, developed projects of this type in the past.

We have been largely dependent on one customer for our revenues to date and failure to expand our customer base will make us vulnerable to substantial loss of revenues.

     For the nine months ended July 31, 2004, 95% of our revenues were derived from a contract with Mihama Corporation in Japan. If we cannot diversify our customer base, we will be vulnerable to a substantial decline in revenues if we do not continue to receive contracts from this customer. Such an event could cause a material and adverse effect on our business, operations and financial condition and the value of our common stock could decline.

Our failure to obtain additional financing, if needed, would adversely affect our business results.

     We believe our cash reserves, anticipated cash generated from operations and other existing sources of capital will be adequate to fund our operations for up to one year. However, we may require additional financing to fund ongoing operations if our sales and revenue growth are insufficient to meet our operating costs. Our inability to obtain necessary capital or financing will adversely affect our ability to fund operations and continue as a going concern. Financing for all of our activities to date has been provided by private sales of our securities. Additional financing may not be available when needed or may not be available on terms acceptable to us. If additional funds are raised by issuing equity securities, shareholders may incur dilution. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or otherwise limit the development, manufacture or sale of Plasma Converters (TM), which may affect our business, results of operations and financial condition and reduce the value of your investment.

We face numerous risks associated with our plans to market and distribute the Plasma Converter(TM) domestically.

     We are currently marketing the Plasma Converter(TM) principally in international markets, including both industrialized and developing countries, and expect a significant portion of our future revenues to come from foreign sales. If we are unable to expand our domestic marketing efforts beyond current levels our future expected profitability will be substantially reduced. Substantial risks still remain for us to market our product effectively in domestic markets. These risks include:

     o Political and economic instability. Many of our domestic initiatives involve local government support or funding. Sales to governments may have a long sales cycle. Any change in the political or economic climate during this sales cycle may prevent us from making an anticipated sale.

     o Difficulties in collecting accounts receivable. We are a small company with limited cash resources. It may be difficult for us to recover monies owed from a domestic customer if we are forced to take legal action.

     o Protection of intellectual property. The domestic and foreign laws governing intellectual property may afford little or no effective protection of our intellectual property. Even if protected, litigation may result in substantial costs or a diversion of resources.

     Any of these risks will reduce expected revenues and may prevent us from achieving or sustaining profitability. An inability to increase revenues or become profitable may reduce the market price of our common stock and the value of your investment.

We may acquire other companies, product lines or technology and our failure to integrate any of them may have an adverse effect on our business.

     As part of our growth strategy, we may pursue acquisitions and investments that could provide complementary and competitive new technologies, products, or businesses. Future acquisitions or investments would involve the use of significant amounts of cash, which may cause us to incur a significant amount of debt. In addition, acquisitions involve numerous risks, including the diversion of management's attention from other business concerns and risks of entering markets in which we have limited or no prior experience.

     We currently have no commitments with respect to any acquisition or investment. If an acquisition or investment does occur and we cannot successfully integrate the business, product, technology, or personnel that we acquire, it would have a material adverse affect on our business, results of operations and financial condition. Any event that adversely affects our financial condition is likely to reduce the market price of our common stock.

We may be unable to find appropriate strategic alliances, which would adversely affect market penetration of the Plasma Converter(TM).

     Future strategic alliances may include cooperative agreements for the sharing of information, cooperative marketing agreements, or other business relationships such as equity investments or joint ventures. We may be unable to find appropriate strategic alliances in markets in which we have little or no experience, which could prevent us from bringing our products to these markets in a timely manner, if at all. This may lower the demand for and reduce market acceptance of the Plasma Converter(TM), reducing our revenues and profitability.

     We have made several strategic alliances for the purpose of commercializing the Plasma Converter(TM). These alliances are intended to facilitate our entry into the marketplace and accelerate the development and commercialization of our products; however, to date none of our alliances have resulted in any product sales.

     The terms our alliances may require us and our alliance partners to share revenues and expenses from joint activities, or for us to grant to our partners licenses to manufacture market and sell our products. While the leveraging of our resources through these alliances may have a favorable effect on our financial condition, the sharing of revenues may negatively affect our results of operations.

Contracts with federal and state governments subject us to possible contract terminations and audits.

     We participate in selective research and sales opportunities involving federal and state governments. Contracts with the United States government are subject to various risks, including the risk of termination at the convenience of the government. This type of contractual clause is included in all government contracts and allows the government to cancel a contract at any time during the performance of the contract without penalty. If cancelled for "convenience" the government must pay the costs of the contract up until that date and other reasonable costs related to its termination. Additionally, revenues from these potential relationships are subject to time-consuming audit procedures under various federal statutes.

There may be claims made against us for personal injury and business losses which may subject us to litigation and related costs.

     We anticipate that the Plasma Converter(TM) system will be utilized in a variety of industrial and other settings, and will be used to handle materials resulting from the generation of hazardous waste. The equipment will therefore be subject to risks of breakdowns and malfunctions, and it is possible that claims for personal injury and business losses arising out of these breakdowns and malfunctions will be made against us. Our insurance may be insufficient to provide coverage against all claims, or for claims made for amounts substantially in excess of applicable policy limits. Such an event could have a material adverse effect on our business, financial condition and results of operations.

Product liability claims could result in losses and could divert our management's time and resources.

     The manufacture and sale of our products create a risk of product liability claims. Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant liabilities and divert our management's time, attention and resources. We do have product liability insurance; however, there is no assurance that such insurance is adequate to cover all potential claims. The successful assertion of any such large claim against us could materially harm our liquidity and operating results.

Our failure to properly control the use of hazardous materials could result in substantial financial liabilities to us.

     We use, generate and discharge toxic, volatile or otherwise hazardous chemicals and wastes in our research, development and manufacturing activities. Therefore, we are subject to a variety of federal, state and local government regulations related to the storage, use and disposal of such materials. Failure to comply with present or future regulations could result in an imposition of fines on us, suspension of production or a cessation of operations. We are not aware of any environmental investigation, proceeding or action by federal or state agencies involving any of our facilities. However, under federal and state statutes and regulations, a government agency may seek recovery and response costs from both operators and owners of property where releases of hazardous substances were committed by previous occupants of the property or have occurred or are ongoing. If we fail to control the use of, or to restrict adequately the discharge of, hazardous substances, we could be subject to substantial financial liabilities. Our business, financial condition and operating results could suffer a material adverse effect if costs resulting from these liabilities are not covered by insurance or exceed our coverage.

Failure to comply with government regulations will severely limit our sales opportunities and future revenues.

     We and our customers may be required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls, including without limitation, the Resource Conservation and Recovery Act and the Occupational Safety and Health Act of 1970, which may require our prospective working partners or our customers to obtain permits or approvals to utilize the Plasma Converter(TM) and related equipment on job sites. In as much as we intend to market the Plasma Converter(TM) internationally, we will be required to comply with laws and regulations and, when applicable, obtain permits in those other countries. We cannot be certain that required permits and approvals will be obtained or that new environmental regulations will not be enacted or that if they are, we and our customers can meet stricter standards of operation or obtain additional operating permits or approvals. Failure to obtain operating permits, or otherwise to comply with federal and state regulatory requirements, could affect our ability to market and sell the Plasma Converter(TM) and could substantially reduce the market price of our common stock.

Failure to protect our intellectual property could adversely affect our brand and business.

     The success and competitiveness of our product depends in part upon our ability to protect our current and future technology, manufacturing processes, and brand name through a combination of patent, trademark, trade secret and unfair competition laws, and our failure to do so could seriously harm our business, financial condition and results of operations.

     Patent applications in the United States are maintained in secrecy until patents are issued, and the publication of discoveries in the scientific literature tends to lag behind actual discoveries. Therefore, we cannot guarantee that we will be the first creator of future inventions for which we seek patents or the first to file patent applications for any of our inventions.

     Patent applications filed in foreign countries are subject to laws, rules and procedures which differ from those of the United States. We cannot be certain that:

     o    patents will be issued from future applications;

     o any future patents will be sufficient in scope or strength to provide meaningful; protection or any commercial advantage to us;

     o foreign intellectual property laws will protect our intellectual property; or

     o others will not independently develop similar products, duplicate our products or design around any patents which may be issued to us.

     We enter into confidentiality and non-disclosure of intellectual property agreements with our employees, consultants and many of our vendors, and generally control access to and distribution of our proprietary information. Notwithstanding these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar information independently.

     Policing unauthorized use of intellectual property is difficult. The laws of other countries may afford little or no effective protection of our technology. We cannot assure you that the steps taken by us will prevent misappropriation of our technology, which may cause us to lose customers and revenue opportunities. In addition, pursuing persons who might misappropriate our intellectual property could be costly and divert the attention of management from the operation of our business.

Our failure to keep pace with our competitors and technological changes may result in the loss of customers and revenue opportunities.

     Other manufacturers of systems used to process and dispose of materials and wastes in both the private and public sectors include several large domestic and international companies and numerous small companies, many of whom have substantially greater financial and other resources and more manufacturing, marketing and sales experience than we do. As other technologies evolve, the Plasma Converter(TM) may be rendered obsolete. To the extent that our competitors are able to offer more cost-effective technological alternatives, our ability to compete and sell the Plasma Converter(TM) could be materially and adversely affected and could cause a decline in the market price of our common stock.

We are dependent on key personnel and our business would be disrupted if we are unable to retain and expand our management team

     Due to the nature of our business, we are highly dependent on the continued service of, and on the ability to attract and retain, qualified engineering, technical, manufacturing, sales, marketing and senior management personnel. The loss of any key employees or principal members of management could have a material adverse effect on our business and operating results. Further, if we are unable to hire additional qualified personnel as needed, we may not be able to adequately manage and implement plans for our expansion and growth. Joseph F. Longo, our Chairman, Chief Executive Officer and President, has an employment agreement with us; however, any other officer or employee of the Company may terminate his or her relationship with us at any time. Our employment agreement with Mr. Longo and our employment arrangements with other executive officers and significant employees impose customary confidentiality and non-compete obligations and provide for the assignment to us of all rights to any technology developed by such person during the time of his or her employment.

Due to the lengthy sales cycles of our products and services, the timing of our sales is difficult to predict and may cause us to miss our revenue expectations.

     Our products and services are typically intended for use in applications that may be critical to a customer's business. In certain instances, the purchase of our products and services involves a significant commitment of resources by prospective customers. As a result, our sales process is often subject to delays associated with lengthy approval processes. For these and other reasons, the sales cycle associated with the selling of our products and services typically ranges between six and eighteen months and is subject to a number of significant delays over which we have little or no control. While our customers are evaluating whether our products and services suit their needs, we may incur substantial sales and marketing expenses and expend significant management effort. We may not realize forecasted revenues from a specific customer in the quarter in which we expend these significant resources, or at all, because of the lengthy sales cycle for our products and services.

Our common stock has been delisted from the Nasdaq Stock Market.

     As of July 17, 2003, our common stock was delisted from the Nasdaq SmallCap Market and began trading on the NASD Over-the-Counter Bulletin Board. Since our shares are not listed for trading on the Nasdaq SmallCap Market or other national securities exchange, the trading our shares is more difficult for investors, potentially leading to further declines in the price of our common stock. It may also make it more difficult for us to raise additional capital. Further, we may also incur additional costs under state blue-sky laws in connection with any sales of our securities.

     As a result of our trading on the NASD Over-the-Counter Bulletin Board, investors may find it more difficult to dispose of or obtain accurate quotations as to the market value of the securities. In addition, we are subject to a Rule promulgated by the Securities and Exchange Commission that, if we fail to meet criteria set forth in such Rule, various practice requirements are imposed on broker-dealers who sell securities governed by the Rule to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. Consequently, the Rule may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.

Terrorist attacks and other attacks or acts of war may adversely affect the markets on which our common stock trades our financial condition and our results of operations.

     On September 11, 2001, the United States was the target of terrorist attacks of unprecedented scope. In March 2003, the United States and allied nations commenced a war in Iraq. These attacks and the war in Iraq have caused global instability in the financial markets. There could be further acts of terrorism in the United States or elsewhere that could have a similar impact. Armed hostilities or further acts of terrorism could cause further instability in financial markets and could directly impact our financial condition, our results of operations and the price of our common stock.

Risks Related to This Offering

Certain current shareholders own a large portion of our voting stock which could influence decisions that may adversely affect new investors.

     Our officers, directors, and affiliates beneficially own or control approximately 58.0% of our outstanding common stock. Joseph F. Longo, an officer and director, owns approximately 9.7% of our outstanding common stock, Northshore Asset Management, LLC, an affiliate, beneficially owns approximately 20.3%, and Paradigm Group L.P., an affiliate, beneficially owns approximately 10.4% of our outstanding common stock. These shareholders may be able to influence matters requiring shareholder approval and thereby, our management and business.

     This concentration of ownership could delay or prevent another person or persons from acquiring control or causing a change in control, even if such change would increase the price of our common stock or the value of the Company. Preventing a change in control in favorable circumstances may affect your ability to sell your securities at a higher price.

You will experience immediate and substantial dilution, a disparity in your stock purchase price, and may experience further dilution.

     The prices of the securities in this offering will be substantially higher than the net tangible book value per share of the common stock immediately after this offering. Therefore, if you exercise your warrants you will incur immediate and substantial dilution of $3.33 per share in net tangible book value per share of common stock from the price you paid or for the warrants exercised at an average price of $4.03 per share.

Our future operating results are likely to fluctuate which may cause volatility in our stock price.

     Our quarterly and annual operating revenues, expenses, and operating results may fluctuate. They have varied widely in the past, and we expect they will continue to fluctuate in the future. Fluctuations in quarterly and annual results will also adversely impact management's ability to accurately project the available revenue necessary for growing our business through internal funding. Because we have a limited operating history and our future operating results may be below the expectations of securities analysts and investors, the market price of our common stock may decline.

There has been no prior public market for our warrants and a market may not develop or be liquid.

     There is no public market for our warrants, and there is little likelihood that an active trading market will develop. The primary purposes of this offering are to comply with registration rights and other contractual obligations incurred by us in connection with the sale of common stock and warrants in recent private placement transactions, as well as to encourage the exercise of warrants by being able to issue shares of common stock which will be freely tradable.

Our stock price fluctuates. You could lose all or part of the value of your shares of our common stock.

     The market price of our common stock has fluctuated and may continue to fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

     o sales of our common stock by shareholders because our business profile does not fit their investment objectives;

     o    actual or anticipated fluctuations in our operating results;

     o the operating and stock price performance of other comparable companies;

     o    developments and publicity regarding our industry; and

     o    general economic conditions.

     In addition, the stock market in general has experienced volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual performance, and could enhance the effect of any fluctuations that do relate to our operating results.

Future sales of a significant number of shares of our common stock may have an adverse effect on our stock price.

     There are currently available a large number of shares of common stock that are eligible for sale. The market price of our common stock could drop as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that such sales could occur. These factors could also make it more difficult for us to raise funds through future offerings of our common stock. All of the shares sold by the selling securityholders in this offering will be freely transferable without restriction or further registration under the Securities Act, except for shares acquired by our "affiliates" as defined in Rule 144 of the Securities Act. The number of shares which may be sold in this offering that are freely transferable is 692,328, and the number of shares that may be sold by affiliates pursuant to Rule 144 is approximately 6,132,932.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain statements contained in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different than any expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology.

     We often use these types of statements when discussing:

     o    our business plans and strategies;

     o    the expansion of our manufacturing capabilities;

     o    our anticipation of profitability or cash flow from operations;

     o our anticipation of sources of funds to fund our operations in the future;

     o    the development of our business; and

     o other statements contained in this prospectus regarding matters that are not historical facts.

     These forward-looking statements are only predictions and estimates regarding future events and circumstances and speak only as of the date hereof. Actual results could differ materially from those anticipated as a result of factors described in "Risk Factors" or as a result of other factors. We may not achieve the future results reflected in these statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

     Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of securities by the selling securityholders hereto. We may receive cash proceeds to the extent any of the warrants are exercised. If the warrants are exercised in full for cash, we will receive proceeds in the amount of approximately $8,244,763.

                           PRICE RANGE OF COMMON STOCK

     Our common stock has traded on the NASD Over-The-Counter Bulletin Board under the symbol "STHK.OB" since July 2003. From November 2000 though July 2003, our common stock was trading on the Nasdaq SmallCap Market. The last reported sale price for our common stock on December 9, 2004 was $4.03.

     The table below sets forth the high and low sale prices for our common stock during the periods indicated:

                                                Price Range of Common Stock
                                                ---------------------------
                                                   High             Low
                                                   ----             ---
     Fiscal year ended October 31, 2002
     First Quarter                                 $3.67           $1.95
     Second Quarter                                 3.63            2.47
     Third Quarter                                  3.38            1.40
     Fourth Quarter                                 2.05            1.20

     Fiscal Year ended October 31, 2003
     First Quarter                                 $1.28           $0.84
     Second Quarter                                 1.55            1.03
     Third Quarter                                  1.30            0.77
     Fourth Quarter                                 1.45            1.00

     Fiscal Year ending October 31, 2004
     First Quarter                                 $4.55            1.15
     Second Quarter                                 4.85            3.35
     Third Quarter                                  4.88            2.85
     Fourth Quarter                                 4.55            3.30


                                 DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock. We anticipate that any future earnings will be retained to finance our operations and for the growth and development of our business. Accordingly, we do not anticipate paying cash dividends on our shares of common stock for the foreseeable future. Additionally, our Articles of Incorporation provides that no dividends may be paid on any shares of common stock unless and until all accumulated and unpaid dividends on our shares of preferred stock have been declared and paid in full. The payment of any future dividends will be at the discretion of our board of directors and will depend on our results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal restrictions on the payment of dividends and other factors our board of directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of July 31, 2004. Our capitalization is presented:

     o    on an actual basis; and

     o    as adjusted to reflect the exercise of all 1,940,520 warrants.

                                                                            July 31, 2004
                                                                       Actual       As Adjusted
                                                                    ------------    ------------
     Long-term debt                                                 $        595    $        595
     Short-term debt                                                       6,081           6,081
                                                                    ------------    ------------
                                                                           6,676           6,676
                                                                    ============    ============
     Shareholders' equity
     Common stock;  800,000,000 (no par value) shares authorized;
         17,540,698 shares issued and outstanding at 07/31/04         22,399,518      30,219,831
     Additional paid-in capital                                        1,742,745       1,742,745
     Accumulated deficit                                             (19,686,474)    (19,686,474)
                                                                    ------------    ------------
     Total shareholders' equity                                     $  4,455,789    $ 12,276,102
                                                                    ------------    ------------
     Total capitalization                                           $  4,449,113    $ 12,269,426
                                                                    ============    ============

     The number of shares of common stock reflected as issued in the table above, both on an actual basis and on an adjusted basis does not reflect the following:

     o 1,207,500 shares of common stock issuable upon the exercise of options issued at a weighted average exercise price of $6.03 per share under our 1995 Stock Option Plan;

     o 507,000 shares of common stock issuable upon the exercise of options issued at a weighted average exercise price of $3.55 per share under our 2000 Stock Option Plan;

     o Warrants to purchase 927,969 shares of our common stock at $3.34 per share.

                                    DILUTION

     If you exercise your warrants, you will incur immediate and substantial dilution of $3.33 per share in net tangible book value per share of common stock from the price you paid. Net tangible book value per share is determined by dividing the total number of shares outstanding of common stock into the difference between total tangible assets less total liabilities. This dilution will reduce the value of your investment.

     At July 31, 2004, our net tangible book value was $4,455,789, or $0.25 per share on an actual basis. After giving effect to the exercise of all of the 1,940,520 warrants at an average price of $4.03 per share, and after deducting offering expenses, as if this offering had been completed as of July 31, 2004, our pro forma net tangible book value on July 31, 2004 would be approximately $12,276,102, or $0.70 per share.

     This represents an immediate increase in the net tangible book value of approximately $0.45 per share to our existing shareholders, and an immediate and substantial dilution of $3.33 per share to new investors. The following table illustrates this per-share dilution:

     Weighted Average price of common stock warrants.................$4.03
              Net tangible book value as of July 31, 2004............$0.25
              Increase attributable to new investors.................$0.45
     Pro forma net tangible book value after this offering...........$0.70

     Dilution to new investors.......................................$3.33

     The following table summarizes, as of July 31, 2004 on a pro forma basis described below, the number of shares of common stock purchased in this offering, the aggregate cash consideration paid and the average price per share paid by officers, directors, promoters and affiliated persons ("existing shareholders") for common stock acquired since 1995 and by new investors purchasing shares of common stock in this offering:

                           Shares Purchased     Total Consideration     Average
                         --------------------  ----------------------  Price per
                           Number    Percent     Amount      Percent     Share
                           ------    -------     ------      -------     -----

Existing shareholders    17,540,698    72.0%   $22,399,518     76.0%     $1.28
New investors             6,825,260    28.0%    $7,033,690     24.0%     $1.03
                         ----------   -----    -----------    -----
Total                    24,365,958   100.0%   $29,433,208    100.0%
                         ==========   =====    ===========    =====


     The discussion and tables above give effect to the exercise of the 1,940,520 warrants at an average exercise price of $4.03 per share. As of July 31, 2004, options to purchase an aggregate of 1,709,500 shares were issued at a weighted average exercise price of $4.94 per share. They have not been included in the above tables and discussion. In addition, 521,089 shares are available for future option grants under our stock option plans. To the extent any of these options are exercised and any additional options are granted and exercised, there will be further dilution to new investors.

                             SELECTED FINANCIAL DATA

     The following selected financial information should be read in connection with our consolidated financial statements and their related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Financial Statements and Supplementary Data" which are incorporated herein by reference. The statement of operations data for the fiscal years ended October 31, 2001, 2002, and 2003, and the balance sheet data as of October 31, 2001, 2002, and 2003 have been derived from audited consolidated financial statements included in this prospectus. The statement of operations data for the fiscal years ended October 31, 1999, and 2000 and the balance sheet data as of October 31, 1999 and 2000 have been derived from audited consolidated financial statements, some of which are not included in this prospectus. The statement of operations data for the nine months ended July 31, 2003 and 2004 and the balance sheet data at July 31, 2003 and 2004 are derived from, and incorporated by reference to, our unaudited consolidated interim financial statements included in this prospectus.

                                                                                                         Nine Months
                                                                                                            Ended
                                                         Year Ended October 31,                            July 31,
                                        --------------------------------------------------------    --------------------
Statement of operation data:              1999        2000        2001        2002        2003        2003        2004
----------------------------            --------    --------    --------    --------    --------    --------    --------
                                                             (in thousands)                             (unaudited)
Revenues ............................   $  2,269    $  1,069    $  2,400    $    136    $     70    $     70    $  1,629
Cost of revenues ....................      2,138         802       1,463         466          49         114         605
                                        --------    --------    --------    --------    --------    --------    --------
Gross profit/(loss) .................        131         266         937        (330)         21         (44)      1,024
Operating expenses:
General and administrative expenses .      1,156       2,068       2,371       2,636       1,999       1,605       1,893
Research and development expenses ...          0          75         151         161         310         223         242
Selling expenses ....................        321         855         853         911         789         574         674
                                        --------    --------    --------    --------    --------    --------    --------
Total operating expenses ............      1,477       2,998       3,375       3,708       3,098       2,402       2,809
                                        --------    --------    --------    --------    --------    --------    --------
Loss from operations ................     (1,346)     (2,731)     (2,438)     (4,038)     (3,077)     (2,446)     (1,785)
Other expense (income):
Interest expense ....................         33           5          15          13           7           6           2
Other expense (income) ..............       (101)       (324)       (182)       (149)        338          (2)        (23)
                                        --------    --------    --------    --------    --------    --------    --------

Loss before income taxes ............     (1,278)     (2,412)     (2,271)     (3,902)     (3,422)     (2,450)     (1,763)
Income tax expense ..................         11          18          28          13           0           6           6
                                        --------    --------    --------    --------    --------    --------    --------
Net income (loss) ...................   $ (1,289)   $ (2,430)   $ (2,299)   $ (3,915)   $ (3,422)   $ (2,456)   $ (1,769)
                                        ========    ========    ========    ========    ========    ========    ========
Net income (loss) per share -basic ..      (0.19)      (0.63)      (0.30)      (0.40)      (0.29)      (0.22)       (.11)
                                        ========    ========    ========    ========    ========    ========    ========
Weighted-average shares outstanding -
basic ...............................      6,876       7,431       8,359       9,746      11,641      11,095      16,711


                                                                            Nine Months
                                                                              Ended
                                      Year Ended October 31,                 July 31,
                             ------------------------------------------   ---------------
Balance Sheet Data:           1999     2000     2001     2002     2003     2003     2004
-------------------           ----     ----     ----     ----     ----     ----     ----
                                           (in thousands)                   (unaudited)
Cash and cash equivalents    $5,496   $5,521   $2,207   $  509   $2,601   $2,785   $2,949
Working capital               5,665    4,664    2,096      369    1,446    1,898    2,533
Total assets                  6,374    7,078    4,663    3,138    4,885    5,109    5,230
Total shareholders' equity    6,015    5,881    3,922    2,394    3,388    3,839    4,456
Long-term obligations             7       13       43       18        4        6        1



                                       20

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and the related notes appearing at the end of this prospectus. Our discussion contains forward-looking statements based upon our current expectations that involve risks, and our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus.

Recent Developments

     For the nine months ended July 31, 2004, approximately 95% of our revenue was generated by sales to one customer located in Japan. We believe that international sales will continue to account for a significant portion of our sales for the foreseeable future. Current sales are denominated in U.S. dollars and foreign exchange rate fluctuations have not had an impact on our results of operations. All of the revenues reported are from contracts to purchase our Plasma Converters(TM), consulting and demonstration fees and packing and shipping fees.

Critical Accounting Policies

     Use of Estimates in the Preparation of Financial Statements. The Company's discussion and analysis of its financial condition and results of operations are based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenues and expenses during the reporting periods. On an ongoing basis, management evaluates its estimates and judgments, including those related to revenue recognition, accounts receivable reserves, marketable securities, valuation of long-lived and intangible assets accounting for joint ventures and software development. Management bases its estimates on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     The following accounting policies are deemed critical to the understanding of the consolidated financial statements included under Item 8 -- Financial Statements and Supplementary Data.

     Inventories. Inventories, which are stated at the lower of cost or net realizable value, consist of inventory held for resale to customers. Cost is determined on the first-in, first-out basis and includes freight and other incidental costs incurred. Judgment is involved in evaluating backlog and in assessing the recoverability of inventory held at the balance sheet date. The Company provides inventory allowances based on the determination of excess and obsolete inventories as determined through the evaluation of future sales and changes in technology.

     Research and Development Costs. Research and development costs are expensed as incurred.

     Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. The Company reviews the valuation of long-lived assets, including property and equipment and capitalized equipment, under the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and SFAS No. 86. At this time we do not have any impairment of Long-Lived Assets. We are required to assess the recoverability of long-lived assets and capitalized equipment costs whenever events and circumstances indicate that the carrying value may not be recoverable. Factors we consider important that could trigger an impairment review include the following:

     o significant underperformance relative to expected historical or projected future operating results;

     o significant changes in the manner of our use of the acquired assets or the strategy of our overall business;

     o    significant negative industry or economic trends; and

     o    significant decline in our stock price for a sustained period.

     In accordance with SFAS No. 144, when we determine that the carrying value of applicable long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we evaluate whether the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of that asset. If such a circumstance exists, we would measure an impairment loss to the extent the carrying amount of the particular long-lived asset or group of assets exceeds its fair value. We would determine the fair value based on a projected discounted cash flow method using a discount rate determined by management to be commensurate with the risks inherent in our current business model. In accordance with SFAS No. 86, when we determine that the carrying value of certain other types of long-lived assets may not be recoverable, we evaluate whether the unamortized cost exceeds the expected future net realizable value of the products. If the unamortized costs exceed the expected future net realizable value of the products, the excess amount is written off.

Results of Operations

Comparison of Three Months ended July 31, 2004 and 2003
-------------------------------------------------------

     Revenues. Total revenues were $68,576 for the three months ended July 31, 2004, as compared to $70,000 for the same period in 2003, a decrease of $1,424. For the three month ending July 31, 2004, a portion of the distributorship agreement was allowed to be recognized as revenue. This distributorship agreement for Australia and New Zealand was signed with Plasteck Solutions Limited, located in Australia. The revenue for the three months ending July 31, 2003 was related to spare parts that were shipped to Mihama, located in Japan.

     Gross Profit. Gross profit was $37,326 for the three months ended July 31, 2004, compared to a gross profit of $38,470 in the same period in 2003, or a decrease of $1,144 from the same period in 2003, or 2.9%. Gross margins were directly impacted due to the signing of the distributorship agreement with Plasteck Solutions Limited.

     Selling Expenses. Selling expenses for the three months ended July 31, 2004 were $234,070, an increase of $62,279, or 36.3%, for the same period in 2003. Selling expenses increased as a result of the hiring of additional personnel, higher outside sales consultant expenses and increased customer activities.

     Research and Development Expenses. Research and development expenses for the three months ended July 31, 2004 were $82,372, an increase $4,239, or 5.4%, for the same period in 2003. This increase was related to preparing for our test programs related to the Department of Energy and other strategic projects.

     General and Administrative Expenses. General and administrative expenses for the three months ended July 31, 2004 were $736,062, compared to $675,469 for the same period in 2003, an increase of $60,593, or 8.9%, from the same period in 2003. This increase was related to higher outside legal expenses, increased office expenses, and expenses related to public relations activities.

     Interest Income. Interest income for the three months ended July 31, 2004 was $8,077, compared to $929 in the same period in 2003, an increase of 769%. The increase is due to higher average cash balances, offset by lower interest rates earned on our investments as a result of the Federal Reserve's lowering of short-term interest rates.

     Income Taxes. During the three months ended July 31, 2004, corporate income taxes were $3,633 as compared to $(259) in the same period 2003. We have minimal tax obligations due to the fact that we have not yet been profitable. These taxes represent the state tax on capital.

Comparison of Nine Months Ended July 31, 2004 and 2003
------------------------------------------------------

     Revenues. Total revenues were $1,629,196 for the nine months ended July 31, 2004, as compared to $70,000 for the same period in 2003, an increase of $1,599,196. The increase is related to the distributorship agreement signed with Plasteck Solutions Limited, the delivery of the component equipment for the Mihama project in Japan, as well as spare parts ordered during the project.

     Gross Profit. Gross profit was $1,024,690 for the nine months ended July 31, 2004, or 62.8% gross margins, compared to a gross loss of $43,537 in the same period in 2003, or an increase of $1,068,227 from the same period in 2003. Margins were positively impacted as a result of the shipment of the goods to Mihama and the distributorship agreements with Plasteck Solutions Limited and Mihama.

     Selling Expenses. Selling expenses for the nine months ended July 31, 2004 were $673,703, an increase of $99,275, or 17.3%, for the same period in 2003. Selling expenses increased as a result of higher marketing and consulting expenses.

     Research and Development Expenses. Research and development expenses for the nine months ended July 31, 2004 were $241,838, an increase $18,559, or 8.3%, from the same period in 2003. This increase was related to preparing for our test programs related to the Department of Energy and other strategic projects.

     General and Administrative Expenses. General and administrative expenses for the nine months ended July 31, 2004 were $1,893,285, compared to $1,604,347 for the same period in 2003, a increase of $288,938 or 18.0%, from the same period in 2003. These increases in expenses were directly attributable to outside legal expenses, public relations fees, board of director expenses, office expenses, and director and officers insurance premiums.

     Interest Income. Interest income for the nine months ended July 31, 2004 was $22,599, compared to $2,603 in the same period in 2003, an increase of 768%. The increase is due to higher average cash balances, offset by lower interest rates earned on our investments as a result of the Federal Reserve's lowering of short-term interest rates.

     Income Taxes. During the nine months ended July 31, 2004, corporate income taxes were $6,411, as compared to $6,171 in the same period 2003. We have minimal tax obligations due to the fact that we have not yet been profitable. These taxes represent the state tax on capital.

Comparison of Fiscal Years Ended October 31, 2003 and 2002
----------------------------------------------------------

     Revenues. Our total revenues were $ 70,000 for the year ended October 31, 2003, compared to $136,471 for the same period in 2002, a decrease of $66,471, or 48.7%. There were no Plasma Converter(TM) systems shipped in fiscal year 2003 and revenues were limited to testing for Concurrent Technologies Corporation.

     Gross profit. Our gross profit was $21,324 for the fiscal year ended October 31, 2003, compared to a gross loss of $330,348 for the same period in 2002, an increase of $351,672, or 106.5%. The gross margin increase for fiscal year 2003 was a result of the completion of the CTC demonstration program. The gross margin decrease for fiscal year 2002 was due to unexpected costs related to modifications of the Plasma ConverterTM and higher customer installation costs related to the Eico system located in Japan.

     General and administrative expenses. Our general and administrative expenses for the fiscal year ended October 31, 2003 were $1,998,893, compared to $2,636,550 for the same period in 2002, a decrease of $637,657, or 24.2%. This decrease resulted from the reduction in staff and related salaries, taxes, and employee benefits. Reductions also occurred in the areas of office expenses, legal expenses and supplies.

     Research and development expenses. Our research and development expenses for the fiscal year ended October 31, 2003 were $310,219, an increase of $149,434, or 92.9%, from the same period in 2002. These expenditures were as a result of costs incurred for the continued research, development and design of StarCell(TM). In addition, costs were incurred from further development of utilization efficiencies plasma medium gases in our operations, as well as continued improvements to our gas polisher components.

     Selling expenses. Our selling expenses for the fiscal year ended October 31, 2003 were $789,133, a decrease of $121,609, or 13.4%, for the similar period in 2002. The decreased costs related to selling expenses were as a result of lower consulting expenses and printing expenses.

     Interest income. Our interest income for the year ended October 31, 2003 was $9,220, compared to $26,569 for the similar period in 2002, a decrease of $17,349, or 65.3%. The decrease was due to lower cash balances and lower interest rates earned on our investments resulting from the Federal Reserve lowering short-term interest rates.

     Income taxes. Income taxes for the fiscal year ended October 31, 2003 resulted in a credit balance of $143, as compared to $13,548 in income taxes in the similar period in 2002. The tax credit balance was a result of refunds received during fiscal year 2003. We have minimal tax obligations due to the fact that we have not had profitability to this point. We have loss carry-forwards of approximately $15.5 million to offset against future profits.

     One-time management restructuring charges amounted to $346,052 for the fiscal year ended October 31, 2003 versus $0 for the fiscal year ended October 31, 2002. This one-time charge is for expenses related to severance, legal, and various other expenses as a result of restructuring charges.

Comparison of Fiscal Years Ended October 31, 2002 and 2001
----------------------------------------------------------

     Revenues. Our total revenues were $136,471 for the fiscal year ended October 31, 2002, compared to $2,400,000 for the same period in 2001, a decrease of $2,263,529, or 94.3%. As no Plasma Converter(TM) systems were shipped in fiscal year 2002, revenues were limited to additional components for the Eico system located in Japan.

     Gross profit. Our gross loss was $330,348 for the fiscal year ended October 31, 2002, compared to a gross profit of $937,404 for the same period in 2001, a decrease of $1,267,752, or 135.2%. The margin decreased as a result of unanticipated costs related to modifications of the Plasma ConverterTM and higher customer installation costs related to the Eico system located in Japan.

     General and administrative expenses. Our general and administrative expenses for the fiscal year ended October 31, 2002 were $2,636,550, an increase of $265,668, or 11.2%, from the same period in 2001. This increase resulted from higher salary and related expenditures due to the hiring of additional personnel, depreciation expenses, facility rental expenses, and increased insurance premiums.

     Research and development expenses. Our research and development expenses for the fiscal year ended October 31, 2002 were $160,785, an increase of $9,618, or 6.4%, from the same period in 2001. The increase is related to costs associated with the installation of the Eico project. Costs were also incurred for the continued research, development and design of StarCell(TM).

     Selling expenses. Our selling expenses for the fiscal year ended October 31, 2002 were $910,742, an increase of $57,628, or 6.8%, for the similar period in 2001. The increased costs related to selling expenses comprised of a new customer orientation video, Plasma Converter(TM) system scale models, attendance and showcasing at several tradeshows, as well as the creation of new marketing materials.

     Interest income. Our interest income for the fiscal year ended October 31, 2002 was $26,569, compared to $182,193 in the similar period in 2001, a decrease of 85.4%. The decrease is due to lower cash balances and lower interest rates earned on our investments resulting from the Federal Reserve lowering short-term interest rates.

     Income taxes. Income taxes for the fiscal year ended October 31, 2002 were $13,548, compared to $27,788 in the similar period in 2001. We have minimal tax obligations due to the fact that we have not had profitability to this point. We have loss carry-forwards of $11.7 million to offset against future profits.

Projects Update

The Mihama Plasma Converter(TM) in Japan

     The system, now owned by Mihama, has been disassembled and moved to Mihama's new facility near Kobe, Japan where it will be used to safely and irreversibly destroy PCBs (polychlorinated byphenyls) commercially. Currently Mihama is constructing a facility to house and operate the Plasma Converter(TM). As the Company's distributor in Japan, Mihama will also use the system to support its Startech sales and marketing operations and be able to demonstrate a Plasma Converter System in a commercial operation to its customers.

$34 Million Contract in Italy

     On February 17, 2004, the Company announced that it had signed a $34,300,000 contract for the delivery and startup of two 50 ton-per-day Plasma Converter Systems with FP Immobiliare srl to process electronic waste (e-waste) and specialty waste in a new FP Immobiliare facility in Frosinone, a city about 50 miles from Rome.

     The customer will be employing lease financing for this program. FB Immobiliare has been in discussions with leasing companies on securing the financing for the project. These activities have taken longer than expected, however FB Immobiliare remains confident that the funding will be completed. Upon the successful completion of the lease-financing arrangements between the customer and the leasing company, Startech will receive the first of its scheduled payments and manufacturing will then commence immediately. The 50 TPD systems will be built in the Company's 30,000 square foot Broad Street manufacturing facility in Bristol, Connecticut with the shipment of the first system scheduled for 11 months after commencement of manufacturing.

Poland

     Financing of the projects continues to be the immediate focus and is well underway. All projects are being considered under the leasing program previously announced.

Rhode Island

     The organization has been formed to manage the 50 TPD Plasma Converter System destined for this prime location. Significant state and local cooperation has been assured and the formal processing of permits are underway.

Vitech

     Site selection has been underway during the past few months and has been narrowed down to specific locations in New Jersey and North Carolina, as well as, South Carolina. Financing has been assured and the project will proceed upon final site documentation and state approval.

South Africa

     All site approvals have been received and the contract negotiations are proceeding to establish all project responsibilities. Final phase financing is expected to close shortly and this project will place two 25 TPD Plasma Converter Systems in place within 12 months of the closing. The facility selected has the ability for significant growth potential. The financial institutions involved have provided assurance for closure upon receipt of all project documentation and contracts.

DOE Contract

     Test preparations and equipment acquisition has been initiated. Testing is scheduled during the last quarter of the calendar year.

New Polish Contracts

     Two $140 million dollar contracts have been signed with Eco Group of America, Inc. of Princeton, New Jersey to provide 300 tons per day of processing at each of two identified sites. Financing activity has been initiated. These turnkey projects will process principally municipal solid waste with additional processing lines for tires, medical waste and various hazardous wastes. These facilities will be located in Karlino and Skierbreszow, Poland.

Australia

     We received an initial $250,000 down payment from Plastech Solutions, Ltd. of New South Wales, Australia, for the purchase of a 10 TPD Plasma Converter System. Plastech, Startech's exclusive distributor for Australia and New Zealand, intends to use the Plasma Converter System to safely and irreversibly destroy hazardous and troublesome wastes and convert their elemental components into valuable commodities. The facility housing the Plasma Converter System in Australia will also serve as Plastech's Demonstration and Technical Center to support its marketing and sales activities on behalf of Startech throughout the entire region. The down payment is in addition to a $250,000 payment previously paid to Startech by Plastech for the distributorship rights.

Effects of Inflation

     Due to the low rate of inflation there has been very little effect on the Company's net revenues for fiscal 2004.

Liquidity and Capital Resources

     As of July 31, 2004, we had cash and cash equivalents of $2,984,615 and working capital of $2,533,475. During the three months ended July 31, 2004, our cash decreased by $612,722. The decrease in cash resulted primarily from the operations of the Company.

     The Company has historically satisfied its capital needs primarily by the sale of equity securities. We are currently in discussions with several funding sources to raise additional capital through the issuance of additional equity securities. However, there is no assurance that this financing will be available when needed or that management will be able to obtain this or any additional financing on terms acceptable to the Company. As stated, we believe these financing needs will be satisfied but there can be no assurance this will be the case.

     Our investing activities have consisted primarily of short-term, high quality liquid investments, with maturities of three months or less when purchased, which are considered cash equivalents. The primary investments are high quality commercial paper, U.S. treasury notes and Treasury-bills. Unrealized gains and losses were not material during the first nine months of fiscal year 2004 and 2003. No realized gains or losses were recorded during the three months ended July 31, 2004 or 2003.

Qualitative and Quantitative Disclosures about Market Risk

     We develop products in the United States and market our products in North America, Japan, Europe, Asia, Africa, the Middle East, South America as well as other parts of the world. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. Because a significant portion of our revenues are currently denominated in U. S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short - term instruments. Due to the short-term nature of our investments, we believe that there is not a material risk exposure.

                                    BUSINESS

     We are an environmental technology company that manufactures markets and sells a revolutionary recycling system for the global marketplace. Our proprietary plasma processing technology known as the Plasma Converter(TM) achieves closed-loop elemental recycling that irreversibly destroy hazardous and non-hazardous waste and industrial by-products while converting them into useful commercial products. These products include a rich synthesis gas called Plasma Converted Gas (PCG(TM)) surplus energy for power, hydrogen, metals and silicates for use and for sale.

     The Company's activities during the four fiscal years, November 1, 1992 to October 31, 1995, consisted primarily of the research and development of the Plasma Converter(TM). On November 7, 1995, our predecessor, Kapalua Acquisitions, Inc., completed the acquisition of all of the issued and outstanding shares of the common stock of Startech Corporation, a Connecticut corporation, which later then changed its name to Startech Environmental Corporation.

     On November 18, 1995, the board of directors of the Company unanimously approved a change of the business purpose of Kapalua Acquisitions, Inc. from one seeking an acquisition candidate to one engaged in the business of manufacturing and selling the Plasma Converter(TM) system to recover, recycle, reduce and remediate hazardous and non-hazardous waste materials. From that time to date, the Company has maintained this goal as its principal focus.

Background

     Until January 2002, the Company was solely engaged in the manufacture and sale of equipment for use by others. Thereafter, we have attempted to broaden the scope of our available revenue opportunities. This change was brought about by management's decision to expand its market penetration strategies and opportunities. Rather than only marketing and selling our products for use by others, we are now seeking opportunities to become directly involved in the operation and use of our products. We reconsidered our stated philosophy of not engaging in the processing of feedstock materials and/or waste and decided that it was timely to seek out and include all possible market penetration strategies, including build own operate, build own transfer of ownership, and joint development projects.

     By concentrating on repositioning our Company for long-term growth, we have not achieved the sales goals we had anticipated would occur in the 2003 fiscal year or the first nine months of fiscal 2004. The situation has been further exacerbated by the general economic climate throughout the world. We believe this new way of approaching the market over time will help achieve maximum penetration in the shortest time frame.

     We believe significant events are driving demand for our Plasma Converter. They include:

     o increases in waste, and in particular hazardous wastes, due to rising consumer/industrial consumption and population growth in most nations;

     o current waste disposal and remediation techniques such as landfills and incineration are becoming regulatory, socially and environmentally unacceptable;

     o a need for critical resources such as power and water to sustain local economies; and

     o an emphasis being placed upon the production of distributed power and the need to provide alternatives to fossil fuels.

     Our core plasma technology addresses these waste and resource issues by offering remediation solutions that are integrated with a range of equipment solutions and services. We believe these products will add value to our customers' businesses so they can now realize revenue streams from disposal or processing fees, a reduction in material disposal costs, as well as from the sale of resulting commodity products and services. Alternatively, this will allow them to generate a valuable product while at the same time using a zero cost basis, or revenue generating source of raw material (waste). The costs of hazardous waste treatment and disposal methods continue to rise, and now range from approximately $900 to more than $2,000 per ton. This does not include the additional processing, handling, packaging, insurance and management costs sustained by the hazardous waste generator within its facility prior to final disposal.

     Since 1995, we have been actively educating and promoting to our customers the benefits of plasma over other forms of waste remediation technologies. Ongoing education of the public and government is continuing. Like most new technologies we have been met with varying degrees of resistance. A rising comfort level with plasma based technologies resulting in part from our educational and informational efforts has created a much more receptive marketplace. We have taken steps to transform our business model from being solely a seller of equipment to a total solutions provider, including facility ownership or management.

     In 2003, recognizing the increasing importance of alternative energy and power sources in general, and hydrogen in particular, we expanded our product line to include StarCell(TM), a hydrogen separation technology. Working in conjunction with the Plasma Converter(TM), StarCell(TM) provides an environmentally friendly renewable source of hydrogen power.

     Our business model and its market development strategies arise from our mission, which is to change the way the world views and employs discarded materials. We expect to achieve this objective by strategically marketing a series of products and services emanating from the core Plasma Converter(TM) technology, resulting in saleable fossil fuel alternatives while providing a safer and healthier environment. This strategy will be implemented through Plasma Converter(TM) sales with after sales support and service, build own operate, build own transfer of ownership facilities, joint development projects and engineering services.

Markets

     We view our business as divided into three key market segments: (1) power/energy, (2) waste remediation and (3) engineering services. Projects are generally categorized according to the specific or stated objective of the customer, waste remediation or power generation. A customer may have a need to remediate a particularly onerous waste such as PCBs but has no need to produce commodity products. The goal is to simply get rid of waste. That would be considered a waste remediation project. Conversely, a customer in an area with limited or high cost power may want to select a waste stream to give the greatest amount of PCG(TM) with which to produce power to run such customer's system or for other power uses. The production of power is the desired benefit and the feedstock (waste material) selected is chosen for the highest quality commodity product produced, in this case of electric power. The market for Plasma Converters(TM) is on-site use by industrial, institutional and government facilities, as well as commercial facilities that process waste under contract.

     Power/Energy. This segment includes projects that incorporate equipment that create power/energy products to work in conjunction with our Plasma Converter(TM) technology. We have established a strategic alliance with Hydro-Chem, a division of Linde, a chemical company, located in Canton, Georgia, to promote the production of hydrogen and methanol created by using our Plasma Converter(TM). Hydro-Chem is a leading U.S. based manufacturer of methanol plants that will be scaling its units to match the PCG(TM) output of our Plasma Converters(TM). Similar alliances in this segment will be pursued with other significant power/energy equipment and/or generation companies.

     Waste Remediation. This part of our business includes projects in which the emphasis of the customer is to dispose of its waste material in an environmentally responsible and cost effective manner. Waste material disposal costs vary greatly depending on the composition of the waste. We are specifically targeting customers who will receive the most economic gain from using our technology. Examples of such waste streams are:

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     o    medical waste;
     o    pharmaceutical waste;
     o    PCBs;
     o    chemical weapons;
     o    incinerator ash;
     o    anthrax and other biological contaminants;
     o    sewer and power-plant-scrubber sludge;
     o    paints and solvents;
     o    electronic industry waste;
     o    contaminated soils; and
     o    asbestos and other hazardous waste streams

     We further delineate these markets into the following categories:

     o Onsite Treatment, which includes hospitals and medical centers, industrial hazardous waste generators such as petrochemical, chemical, refining, and metals companies and government agencies such as the Department of Defense and the Department of Energy.

     o Offsite Treatment (at an integrated waste management facility), which includes waste management and/or transport companies

     o Mobile Treatment, which includes all of the above and who value the ability to move quickly from site to site.

     Engineering Services. This segment relates to a wide range of bundled and unbundled services that we will provide to our customers, including material testing, waste analysis, environmental processing solutions, pro-forma test analysis and application engineering services. We expect that the contract testing and services areas of our business will grow as demand for testing and analysis of specialized waste streams from customers increases.

Sales Strategy

     Central to our growth strategy is maximizing market penetration and reducing the barriers of entry while optimizing our revenue sources. To achieve that objective, we have identified four key marketing strategies that make up the overall model. They are:

     1. Build Own Operate/Transfer Of Ownership Projects: We are actively seeking to develop opportunities to own and operate Plasma Converter(TM) facilities in various markets. These projects are attractive where long-term agreements with guaranteed waste streams and high value processing and/or disposal fees are contracted for and will significantly increase ongoing revenue streams. The revenue generated by these types of projects has been shown to be up to ten times that realized from a straight equipment sale over the life of the project.

     2. Joint-Development Projects: In a joint development project we will assume an equity position in return for a reduced purchase price on our equipment and associated engineering and management services. An additional advantage is that we will receive the certainty of revenue from a direct sale along with the ability to realize future ongoing revenues from the operations of the sole source joint development company.

     3. Equipment Sales: We will continue to be a direct seller of our products to customers who prefer to purchase, lease, and operate our equipment. We will sell or lease our Plasma Converter(TM) and associated equipment to customers with no equity position in the project. However, we will offer long-term service agreements to create residual or ongoing revenue in this area.

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

     4. Engineering Services: This will include testing and application engineering services for companies other than Plasma ConverterTM customers, as well as material testing, waste analysis, and environmental processing solutions for Plasma Converter(TM) customers.

     An important part of our development of world markets is our sales network. We sell systems through independent representatives and distributors, which helps to keep sales costs variable and low. Representatives are paid a commission on sales. Distributors purchase systems, mark them up, and re-sell them to customers. Distributors are also responsible for supplying after sales parts and service.

     Our senior management also sells directly to customers, in addition to seeking out projects for build own operate and build own transfer of ownership facilities. Such customers and projects might include large corporations with activities in many states or countries, or sovereign governments where the complexity of the bidding process on projects requires a large degree of Company time and attention.

     We manufacture modular, skid-mounted systems that are easy to transport in standard tri-modal containers for shipment to any market in the world. All shipping and related costs are absorbed by the customer. An exception to this arrangement would be if we would be shipping systems for a wholly-owned build own operate project or build own transfer of ownership project.

     The Company will require down payments and progress payments to be scheduled (for direct sales and joint-development projects) so that cash flow in the manufacturing process will be positive. We will obtain project financing against guaranteed waste streams processing and/or disposal fees for projects to fund manufacturing, shipping, and installation costs before facility startup. We may also incorporate performance insurance for these projects to guarantee performance on the specific waste stream to be processed as well as obtain necessary local permits to begin operations.

     Future sales revenues will be derived from a combination of the purchase price of a system supplemented by ongoing usage fees. The usage fees will vary depending on the amount of use, subject to minimum monthly usage fees embodied in the sales agreement. Depending on a customer's application, usage fees may range between two and five cents per pound, and will be compiled by electrically metered watt-hour consumption.

     For the fiscal years ended October 31, 2001, 2002, 2003 and the nine months ended July 31, 2004, 95% of our revenue was from the sale and demonstration of our only product, the Plasma Converter(TM). Sales to our international customers accounted for approximately 100%, 100%, 0% and 100% of total revenues in fiscal years ended October 31, 2001, 2002, 2003 and the nine months ended July 31, 2004, respectively. Sales to our domestic customers accounted for approximately 0.0%, 0.0%, 100.0% and 0.0% of total revenues in fiscal years ended October 31, 2001, 2002, 2003 and the nine months ended July 31, 2004, respectively. We believe that international sales will continue to account for a significant portion of our sales for the foreseeable future. Current sales are denominated in U.S. dollars and foreign exchange rate fluctuations have not had an impact on our results of operations. All of the revenues reported are from contracts to purchase our Plasma Converters(TM), consulting and demonstration fees, and distributorship revenues.

Primary Customer

     For the nine months ended July 31, 2004, 95% of our revenue was from one customer located in Japan. The contract was for the delivery of components parts for the customer's incinerator ash and PCB program located in Fukuoka, Japan.

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

Plasma Converter(TM) Demand

     We believe that the primary factors that create the demand for our Plasma Converters(TM) include the need for customers to:

     o    reduce the costs of hazardous and toxic waste disposal;

     o eliminate personal and organizational liability associated with hazardous and toxic waste disposal;

     o comply with present and anticipated environmental regulations in a cost-effective manner;

     o    recover products for use or sale; and

     o    destroy wastes completely, safely and irreversibly.

     We believe our Plasma Converter(TM) will meet customers' needs because our system:

     o reduces the cost and risk associated with hazardous waste generation and disposal;

     o    performs safer than prevailing environmental standards;

     o    converts wastes into products for use or for sale;

     o    destroy wastes safely and irreversibly; and

     o comes in small and large system capacities, and in stationary and mobile configurations.

Plasma Converter(TM) Development and Technology

     A device generally referred to as a plasma torch, although there is no fire involved in the device, produces the plasma lightening-like arc in the Plasma Converter(TM) vessel to produce a plume of radiant energy. The Plasma Converter(TM) therefore is an electrically driven system that produces an intense field of radiant energy within the plasma vessel that causes the dissociation of the molecular bonds of solid, liquid, and gaseous compounds or materials of both hazardous and non-hazardous wastes. This destruction process is referred to as "molecular dissociation."

     Dissociation causes the molecules of the waste material to be separated into their elemental components and reformed by the Plasma Converter(TM) system into special recoverable commodity products. The process is not combustion or burning, and the system should not be confused with an incinerator or a vitrification process. It is the intense energy field produced by the plasma plume within the Plasma Converter(TM) vessel that drives the dissociation process.

     The Plasma Converter(TM) vessel operates at a normal atmospheric pressure quietly and safely. While the interior temperature of the plume is about 30,000 degrees Fahrenheit, the temperature of the refractory walls inside the vessel is maintained at about 3,000 degrees Fahrenheit and is the lowest temperature experienced within the vessel. On the average most waste material will be dissociated or melted at temperatures exceeding 6,000 degrees Fahrenheit.

     The Plasma Converter(TM) consists of many well-proven process components currently used in the metallurgical and chemical industries. Solid wastes being fed to our system are automatically fed through an air-locked infeed port, and the feeding is ordinarily on a continuous basis. Liquids, gases and sludges can also be fed or pumped directly into the vessel through a pipe port. Bulk solids, liquids, gases and sludge may be fed in and processed simultaneously.

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

Recovered Commodity Products

     The PCG(TM), a synthesis gas recovered from our system after dissociation, is drawn out of the vessel and put through our gas-polishing unit. The molten silicates, inorganics and metals, if any, are removed from the Plasma Converter(TM) vessel through a melt discharge port and recovery procedure.

     Recovered products can be used or sold as commodities for use in various manufacturing processes. It is expected that most of the PCG(TM) will be used as a fuel gas and, to a lesser degree, as a chemical feed stock; silicate materials recovered will be used in the ceramics, abrasives or the construction industries; the metallic components can be used or made readily available for sale with little or no additional processing. There is a newly developing interest in PCG(TM) to produce hydrogen by use of our patented StarCell(TM) system. The economic justification for the use of our systems in hazardous waste applications does not rely on any revenues from the use or sale of the recovered commodity products, but the emergence of StarCell(TM) hydrogen may modify that attitude.

     The Plasma Converter(TM) processes materials in such a way that the elemental components of the feedstock can be recovered in three distinct phases:

     o    Synthesis PCG(TM) that exits the chamber

     o    Inorganic, glass-like silicates

     o    Liquid metal

     Depending on the composition of the feedstock, any of the three phases may be produced.

Energy Produced and Volume Reduced

     Carbon is abundantly present in the products and wastes of the industrial world. Such materials are inherently rich in latent chemical energy such as is found in fuel. When carbonaceous waste feedstocks of many industrial wastes, infectious hospital waste, municipal solid waste, shipboard waste, and such are processed, the Plasma Converter(TM) system will consume one unit of electrical energy while producing about four units of energy residing in the PCG(TM). With the improved efficiencies of electrical generating units, the four units of energy can be used to create two units of electrical energy.

     Materials such as scrap tires, for example, will produce recovered commodity products in two phases: the PCG(TM) gas phase and the metal phase, if metal exists. Because materials such as plastics, solvents, and tires are so rich in energy, they will produce a relatively large amount of PCG(TM) with a high-energy content that will result in approximately 6-8 units of recovered PCG(TM) energy for each unit of electrical energy used in the process.

     In some applications, the Plasma Converter(TM) will produce enough energy for its own needs, and produce a surplus that can be sold to the local electrical grid, or used in a customer's facility to reduce the need for purchased power or purchased fuel. Not all wastes produce PCG(TM). For example, processing contaminated soil will produce no appreciable amount of PCG(TM).

     The volume reduction of these solid wastes, when processed in the Plasma Converter(TM), is approximately 300 to 1. Waste streams composed primarily of hazardous or non-hazardous paper, cloth, plastic, food, pharmaceutical, explosives, paints, solvents, PCBs, confiscated drugs, filters, oils, etc., will result in so few solids as to produce volume reductions approaching infinity. Materials such as this are also very rich in elements such as carbon, oxygen, and hydrogen, and the processing results almost entirely in the PCG(TM) commodity synthesis gas. In addition to the volume reduction, none of the remaining materials, if any, are hazardous in nature.

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

     Waste feedstocks that have a relatively high metal content will produce a separate liquid metal phase that can be recovered directly from the system for resale or reuse in the metallurgical industry. Our system may also achieve volume reductions on low-level radioactive surrogate waste of approximately 300 to 1. Other present methods of volume reduction include compaction and incineration that produce overall volume reductions of about 8 to 1. Our system will not reduce the radioactivity of the low-level radioactive waste nor do we believe that can be done by any other system, but the volume of that waste may be significantly reduced. Industries that may benefit from this process are utilities, research laboratories and hospitals that store the reduced low-level radioactive waste material on-site until it can be shipped off-site to a special repository. The cost for that method can be many thousands of dollars per ton. The continued availability of the few repository sites that exist is problematic and uncertain. We believe our system can increase a site's storage capacity.

What is Plasma?

     Plasma is simply a gas (air) that the Plasma Converter(TM) ionizes to become an effective electrical conductor and produce a lightning-like arc of electricity that is the source of the intense energy transferred to the waste material as radiant energy. The arc in the plasma plume within the vessel can be as high as 30,000 degrees Fahrenheit, three times hotter than the surface of the sun. When waste materials are subjected to the intensity of the energy transfer within the vessel, the excitation of the wastes' molecular bonds is so great that the waste materials' molecules break apart into their elemental components. It is the absorption of this energy by the waste material that forces the waste destruction and elemental dissociation.

How the System Works

     The basic Plasma Converter(TM) system consists of the following:

     o    Feed System
     o    Plasma Vessel
     o    Gas Treatment System
     o    Computer Control Station
     o    Power Supply

                 Process Overview of Plasma Converter(TM) System

                               [GRAPHIC OMITTED]

     Feed System. The feed mechanism can simultaneously accommodate any proportion or combination of solid, liquid and gaseous feedstocks. Solid wastes, depending upon their composition, can be pumped, screw fed, or ram fed into the plasma vessel. A shredder ahead of the feed system may be appropriate to achieve size reduction or object separation prior to direct system feed. Liquid wastes, including sludges, can be pumped directly into the Plasma Converter(TM) system through the wall of the plasma vessel through a special infeed nozzle. The liquid feed system is designed to also accommodate any entrained solids that may be present. Similarly, gaseous feedstocks may also be introduced into the plasma vessel through a specially designed nozzle.

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

     Plasma Vessel. The plasma vessel is a cylindrical two-part container made of stainless steel with an opening in the roof through which the plasma torch is inserted. The vessel is lined with insulation and refractory to allow both maximum retention of internal energy and to protect the stainless steel container from the intense heat inside the vessel. The plasma vessel is equipped with inspection ports (including a video camera so the operator can see real time images inside the vessel to assist in the Plasma Converter(TM) system operation), openings for introduction of feedstocks, and an exit port for removal of excess molten material. The smaller vessels are designed to remove molten material periodically through an automated tipping mechanism during which time the vessel may or may not remain in continuous operation. A design enhancement incorporated into the most recently constructed system is a continuous melt extraction feature which maintains the level of molten material in the plasma vessel at or below a preset limit without interrupting the operation of the system. This melt extraction system can be deployed with all sizes of Plasma Converters(TM).

     The plasma vessel is specially designed to ensure that no feedstock material is able to reach the exit port without first passing through the plasma energy field and undergoing complete molecular dissociation. The method by which this is accomplished forms a part of our intellectual property. In addition, the plasma vessel is maintained at a slight negative pressure to ensure that no gases can escape to the atmosphere.

     The plasma torch system is a commercially available product that we can purchase from any number of reputable vendors. Comparable plasma systems have been used extensively in the metallurgical industry for decades. The most maintenance-intensive aspect of the Plasma ConverterTM system is the need to periodically replace electrodes, which occurs approximately every 300 to 500 hours of operation. Electrode replacement can be accomplished in approximately 60 minutes, thus ensuring minimum downtime of the Plasma Converter(TM) system.

     The Plasma Converter(TM) system is also equipped with a torch positioner system that allows the operator to aim the torch at different points within the plasma vessel. This aspect of the Plasma Converter(TM) system allows the operator to quickly and efficiently treat feedstocks as they enter the vessel and move around inside the vessel to avoid any build-up of solidified melt that may occur on the vessel walls.

     Gas Treatment System. The gas treatment system is comprised of six stages:

     Stage 1. High Temperature Cyclone Separator. The initial step of the gas treating process is a pre-quench in which the PCG(TM) is cooled from approximately 1000(degree)C to 650(degree)C by direct water injection with a conventional spray dryer arrangement. The PCG(TM) then flows through a refractory lined pipe into a conventional, insulated cyclone fabricated with high temperature alloy. The purpose of the cyclone is to remove particulate matter, which is then collected and batch-fed back into the plasma vessel.

     Stage 2. Quench. Next, PCG(TM) flows to a spray dryer designed to rapidly reduce the gas temperature from approximately 650(degree)C to 120(degree)C. The importance of this temperature reduction is to ensure that dioxins and furans, troublesome by-products of incineration, do not form. In order for dioxins and furans to form, the gas would need to remain in a specific temperature zone (190(degree)C to 330(degree)C) for some period of time - conditions which are precluded by the quench.

     Stage 3. Cartridge Dust Collector. PCG(TM) then flows to a commercial pulsejet cartridge dust collector with high-temperature cartridges and heating elements to prevent condensation. This unit is capable of automatically "blowing back" solids that are collected and batch-fed back into the plasma vessel.

     Stage 4. Selective Catalytic Reduction. Upon exiting the dust collector, the PCG(TM) is reheated to approximately 310(degree)C for selective catalytic reduction of Nitrous Oxide (NOx) in a standard unit designed for this application where hydrogen present in the PCG(TM) reacts with NOx to form atmospheric nitrogen and water. During periods where there is no hydrogen in the PCG(TM) (e.g. during start-up, when processing materials that do not contain carbon), urea is added to reduce the NOx.

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

     Stage 5. Packed Column Scrubber. Upon exiting the selective catalytic reduction, PCG(TM) undergoes a final quench with direct water injection to reduce the temperature to below 50(degree)C. This prepares the PCG(TM) for acid gas removal, which is accomplished in a standard horizontal packed column scrubber. Other inorganic species dissolve into the scrubbing liquid as common ions including chloride, fluoride, sulphate, phosphate, sodium and calcium. To manage the build-up of salts, the scrubbing solution is removed and replenished with fresh water. The wastewater typically requires no further treatment prior to being discharged to the sewer, except in the event there is a high concentration of heavy metals entering the system as feedstock. Approximately 75% of metals go into the melt with the remainder being volatilized and entrained in the PCG(TM) where they are captured in the scrubber and carbon filter. The wastewater also contains particulates below one micron.

     Stage 6. Final Polishing. Final polishing of the PCG(TM) is then accomplished by passing the gas through a mesh mist eliminator, a standard HEPA filter and granular activated carbon filter.

     Finally, a standard variable speed fan at the exit of the gas treatment train pulls PCG(TM) through the entire system and maintains a constant, slight negative pressure within the plasma vessel.

     The system has been designed so that it is intuitive and easy to use. The skill level of the operator need not be any higher than one having a reasonable technical aptitude.

Competition

     We believe we are the industry leader in the use of plasma technology. There are other plasma-based technologies in various stages of development that claim to achieve some, but not all, of the benefits achieved by our plasma based system. The market for plasma technology is huge and the existence of competing technologies provides credibility to the industry. However, the fact that the commercial use of plasma for waste destruction resulting in power and product creation is in its early stages makes competitive comparisons difficult. In addition, other competing companies are privately held and public information is limited.

     There are difficulties present in comparing technologies in our industry that are not present in established industries. The commercial nature of any plasma-based system depends upon the performance data received and the versatility of the material feedstock that can be processed. Further, the commercial uses for the system can be greatly enhanced by the number of peripheral devices that can be added to the system to make use of the saleable gas, silicate and metals that the system produces to create a total solution. Because our industry is just beginning to develop and there is very little empirical evidence in the public domain regarding the data of each competing technology, performance comparisons are not available. However, some of our competitive advantages are not data related, but are the direct result of the versatility in the feedstock variations we can accommodate and in the advanced level of our system design. Additionally, we know of no competitor who offers the variety of uses for the gas and silicates that we offer.

     We believe we are positioned to take advantage of the recognition of plasma technology as an alternative to conventional forms of waste disposal. We have spent substantial money, time and effort educating the public and private sectors on the benefits of our technology and believe we will reap the rewards of that effort.

     We believe the following are our principal competitive advantages:

     o Low total system cost that allows our customers to make money with our system;

     o    Advanced design and operating performance of our complete system;

     o    The ability to process solids, liquids, and gases simultaneously;

     o Versatile feed systems and vessel openings that allow a wide variety of feed streams;

     o    Advanced stage of power producing peripheral equipment;

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

     o    Management's experience with plasma and its commercial application;

     o    Depth and breath of manufacturing knowledge and experience;

     o Greater access to capital markets as a public company compared to private companies; and

     o    Fully trained distributors and representatives

     We believe the following are our competitive disadvantages:

     o Our cash position relative to other multi-national companies who may enter this field as it grows;

     o Resistance to new technologies when dealing with the public health and safety;

     o    Tolerance in some communities for the continued use of incineration;

     o    Tolerance in some communities for the continued use of landfill; and

     o    Lack of extensive patent protection for our system

     We believe many potentially competitive technologies are limited to a narrow number of waste feed-streams. In some of those technologies, if the system does not receive exactly what it expects, even something as benign as water or metals may cause the process to become ineffective and possibly dangerous. In the waste industry, it is difficult to specify the exact composition of a waste stream in a real world application. By their very nature, waste streams are sometimes made up of unknown and unpredictable materials. For any processing system to be commercially successful it must be able to safely and effectively process unpredictable waste streams without system upsets. Our Plasma Converter(TM) system functions successfully even with great deviations in the waste stream content. We believe many of the potentially competitive technologies have yet to demonstrate capabilities beyond small laboratory or bench scale devices that use precisely controlled waste streams under precisely controlled conditions. They may also produce undesirable and hazardous by-products.

     We believe that Integrated Environmental Technologies and MSE Technology Applications, Inc., companies who have reportedly sold and delivered plasma-based systems to commercial customers, are our most serious competitors. Integrated Environmental Technologies offers a carbon rod plasma arc system, which differs from our technology. MSE, like us, uses a plasma torch based system.

     In addition to the companies noted above, there are a number of companies that advertise capabilities using plasma technology. We have no reliable way of knowing the status of these companies or if they are going concerns with active demonstration systems. Since many of them are small, private companies it is very difficult to know what, if any, of their capabilities are ready for the commercial market. We are not aware of any competitive company purporting to have a commercial site up and operating other than those named above.

     We also believe that other waste disposal methods may be our competition. These methods are summarized as follows:

     o Landfill dumping: This is the least expensive method in the short term and one of the most environmentally dangerous of all waste disposal methods.

     o Incineration: Although permission to install incinerators is now given less readily and this method has fallen into great disfavor both in the U.S. and internationally, this rather primitive method of disposal is still presently accepted by many. The emissions produced by incineration are regarded as pollutants, and large quantities of toxic bottom ash and fly ash are produced, which are eventually deposited into landfills in the community.

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

Intellectual Property

     Our success depends in part on our ability to maintain trade secrecy for our proprietary information that is not patented, obtain patents for new inventions and operate successfully without infringing on the proprietary rights of third parties. There can be no assurance that the patents of others will not have an adverse effect on our ability to conduct business or that we will develop additional proprietary technology which is patentable or that any patents issued to us will provide competitive advantages or will not be challenged by third parties. We also protect our trade secrets and proprietary know-how and technology by non-disclosure agreements and non-compete agreements with our collaborators, employees and consultants. However, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, and that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by others.

     Since our formation, a substantial amount of intellectual property has been developed. Our technologies are comprised of a variety of overall coordinated system and subsystem concepts, detailed mechanical engineering calculations, detailed engineering design features, data compilations and analyses, complex chemical engineering calculations, business methods and market information.

     On or about June 4, 2002, we submitted an application for a patent to the United States Patent and Trademark Office. The patent involves a torch positioning apparatus designed and developed by our engineers. This is the only patent we have applied for to date. We have designed and developed other proprietary intellectual property that will be protected as trade secrets. We may in the future file U.S. and foreign applications for these patents. We plan to continue our development and protection of our intellectual property. We have not authorized or licensed the use of our proprietary information to any third parties and currently have no plans to do so. We retain the exclusive worldwide rights for development and commercialization of our technologies.

     We are the licensee of one patent. The inventions and related know-how could enhance the commercial capability of our core plasma system for certain applications. The patent relates to a Hydrogen-Selective Ceramic Membrane that was developed by Media and Process Technology, Inc. and its predecessor, ALCOA Corporation. This technology provides for the high temperature dehydrogenation of our PCG(TM) and forms the basis of our StarCell(TM) system.

Government Regulation

     We and our customers are required to comply with a number of federal, state and local laws and regulations in the areas of safety, health and environmental controls, including the Resource Conservation and Recovery Act, as amended and the Occupational Safety and Health Act of 1970, which may require us, our prospective working partners or their customers to obtain permits or approvals to utilize the Plasma Converter(TM) system and related equipment on job sites. In addition, because we are marketing the Plasma Converter(TM) system internationally and expect international sales to represent a significant portion of our revenues, our customers will be required to comply with foreign laws and regulations and, when applicable, obtain permits or approvals abroad. There is no assurance that such permits or approvals will be obtained. Furthermore, particularly in the environmental remediation market, we may be required to conduct performance and operating studies to assure government agencies that the Plasma Converter(TM) system and its by-products do not prove to be environmental risks. There is no assurance that these studies, even if successful, will not be more costly or time-consuming than anticipated. And if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are interpreted or enforced differently, our prospective working partners and/or customers may be required to meet stricter standards of operation and/or obtain additional operating permits or approvals. There can be no assurance that our system's performance will satisfy all of the applicable regulatory requirements.

Environmental Matters

     Our customers' operations are subject, and our operations may be subject, to numerous federal, state and local regulations relating to the storage, handling and transportation of regulated materials. Although our role is generally limited to the sale or leasing of our specialized technical equipment for use by our customers, there is always the risk that equipment failures could result in significant claims against us. Any claims against us could materially adversely affect our business, financial condition and results of operations as well as the price of our common stock.

Manufacturing Operations

     Our products and systems are presently being manufactured by third party vendors who build specific component parts to our specifications. Some of the manufacturing components are constructed at our 30,000 square foot manufacturing facility located in Bristol, CT. We also assemble and test our systems there, and ship from there, too.

Research and Development

     While the principal research and development to produce commercial Plasma Converters(TM) has been completed, we continue to perform research and development activities with respect to product improvement and new product development, utilizing internal technical staff as well as independent consultants. These activities have to date been entirely paid for and sponsored by us. We will continue to develop and design operational improvements that will be primarily in the area of the use of the PCG(TM) produced by the Plasma Converter(TM). Expenditures for research and development will be geared to achieving lower cost designs and higher efficiencies consistent with our business model of offering complete systems solutions. In the three months ending July 31, 2004 we expensed $82,372 for research and development. As we expand our research and development focus in fiscal year 2004, we expect to devote our efforts to the development of patentable proprietary inventions in the field of high temperature thermo-chemistry and the production of low cost hydrogen. In addition, we will continue conducting ongoing tests, demonstrations and enhancements of the Plasma ConverterTM for potential customers and governmental agencies.

Employees

     As of November 1, 2004, we had 19 full-time employees, of which 6 are in engineering, 1 is in research and development, 1 is in manufacturing and production, 6 are in sales and marketing and 5 are in management or administrative positions. We believe that we have been successful in attracting experienced and capable personnel. All officers and directors have entered into agreements requiring them not to disclose any proprietary information, assigning to us all rights to inventions made during their employment, and prohibiting them from competing with us. Our employees are not represented by any labor union or collective bargaining agreement, and we believe that our relations with our employees are good.

Facilities

     Our corporate headquarters is located at 15 Old Danbury Road, Suite 203, Wilton, Connecticut 06897-2525 where we lease 5,800 square feet of office space from CD Station, LLC, as landlord. The lease and taxes provides for monthly payments of $15,634, increasing annually from December 2002 to December 2005, when the lease expires. There is an option to extend the lease for a five (5) year term with the landlord having the right to cancel the lease after two (2) years if the building's main tenant, The Common Fund, requires the additional space for its corporate offices.

     Our product showroom is located at 190 Century Drive, Bristol, Connecticut, 06010, where we lease 5,400 square feet of office space from Tunxis Management as landlord. The lease provides for monthly payments of $2,475, increasing annually to September 2005, when the lease expires.

     Our manufacturing facility is located at 545 Broad Street, Bristol, Connecticut, 06010, where we lease 30,000 square feet of manufacturing space from Gaski Leasing as landlord. The lease provides for monthly payments of $5,265. The lease will expire on July 1, 2005.

     The following table lists our total annual rent expense for the years 2004-2006:

                  Year                         Annual Rent
                  ----                         -----------
                  2004                           306,234
                  2005                           228,160
                  2006                            31,268

Legal Proceedings

     On June 5, 2002, the Company received a Demand for Arbitration filed with the American Arbitration Association in East Hartford, Connecticut by Peter Francisco and Fran Environmental, LLC. Fran Environmental has a Representatives Agreement with the Company. Peter Francisco is the principal member of Fran Environmental. The claim being made is that Startech has failed to provide proper support to assist this representative in its effort to market and sell our products in Brazil. The relief sought is for no less than $150,000. The Company does not believe the claim is subject to Arbitration under the terms of its agreement with the representative and has so advised the American Arbitration Association. On January 6, 2003, a temporary injunction was granted to Startech to stop the arbitration process and conduct a hearing as to whether a permanent injunction should be granted to enjoin the arbitration proceeding from continuing. A hearing was held for this purpose on February 24, 2003. A hearing for the permanent injunction was held on March 22, 2004, the court found that Startech was not entitled to a permanent injunction and issued an order compelling arbitration. The issue of whether the claim is subject to arbitration is still an issue for the arbitrator. That issue was to be decided along with all other issues at arbitration that was scheduled for July 27, 28, 29 and 30, 2004. A decision from the arbitrator awarded Fran Environmental $51,687 which was broken down to $6,668 of expenses relating to the representative agreement, and $45,019 in attorney fees. In addition the arbitrator awarded Fran Environmental its costs in arbitration amounting to $4,130. We are now in the process of appealing the arbitrator award for the attorney fees.

                                   MANAGEMENT

Executive Officers and Directors

     Our executive officers and directors are as follows:

     Name                           Age    Title
     ----                           ---    -----

     Joseph F. Longo                72     Chairman, Chief Executive Officer,
                                           President and Director
     Peter J. Scanlon               55     Chief Financial Officer, Vice
                                           President, Treasurer and Secretary
     Ralph N. Dechiaro              55     Vice President, Business Development
     Karl N. Hale                   40     Vice President of Engineering
     Douglas R. Ballew(2)           39     Director
     Joseph A. Equale(1)(2)         59     Director
     Nicholas S. Perna(1)(2)        62     Director
     Kenneth J. Slepicka(1)         47     Director

--------------------------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     Effective November 1, 2004, the employment agreement between the Company and Joseph S. Klimek expired, pursuant to which Mr. Klimek served as Chief Executive Officer and President of the Registrant. The Company and Mr. Klimek mutually agreed to not renew his employment agreement. The Board of Directors appointed Joseph F. Longo to succeed Mr. Klimek as Chief Executive Officer and President of the Company. As a result of his appointment as CEO and President, Mr. Longo resigned as Chief Operating Officer of the Company.

Board of Directors

     DOUGLAS R. BALLEW has been a director of the Company since 2003. Mr. Ballew is the Chief Financial Officer of Northshore Asset Management, LLC, an investment management group located in Chicago, Illinois with assets under management of over $200 million. Prior to joining Northshore, he was Director of Finance for McCord Group, Inc. from 1998 to 2002 with revenues of $850 million. From 1990 to 1997, Mr. Ballew held a variety of positions with AMSTED Industries with revenues of $1.2 billion. Mr. Ballew has a broad range of experience in the manufacturing, finance and service industries. Mr. Ballew is a graduate of Valparaiso University with a B.S. in Accounting. He is a Certified Public Accountant in the states of Illinois and Nebraska. He is also a member of the American Institute of Certified Public Accountants and the Illinois CPA Society.

     JOSEPH A. EQUALE has been a director of the Company since 2003. Mr. Equale is the founder and Managing Partner of Equale & Cirone, LLP (CPAs and advisors), which he founded with Mr. Cirone in January 1999. Prior to the formation of the partnership and beginning in February 1994, Mr. Equale operated as a sole practitioner. Mr. Equale has spent over ten years in other professional practice units, including a predecessor firm of what is presently Deloitte & Touche LLP. In addition to his responsibilities as Managing Partner, Mr. Equale is in charge of the firm's quality control program. Mr. Equale has also spent over ten years in private industry, including as an Assistant Controller of Xerox Corporation. Mr. Equale is active in the accounting profession, where he serves as President-Elect and a member of the Board of Governors of the 6,500 member Connecticut Society of CPAs (CSCPA). Mr. Equale is also a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. Mr. Equale has served as an Adjunct Assistant Professor of Accounting at Sacred Heart University, Graduate School of Business in Fairfield, Connecticut. Mr. Equale received a B.A. in accounting from St. John's University and an MBA in finance from the University of Bridgeport. In addition to his service on the Board of Directors, Mr. Equale is a member of the board of directors of IWT Tesoro Corporation (OTCBB: IWTT).

     JOSEPH F. LONGO is Chairman of the Board, has been a director since 1995, and has been the Company's Chief Executive Officer and President since November 1, 2004. Prior to becoming Chief Executive Officer and President, Mr. Longo served as Chief Operating Officer of the Company since July 2003, and as Secretary and Treasurer from August 2003 to August 2004. Mr. Longo founded Startech Corporation, a predecessor of the Company, in 1994. Mr. Longo was also a founder and Chief Operating Officer of International Dynetics Corp., a waste industry capital equipment manufacturing company with multinational customers from 1969 to 1990. Prior thereto, he was Manager of New Product and Business Development for AMF from 1959 to 1969. Mr. Longo has been awarded many waste industry equipment patents, all of which have been successfully commercialized. He is a mechanical engineer and operating business executive, with more than 25 years of waste industry management experience. Mr. Longo also served as Chief Executive Officer and President of the Company from November 1995 until January 11, 2002.

     NICHOLAS S. PERNA has been a director of the Company since 2003. Mr. Perna is the Chief Economist and Managing Director of Perna Associates, which specializes in economic analysis, forecasting and strategy. Until 1999, Mr. Perna was Chief Economist for Fleet Financial Group, which position he previously held with Shawmut Bank and Connecticut National Bank. Prior thereto, Mr. Perna was an economist with General Electric, the Federal Reserve Bank of New York and the President's Counsel of Economic Advisors in Washington. Mr. Perna has served on the faculties of Williams College and New York University's Stern School of Business and is presently teaching economics part-time at Yale University in New Haven, Connecticut. Within the past year, Mr. Perna has appeared on the Jim Lehrer News hour, CBS Evening News, CNBC, NBC Nightly News, ABC Radio and NPR's All Things Considered. Mr. Perna is frequently quoted in the national and regional press and in January 2001, the Wall Street Journal cited him as one of the top economic forecasters in the United States. Mr. Perna presently serves on the board of directors of Prudential Bank & Trust, where he is Chairman of the Risk Management Committee. In addition, Mr. Perna is a trustee of Mitchell College, a director of the Park Street Forum and an incorporator of the Ridgefield Community Center and St. Francis Hospital. Mr. Perna graduated magna cum laude from Boston College and has a Ph.D. in economics from the Massachusetts Institute of Technology.

     KENNETH J. SLEPICKA has been a director of the Company since 2003. Mr. Slepicka is the Senior Portfolio Manager of Northshore Asset Management, LLC and has held a variety of positions in the securities industry for the past twenty years. From 1998 to 2002, Mr. Slepicka was a Managing Director of River Capital Advisors, where he was responsible for the analysis of Collateralized Debt Obligation (CDO) structures, as well as performing credit analysis for investment grade corporate credits. From 1985 to 1998, Mr. Slepicka held positions of President of SBC Futures Inc. (currently UBS Futures Inc.), and was responsible for Exchange Traded Derivatives, was also an Executive Director of SBC/O'Connor, responsible for trading and risk management of the Fixed Income Derivative group, and was a Market Maker for equity options. Mr. Slepicka has also performed risk management consulting for institutional clients and has served on numerous committees at the Chicago Board of Trade, the Chicago Mercantile Exchange and the Chicago Board of Options. Mr. Slepicka served as Governor of the Board of Trade Clearing Corporation and currently is a Director for Hyperfeed Technologies. Mr. Slepicka received his MBA in finance from the J.L. Kellogg School of Management at Northwestern University.

     All directors are elected for a period of one year at our annual meeting of shareholders and serve until their successors are duly elected and qualified. Officers are appointed and serve at the pleasure of the board of directors.

     During fiscal year 2003, the independent board of directors acted on compensation matters concerning salaries and incentive compensation for our executive officers and administered our employee stock option plans. In addition to the foregoing, our directors discharge their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with the Chairman and others regarding matters of interest and concern.

Director Compensation

     Directors who are currently officers and employees of the Company receive no additional compensation for acting as directors. All independent directors receive an annual retainer of $6,000 per year, plus an additional fee of $750 for each meeting attended in per person, or $350 for each meeting via teleconference or videoconference. The chairman of the Audit Committee receives an additional fee of $4,000 per annum and all other members of the Audit

Committee receive an additional fee of $2,000 per year. The chairman of each other committee receives an additional $2,000 per year, and members of each other committee receive an additional $1,000 per year. Upon being appointed to the board, independent directors receive an initial option grant of 30,000 options, which options contain a three-year cliff vesting period. Thereafter, each independent director receives an annual option grant of 15,000 options with an annual one-year vesting period. All independent directors are reimbursed for out-of-pocket expenses.

Executive Officers

     JOSEPH F. LONGO. Information concerning Mr. Longo, the Company's Chairman, Chief Executive Officer and President, is discussed above under information concerning members of the Company's Board of Directors.

     PETER J. SCANLON joined the Company as Controller in December 1998 until October 2003. On November 1, 2003, Mr. Scanlon was appointed to his current position of Chief Financial Officer, and has served as Treasurer and Secretary since August 2004. Prior to joining the Company, Mr. Scanlon was Director of Financial Services for Vivax Medical Corporation, a publicly traded manufacturing company located in Bristol, Connecticut, from November 1996 to December 1998. Prior to Vivax, Mr. Scanlon's extensive corporate financial and systems background includes 18 years with the IBM Corporation in the accounting, finance and financial systems areas. As Manager of International Finance Systems Development, Mr. Scanlon was successful in the development and installation of the reporting system being used by IBM's six largest international subsidiaries. While on a three-year assignment in London, England, he also developed and implemented financial procedures and controls for IBM's European manufacturing headquarters in Brentford, England.

     RALPH N. DECHIARO joined us as Vice President of Business Development in February 2002. Prior thereto, he was the Commercial Program Manager at JFK International Air Terminal where he participated in the Terminal 4 Redevelopment Program from December 2000 to January 2002. Prior to JFK International, Mr. Dechiaro was a Project Manager at Burns and Roe Enterprises from January 1975 to September 1984 and from September 1990 to December 2000 where he managed government, domestic and international projects. From September 1984 to September 1990 he was a System Manager at ITT Avionics where he was responsible for the development and implementation of applied business systems. Mr. Dechiaro also has extensive government experience, where he served for 28 years in the US Army before retiring as a Lieutenant Colonel. In this capacity, Mr. Dechiaro completed varied command and staff assignments at all management levels culminating in the assignment as Assistant Chief of Staff for Information Management. He served as the Principal Staff Officer to the Commanding General providing contracting services, long range planning and implementation of all functions related to communications, information services, contracting, and advanced technologies.

     KARL N. HALE joined the Company in November 1999. Prior thereto, Mr. Hale was Manager of Demilitarization Programs for The Ensign-Bickford Company from September 1991 through October 1999. In this function, he developed government sector business opportunities and managed program implementation. Mr. Hale is a chemist by training and maintains Registered Environmental Manager status with the National Registry of Environmental Professionals. He is a recognized expert in the field of explosives industry safety, health and environment. He has invented several novel processes for treatment of explosives industry waste materials.

                             EXECUTIVE COMPENSATION

Executive Compensation

     Summary Compensation Table. The following table sets forth information concerning compensation paid by the Company to its Chief Executive Officer and each of the four other most highly compensated executive officers during the fiscal year ended October 31, 2004, 2003 and 2002 (the "named executive officers"):

                                                                                                   Long Term
                                                  Annual Compensation                         Compensation Awards
                                                  -------------------                      -------------------------
                                                                                           Underlying
                                                                                             Stock
                                                                               Restricted    Option       All Other
                                                         Bonus    Other Annual  Stock       Grants (#)  Compensation
Name and Principal Position      Year    Salary ($)      ($)(1)   Compensation  Awards ($)     (2)           (3)
---------------------------      ----    ----------      ------   ------------  ----------  ----------  ------------
Joseph S. Klimek -               2004     185,000            --            --        --       10.000       20,058
   Former Chief Executive        2003     185,000            --            --        --       10,000       27,758
   Officer and President (4)     2002     185,000        60,000            --        --       50,000       28,900

Joseph F. Longo -                2004     140,384            --            --        --           --            0
   Chairman, Chief Executive     2003           0            --            --        --       10,000       27,758
   Officer                       2002     140,625        60,000            --        --       10,000       28,900
   and President (5)

Karl N. Hale -                   2004     130,000            --            --        --           --       15,800
   Vice President of Engineering 2003     130,000            --            --        --           --       15,300
                                 2002     130,000        25,000            --        --       25,000       15,530

Peter J. Scanlon -               2004     127,833            --            --        --           --       16,723
   Chief Financial Officer,      2003      97,500            --            --        --           --       15,117
   Vice President, Treasurer     2002      97,500        20,000            --        --       25,000       10,328
   and Secretary

Ralph N. Dechiaro -              2004     130,000            --            --        --           --       16,767
   Vice President of             2003     130,000            --            --        --           --       15,117
   Business Development          2002      97,500            --            --        --        3,000       10,328

------------------------------

(1) Bonuses reflected in this table were paid in December 2001 for employee performance in fiscal year ended October 31, 2002. There were no bonuses awarded or paid in December 2002 for the fiscal year ending October 31, 2003, or awarded or paid in December 2003 for the fiscal year ending October 31, 2004.

(2) Options were granted under the Company's 1995 Non-qualifying Stock Option Plan. All options granted in fiscal 2000 have an exercise price of $6.00 per share and expire in November 2010. For the options granted in fiscal year 2000, 50% vested immediately upon the grant and the remaining 50% vested on November 1, 2001 if the person was an employee in good standing. For the options granted in fiscal year 2001, 50% vested immediately upon the grant and the remaining 50% vested on December 20, 2001 if the person was an employee in good standing. These options will expire on December 20, 2011. For the options granted in fiscal year 2002, 50% vested immediately upon the grant and the remaining 50% vested on December 13, 2002 if the person was an employee in good standing. These options will expire on December 13, 2012.

(3) Matching contribution to 401(k) Plan paid in common stock vesting over a three-year period, automobile allowance, and insurances.

(4) Due to the expiration of Mr. Klimek's employment agreement with the Company on November 1, 2004, Mr. Klimek is no longer an executive officer of the Company.

(5) Mr. Longo was appointed Chief Executive Officer and President effective November 1, 2004. Prior thereto, Mr. Longo served as Chief Operating Officer since June 2003 and as Secretary and Treasurer from August 2003 to August 2004.

     Option Grants in Fiscal Year 2004. The following table provides information related to options granted by the Company during the fiscal year ended October 31, 2004.

                                                                                    Hypothetical Realizable
                                                                                    Value at Assumed Annual
                                                                                     Rates of Stock Price
                                                                                       Appreciation for
                                    % of Total                                          Option Term (2)
                                      Options                                       -----------------------
                    Number of       Granted to
                     Options       Employees in      Exercise      Expiration
Name               Granted(1)          2003           Price         Date (1)          5%              10%
----               -----------         ----           -----         --------        ------           ------
Joseph S. Klimek     10,000            7.7%            3.10         12/31/13        19,495           49,406


(1) These options were granted under the 2000 Plan on During Fiscal year 2004 and 50% were not exercisable until December 31, 2005.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC and do not represent the Company's estimate or projection of the Company's future common stock prices. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions.

     Aggregate Option Exercises in Fiscal 2004. The following table provides information related to options exercised by the Named Executive Officers during fiscal 2004 and the number and value of options held as of October 31, 2004:

                                                        Number of Shares               Value of Unexercised
                         Shares                      Underlying Unexercised            In-the-Money Options
                        Acquired                  Options as of July 31, 2004         as of July 31, 2004(1)
                           on         Value      ------------------------------   ------------------------------
      Name              Exercise     Realized    Exercisable      Unexercisable   Exercisable      Unexercisable
      ----              --------     --------    -----------      -------------   -----------      -------------

Joseph S. Klimek               -           -         355,000            5,000      $ 124,200          $ 3,500
Joseph F. Longo                -           -         310,000                -         47,403                -
Karl N. Hale              20,000      40,600          40,000                -          9,100                -
Ralph N. Dechiaro              -           -           3,000                -          2,550                -
Peter J. Scanlon               -           -          70,000                -         45,500                -

(1) Calculated on the basis of the fair market value of the common stock at October 29, 2004 of $3.85 per share, minus the per share exercise price, multiplied by the number of shares underlying the option. See note (2) of the preceding table.


                                       44

                             EMPLOYEE BENEFIT PLANS

1995 Stock Option Plan

     In November 1995, the Company registered 2,000,000 shares of common stock, issuable upon exercise of stock options issued by the Company under its 1995 Non-qualifying Stock Option Plan (the "1995 Plan") for employees, directors and other persons associated with the Company whose services have benefited the Company. The options must be issued within 10 years of November 20, 1995. Determination of the option price per share and exercise date is at the sole discretion of the compensation committee. During the fiscal years ended October 31, 2004, 2003 and 2002, the Company issued 0, 0 and 10,000 stock options, respectively, under the 1995 Plan. The options have an exercise price of $5.63 per share for fiscal year 2002, respectively. On the issuance dates, the market value was the same as the exercise price; therefore, no compensation expense was recorded. As of October 31, 2004, 8,089 options have not yet been granted under the 1995 Plan.

2000 Stock Option Plan

     Our 2000 Stock Option Plan (the "2000 Plan") was adopted by our board of directors in January 2000 and was approved by our shareholders in February 2000. The 2000 Plan authorizes the issuance of up to 1,000,000 shares of our common stock. During the fiscal year ended October 31, 2004, 130,000 options were granted under the 2000 Plan at an average exercise price of $3.99 per share, and 152,000 options were exercised during the fiscal year ended October 31, 2004 at an average exercise price of $1.81 per share and a total of 467,000 options under the 2000 Plan have been granted at an average exercise price of $3.60 per share. On the issuance dates, the market value was the same as the exercise price; therefore, no compensation expense was recorded. As of October 31, 2004, 533,000 options are available to be granted under the 2000 Plan.

     The 2000 Plan provides for the grant of incentive stock options intended to qualify under section 422 of the Internal Revenue Code and nonstatutory stock options. Our officers, directors, employees and consultants, and employees and consultants of our majority-owned affiliated companies, are eligible to receive awards under the 2000 Plan.

     Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to other terms and conditions as are specified in connection with the option grant. Generally, no portion of an incentive stock option may vest within twelve months of the grant.

     We may grant options at an exercise price greater than or equal to the fair market value of our common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company. Fair market value for purposes of the 2000 Plan is the closing market price of our common stock on the relevant date.

     Our compensation committee administers the 2000 Plan. The compensation committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Plan and to interpret its provisions. The compensation committee selects the recipients of awards and determines the number of shares of common stock covered by the options and the dates upon which the options become exercisable and terminate, subject to provisions of the 2000 Plan. Incentive stock options must terminate within ten years of the date of grant. Nonstatutory options must terminate within fifteen years of the date of grant. The compensation committee has the right to alter the terms of any option when granted or while outstanding pursuant to the terms of the 2000 Plan except the option price.

     All options automatically become exercisable in full in the event of a change in control (as defined in the 2000 Plan), death or disability of the optionee or as decided by the compensation committee. Upon retirement, options held for at least one year become exercisable in full. If an optionee's employment with the Company is terminated for any reason except death, disability or retirement, the optionee has three months in which to exercise an option (but only to the extent exercisable immediately after termination) unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.

401(k) Plan

     On June 1, 2000 the Company implemented an employee savings plan designed to qualify under Section 401(k) of the Internal Revenue Code. This plan is for all full-time employees who have completed at least thirty days of service. Company contributions are made in the form of common stock at the prevailing current market price and vest equally over a three-year period. The Company will match the first six percent of an employee contribution on a dollar for dollar basis up to the maximum contribution allowed under Internal Revenue Code. Contributions were $61,036, $74,268 and $85,178 for the fiscal years ended October 31, 2004, 2003 and 2002, respectively. These contributions were paid through the issuance of 16,060, 69,848 and 40,180 shares of our common stock, respectively. During the fiscal years ended October 31, 2004, 2003 and 2002, 5,442, 11,688 and 938 shares of our common stock respectively, were returned to the 401k plan due to employee shares that were not vested due to attrition. Contributions for the fiscal year ended October 31, 2004 were $61,036, which represents the issuance of approximately 16,060 shares of our common stock.

Elimination of Monetary Liability for Directors and Officers

     Our articles of incorporation contain provisions permitted under the Colorado Business Corporation Act relating to the liability of directors. Such provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving a breach of the director's duty of loyalty or acts or omissions involving intentional misconduct or a knowing violation of the law. These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies and injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of securities law, including federal securities laws.

Indemnification of Officers and Directors

     Our Bylaws contain provisions permitting indemnification of our directors to the fullest extent permitted by the Colorado Business Corporation Act. These provisions may have the practical effect of eliminating the ability of shareholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors. There are also agreements indemnifying our officers to the same extent that directors are indemnified by our Bylaws.

Compensation Committee Interlocks and Insider Participation

     During the fiscal year ended October 31, 2004, no executive officers served on the board of directors or the compensation committee of another company that had an executive officer serving on the Company's board of directors. Kenneth J. Slepicka, Chairman of the compensation committee, is the Senior Portfolio Manager of Northshore Asset Management, LLC. As of October 31, 2004, Northshore Asset Management, LLC beneficially owned approximately 4,806,391 shares of our common stock, representing approximately 27% of the issued and outstanding common stock of the Company. In addition to Mr. Slepicka, Mr. Douglas R. Ballew, the Chief Financial Officer of Northshore, is also a member of our board of directors.

                           PRINCIPAL SHAREHOLDERS AND
                          STOCK HOLDINGS OF MANAGEMENT

     The following table sets forth information with respect to the beneficial ownership of our common stock as of December 10, 2004 by (1) each person or entity who is known by us to own beneficially 5% or more of the outstanding shares of our common stock, (2) each of our current directors, (3) each named executive officer and (4) all current directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on a review of filing with the Securities and Exchange Commission and on information furnished to us by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                               Number of           Percent of
  Name and Address of Beneficial Owner         Shares(1)            Total(1)
  ------------------------------------         ---------            --------

  Joseph S. Klimek (4)(10)                       413,286              2.4%

  Joseph F. Longo (3)(10)                      1,698,898              9.7%

  Peter J. Scanlon (2)(10)                        85,234                *

  Ralph N. Dechiaro (6)(10)                       15,444                *

  Karl N. Hale (5)(10)                            48,452                *

  Douglas R. Ballew (9)(11)(12)                   30,000                *

  Joseph A. Equale (13)                           30,000                *
  103 Newtown Road, Suite 1A
  Danbury, CT 06810

  Nicholas S. Perna (14)                          30,000                *
  27 Wilton Road East
  Ridgefield, CT 06877

  Kenneth J. Slepicka (9)(11)(15)                 30,000                *

  Northshore Asset Management, LLC (17)        3,558,347              20.3%
  208 South LaSalle, Suite 1201
  Chicago, IL 60604

  Paradigm Group L.P. (8)                      1,822,985              10.4%
  60 Revere Drive, Suite 725
  Northbrook, IL 60062

  Circle Trust Company (18)                    1,000,000              5.7%
  Metro Center
  1 Station Place, Suite 30
  Stamford, CT 06902

  The Nutmeg Group L.L.C. (16)                 1,402,934              8.0%
  1320 Tower Road
  Schaumburg, IL 60173

  All officers and directors as a group (9     2,371,314              13.5%
  persons) (7)

*    Less than 1%.

(1) The beneficial ownership is calculated based on 17,560,870 shares of our common stock outstanding as of December 10, 2004. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. In computing the number of shares beneficially owned by a person in the column and the percentage ownership of that person, shares of common stock subject to options held by that person that were exercisable at or within 60 days of December 10, 2004 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

(2) Includes 5,000 shares owned by Mr. Scanlon's wife for which he disclaims beneficial ownership. Includes 70,000 shares subject to currently exercisable options and/or that are exercisable within 60 days of October 1, 2004, and 10,234 shares that have vested through December 31, 2003 through the Company's 401k plan.

(3) Includes 310,000 shares subject to options that are currently exercisable and/or are exercisable within 60 days of October 1, 2004.

(4) Includes 340,000 shares subject to options that are currently exercisable and/or are exercisable within 60 days of October 1, 2004 and 18,035 shares that have vested through December 31, 2003 through the Company's 401k plan.

(5) Includes 35,000 shares subject to options that are currently exercisable and/or are exercisable within 60 days of October 1, 2004 and 13,452 shares that have vested through December 31, 2003 through the Company's 401k plan.

(6) Includes 3,000 shares subject to options that are currently exercisable and/or are exercisable within 60 days of October 1, 2004 and 4,944 shares that have vested through December 31, 2003 through the Company's 401k plan.

(7) Includes an aggregate of 868,000 shares held by all directors and executive officers that are subject to options that are currently exercisable and/or are exercisable within 60 days of October 1, 2004. See notes (3) through
     (6) above, and notes (12) through (15) below.

(8)  Includes 962,436 warrants exercisable within 60 days of October 1, 2004.

(9) Does not include 3,663,647 shares of common stock owned by Northshore Asset Management, LLC, of which Messrs. Ballew and Slepicka are each a principal, in which securities Messrs. Ballew and Slepicka disclaim any beneficial interest except to the extent of their pecuniary interest therein.

(10) Address is 15 Old Danbury Road, Suite 203, Wilton, Connecticut 06897

(11) Address is 208 South LaSalle Suite 1201, Chicago, IL 60604.

(12) Includes 30,000 shares subject to options that are currently exercisable and/or are exercisable within 60 days of October 1, 2004.

(13) Includes 30,000 shares subject to options that are currently exercisable and/or are exercisable within 60 days of October 1, 2004.

(14) Includes 30,000 shares subject to options that are currently exercisable and/or are exercisable within 60 days of October 1, 2004.

(15) Includes 30,000 shares subject to options that are currently exercisable and/or are exercisable within 60 days of October 1, 2004.

(16) Includes 701,467 warrants exercisable within 60 days of October 1, 2004.

(17) Of these shares, 3,558,347 are held by Northshore Asset Management, LLC for the benefit of Astor Fund, LLC, a Delaware limited liability company that is managed and beneficially owned by Northshore.

(18) Northshore Asset Management, LLC is the beneficial owner of NSCT, LLC, a Connecticut limited liability company, which in turn, is the beneficial owner of eighty-six percent (86%) of Circle Trust Company.

                             SELLING SECURITYHOLDERS

     Startech previously filed Registration Statement No. 333-96885 on Form S-1 to register for resale 927,969 shares of its common stock, warrants to purchase 927,696 shares of common stock and an additional 927,969 shares of common stock issuable upon exercise of the warrants, in each case, by the selling securityholders identified in the Registration Statement. Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement also serves as a post-effective amendment to Registration Statement No. 333-96885 but does not include 800,773 shares of common stock and 800,773 warrants to purchase shares of common stock or 314,919 shares of common stock issuable upon exercise of the warrants are included as part of Registration Statement No. 333-96885 that were issued to non-affiliates, which shares of common stock and warrants are either
(1) currently eligible for resale under Rule 144(k) of the Securities Act of 1933, as amended: or (ii) not otherwise being included in this registration statement. Accordingly, this Registration Statement carries forward from the previously filed Registration Statement 126,923 shares of common stock, 126,923 warrants to purchase shares of common stock and 612,777 shares of common stock issuable upon exercise of the warrants.

     The selling securityholders may, from time to time, offer and sell shares of our common stock, warrants (and shares of common stock issuable upon exercise of the warrants) pursuant to this prospectus.

     All of the securities being offered by the selling securityholders were acquired by the holders in private placement transactions in which we granted registration rights with respect to all of the common stock purchased, all the warrants issued, and all of the shares issuable upon exercise of the warrants. None of the selling securityholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted.

     The following table sets forth certain information, as of November 1, 2004, with respect to the common stock held by the selling securityholders. Information with respect to ownership has been furnished by the respective selling securityholders.

                                           Shares of
                                          Common Stock     Number of
                                          Beneficially      Warrants    Number of Shares
                                             Owned          Offered      of Common Stock         Common Stock
                                          Before the      Pursuant to   Offered Pursuant      Beneficially Owned
                                           Offering      Registration   to Registration      After the Offering (2)
Name of Beneficial Owner                   Number(1)       Statement        Statement        Number     Percentage
------------------------                   ---------       ---------        ---------        ------     ----------
Anita Drobny & Jessica Drobny JT WROS        8,848 (3)        4,424         8,848 (3)             0          *
Anita Drobny & Jennifer Drobny JT WROS       8,848 (3)        4,424         8,848 (3)             0          *
Anita Drobny & Michael Drobny JT WROS        8,848 (3)        4,424         8,848 (3)             0          *
Ann C. Ritson                               95,826 (4)           --        47,913 (4)        47,913          *
Ardent Research Partners, L.P. (5)         380,788 (6)      132,744       265,488 (6)       115,300          *
Blake Zizzi                                 20,000 (7)           --         6,000 (7)        14,000          *
Brian M. and Dawn D. Boomazian              13,538 (8)           --         5,769 (8)         7,769          *
Circle Trust Company (9)                 1,000,000               --     1,000,000                 0          *
David J. and Mary Beth Miller               11,538 (10)          --         5,769 (10)        5,769          *
Eli Galford & Karen Chelin Jr. JT WROS     110,000 (11)      55,000       110,000 (11)       55,000          *
Elie Ohnona                                 21,154 (12)          --        10,577 (12)       10,577          *
Fred J. and Marybeth Marinelli              16,691 (13)          --         6,750 (13)        9,941          *


                                       49

                                           Shares of
                                          Common Stock     Number of
                                          Beneficially      Warrants    Number of Shares
                                             Owned          Offered      of Common Stock         Common Stock
                                          Before the      Pursuant to   Offered Pursuant      Beneficially Owned
                                           Offering      Registration   to Registration      After the Offering (2)
Name of Beneficial Owner                   Number(1)       Statement        Statement        Number     Percentage
------------------------                   ---------       ---------        ---------        ------     ----------

Gregg T. Rennie (14)                       202,372 (15)      22,124        44,248 (15)      158,124          *
James M. Galvin Jr.                         44,248 (16)      22,124        44,248 (16)            0          *
Jean M. Heagney                             19,230 (17)          --         9,615 (17)        9,615          *
Matthew G. Heagney                           7,769 (18)          --         5,769 (18)        2,000          *
Megalomania Investments LLC (19)            50,000 (20)          --        50,000 (20)            0          *
Michael J. Dunn                             21,792 (21)          --         6,346 (21)       15,446          *
Northshore Asset Management, LLC (22)    3,558,347 (22)          --     3,558,347 (22)            0          *
Nutmeg Environmental, L.P. (23)            381,946 (24)     190,973       381,946 (24)            0          *
Paradigm/Startech 2000 LLP (25)          1,123,607 (26)     126,923       253,846 (26)      869,761          5.0%
Paradigm/Startech 2002, L.P. (27)          492,746 (28)     246,373       492,746 (28)            0          *
Paradigm Group, LLC (29)                   173,913 (29)          --       173,913 (29)            0          *
Paradigm Millennium Fund, L.P. (27)        530,974 (30)     265,487       530,974 (30)            0          *
Paradigm Environmental 2004, L.P. (27)     505,664 (31)     252,832       505,664 (31)            0          *
Robert M. McNamara                          57,692 (32)          --        28,846 (32)       28,846          *
Robert F. Warren, M.D.                      21,154 (33)          --        10,577 (33)       10,577          *
Robert Vujea Revocable Trust (34)          280,000 (35)          --       250,000 (35)       30,000          *
Robin Fischer                               42,000 (36)      16,000        32,000 (36)       10,000          *
Ronald L. Bornhuetter                      215,000 (37)          --        10,577 (37)      204,423          1.1%
Sheldon Drobny, Retirement Plan             44,248 (38)      22,124        44,248 (38)            0          *
Stanley J. Kott                             18,429 (39)          --         5,769 (39)       12,660          *
Stephen C. and Laurie A. Case               16,346 (40)          --         6,346 (40)       10,000          *
Terry C. Allen                              15,386 (41)          --         7,693 (41)        7,693          *
The Nutmeg Group, L.L.C. (42)            1,402,934 (43)     701,467     1,402,934 (43)            0          *
Thomas A. and Virginia M. Gasho             14,538 (44)          --         5,769 (44)        8,769          *
Thomas J. Herlihy                           11,538 (45)          --         5,769 (45)        5,769          *
----------------------

*    Represents less than one percent.

(1) Includes shares of common stock issuable upon exercise of the warrants issued in the private placements.

(2) Assumes that the selling security holder sells all of the shares of common stock offered under this prospectus. Percentage of ownership is based on 17,560,887 shares of common stock outstanding as of December 10, 2004.

(3) Includes 4,424 shares of common stock issuable upon the exercise of warrants.

(4) Includes 47,913 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(5) Ardent Research Partners, L.P., is a New York limited partnership. Northshore Asset Management, LLC is the general partner of Ardent Research Partners and employs Saldutti Capital Management to act as the investment manager for Ardent Research Partners. Francis J. Saldutti, Mark Saldutti and Steve Kanaval, principals of Saldutti Capital Management in their capacities as such, may be deemed to have investment discretion and voting power over the shares of common stock owned by Ardent Research Partners.

(6) Includes 132,744 shares of common stock issuable upon the exercise of warrants.

(7) Includes 6,000 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(8) Includes 5,769 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(9) Circle Trust Company is a Connecticut state-chartered limited purpose trust company. Northshore Asset Management, LLC beneficially owns NSCT, LLC, a Connecticut limited liability company, which is the beneficial owner of 86% of Circle Trust Company. Robert Wildeman, a director of Circle Trust Company, and Douglas Graham, a director and Chief Executive Officer of Circle Trust Company, in their capacities as such, may be deemed to have investment discretion and voting power of the shares of common stock owned by Circle Trust Company.

(10) Includes 5,769 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(11) Includes 55,000 shares of common stock issuable upon the exercise of warrants.

(12) Includes 10,577 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(13) Includes 6,750 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(14) Mr. Rennie is affiliated with New England Securities Corporation, a registered broker-dealer. Mr. Rennie purchased the shares of common stock and warrants issued in the private placement in the ordinary course of business. At the time of purchase of the shares of common stock and warrants, Mr. Rennie had no agreements or understandings, either directly or indirectly, to distribute the shares of common stock or warrants.

(15) Includes 22,124 shares of common stock issuable upon the exercise of warrants.

(16) Includes 22,124 shares of common stock issuable upon the exercise of warrants.

(17) Includes 9,615 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(18) Includes 5,769 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(19) Robert Vujea, a principal of Megalomania Investments LLC and has investment discretion and voting power of the shares of common stock owned by Megalomania Investments LLC.

(20) Represents 50,000 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(21) Includes 6,346 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(22) The shares of common stock are held by Northshore Asset Management, LLC, a Delaware limited liability company, for the benefit of Astor Fund, LLC, a Delaware limited liability company, of which Northshore is the manager and accordingly, Northshore has investment discretion and voting power of the shares held by Northshore for the benefit of Astor. Both Astor and Northshore are beneficially owned by Robert J. Wildeman, Kevin O. Kelley and Glenn A. Sherman. In addition, Messrs. Wildeman, Kelley and Sherman constitute the Board of Managers of Northshore and accordingly, in their capacities as such, may also be deemed to have investment discretion and voting power of the shares held by Northshore for the benefit of Astor. Douglas R. Ballew, the Chief Financial Officer of Northshore and Kenneth J. Slepicka, are principals of Northshore as well as directors of the Company.

(23) Arbus Capital, Ltd., is the general partner of Nutmeg Environmental, L.P. and may be deemed to have investment discretion and voting power of the shares of common stock and warrants beneficially owned by Nutmeg Environmental, L.P. Stephen Jouzapaitis, the President and sole shareholder of Arbus Capital, Ltd., in his capacity as such, may also be deemed to have investment discretion and voting power of the shares of common stock and warrants beneficially owned by Nutmeg Environmental, L.P.

(24) Includes 190,973 shares of common stock issuable upon the exercise of warrants.

(25) Paradigm Group, LLC, is the general partner of Paradigm/Startech 2000 LLP and accordingly, Paradigm Group, LLC has investment discretion and voting power of the warrants and shares of common stock underlying the warrants beneficially owned by of Paradigm/Startech 2000 LLP. Sheldon Drobny, in his capacity as Managing Director of Paradigm Group, LLC, may also be deemed to have investment discretion and voting power of the shares held by Paradigm/Startech 2000 LLP. Mr. Drobny disclaims any beneficial ownership of the shares.

(26) Includes 126,923 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(27) Paradigm Group, LLC, is the general partner of Paradigm/Startech 2002 L.P., Paradigm Environmental 2004, L.P. and Paradigm Millenium Fund, L.P. and accordingly, Paradigm Group, LLC has investment discretion and voting power of the shares of common stock beneficially owned by each of Paradigm/Startech 2002, L.P., Paradigm Environmental 2004, L.P. and Paradigm Millenium Fund, L.P. Sheldon Drobny, in his capacity as Managing Director of Paradigm Group, LLC, may also be deemed to have investment discretion and voting power of the shares held by Paradigm/Startech 2002 L.P., Paradigm Environmental 2004, L.P. and Paradigm Millenium Fund, L.P. Mr. Drobny disclaims any beneficial ownership of the shares.

(28) Includes 246,373 shares of common stock issuable upon the exercise of warrants.

(29) Does not include: (i) 1,123,607 shares of common stock, of which 126,923 are issuable upon the exercise of warrants, beneficially owned by Paradigm/Startech 2000 LLP, for which Paradigm Group, LLC is the general partner; (ii) 538,726 shares of common stock, of which 246,373 are issuable upon the exercise of warrants, beneficially owned by Paradigm/Startech 2002 L.P., for which Paradigm Group, LLC is the general partner; (iii) 505,664 shares of common stock, of which 252,832 are issuable upon the exercise of warrants, beneficially owned by Paradigm/Environmental 2004 L.P., for which Paradigm Group, LLC is the general partner; and (iv) 530,974 shares of common stock, of which 265,487 are issuable upon the exercise of warrants, beneficially owned by Paradigm Millenium Fund L.P., for which Paradigm Group, LLC is the general partner. Sheldon Drobny, in his capacity as Managing Director of Paradigm Group, LLC, may also be deemed to have investment discretion and voting power of the shares held by Paradigm Group, LLC. Mr. Drobny disclaims any beneficial ownership of the shares.

(30) Includes 265,487 shares of common stock issuable upon the exercise of warrants.

(31) Includes 252,832 shares of common stock issuable upon the exercise of warrants.

(32) Includes 28,846 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(33) Includes 10,577 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(34) Robert Vujea is the trustee of the Robert Vujea Revocable Trust and has investment and voting control over the warrants and shares of common stock underlying the warrants owned by the Robert Vujea Revocable Trust.

(35) Includes 250,000 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(36) Includes 16,000 shares of common stock issuable upon the exercise of warrants.

(37) Includes 10,577 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(38) Includes 22,124 shares of common stock issuable upon the exercise of warrants.

(39) Includes 5,769 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(40) Includes 6,346 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(41) Includes 7,693 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(42) Randy Goulding, in his capacity as manager of The Nutmeg Group, L.L.C., may also be deemed to have investment discretion and voting power of the shares held by The Nutmeg Group, L.L.C. Mr. Goulding disclaims any beneficial ownership of the shares.

(43) Includes 701,467 shares of common stock issuable upon the exercise of warrants.

(44) Includes 5,769 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

(45) Includes 5,769 shares of common stock issuable upon the exercise of warrants, which shares of common stock were previously registered under Registration Statement No. 333-96885.

                              PLAN OF DISTRIBUTION

     We are registering the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants on behalf of the selling securityholders, which includes any pledgees, donees, transferees or other who may later hold the selling securityholders' interests. We anticipate that the selling securityholders may sell all or a portion of the shares of common stock offered by this prospectus from time to time on the NASD Over-the-Counter Bulletin Board, on other securities exchanges or in private transactions, at fixed prices, at market prices prevailing at the time of sale or at prices reasonably related to the market price, at negotiated prices, or by a combination of these methods of sale through:

     o ordinary brokerage transactions and transactions in which the broker solicits purchases;

     o sales to one or more brokers or dealers as principal, and the resale by those brokers or dealers for their account, including resales to other brokers and dealers;

     o block trades in which a broker or dealer will attempt to sell the shares of class A common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; or

     o    privately negotiated transactions with purchasers.

     We are not aware as of the date of this prospectus of any agreements between the selling securityholders and any broker-dealers regarding the sale of the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants offered by this prospectus, although we have made no inquiry in that regard. In connection with distributions of the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants, the selling securityholders may enter into hedging transactions with broker-dealers. In connection with these transactions:

     o broker-dealers may engage in short sales of the shares of common stock covered by this prospectus in the course of hedging the positions they assume with selling securityholders;

     o the selling securityholders may sell shares of common stock short and deliver the shares of common stock offered by this prospectus to close out their short positions;

     o the selling securityholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares of common stock offered by this prospectus, which the broker-dealer may resell according to this prospectus; and

     o the selling securityholders may loan or pledge (or engage in other transactions in which record ownership of the shares does not change except under certain circumstances) the shares of common stock offered by this prospectus to a broker or dealer who may sell the loaned shares, or upon a default, the broker or dealer may effect sales of the loaned or pledged shares according to this prospectus.

     All costs, fees and expenses of registration incurred in connection with the offering will be borne by us. All selling and other expenses incurred by the selling securityholders will be borne by the selling securityholders. We have agreed to indemnify or provide contributions to the selling securityholders for certain liabilities, including liabilities arising under the Securities Act.

     The selling securityholders and any broker, dealer or other agent executing sell orders on behalf of the selling securityholders may be considered to be underwriters within the meaning of the Securities Act. If so, commissions received by any of these brokers, dealers or agents and profit on any resale of the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants may be considered to be underwriting commissions under the Securities Act. These commissions received by a broker, dealer or agent may be in excess of customary compensation.

     The selling securityholders also may resell all or a portion of the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants offered by this prospectus in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that Rule.

     We have notified the selling securityholders that they will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and its rules and regulations, including, among others, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of any of the shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants by the selling securityholders. Rule 102 under Regulation M provides, with some exceptions, that it is unlawful for the selling securityholders or their affiliated purchasers to, directly or indirectly, bid for or purchase, or attempt to induce any person to bid for or purchase, for an account in which the selling securityholders or affiliated purchasers have a beneficial interest, any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of the shares of class A common stock. To the extent required by law, we may require the selling securityholders, and their brokers, if applicable, to provide a letter that acknowledges compliance with Regulation M under the Exchange Act before authorizing the transfer of the selling securityholders' shares of common stock the warrants and the shares of common stock issuable upon exercise of the warrants.

                            DESCRIPTION OF SECURITIES

General

     We are authorized by our articles of incorporation to issue an aggregate of 800,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value.

Common Stock

     As of December 10, 2004, there were 17,560,887 shares of common stock outstanding that were held of record by approximately 4,150 shareholders. Holders of our common stock are entitled to one vote per share for each share held on all matters submitted to a vote of the shareholders. There are no cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferential rights with respect to any outstanding preferred stock, holders of our common stock are entitled to receive dividends proportionately as may be declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share proportionately in our available assets after payments of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. Outstanding shares of our common stock are, and the shares of our common stock offered hereby, will upon completion of the offering, be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by rights of the holders of shares of currently issued and outstanding preferred stock and any series of preferred stock, which we may designate and issue in the future.

Preferred Stock

     Under the terms of our articles of incorporation, the board of directors is authorized to issue shares of preferred stock in one or more series without shareholder approval. The board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

     The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with raising capital as well as for possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Warrants

     In connection with a private placement transaction dated January 14, 2003, we issued warrants to purchase 882,353 warrants to purchase shares of common stock at an exercise price of $1.80 per share. These warrants are scheduled to expire on January 14, 2006, provided our common stock is trading at $1.80 per share at that time. If the common stock is trading below $1.80 per share on the expiration date, the Company has agreed to extend the exercise period for up to two more years. The Registration Statement of which this prospectus is a part includes 882,353 warrants and 882,353 shares of common stock which may be issued upon the exercise of all the warrants pursuant to registration rights granted to the purchasers of the common stock and to warrant holders.

     In connection with the private placement transaction dated February 20, 2004, we issued warrants to purchase 1,058,169 shares of common stock at three equally different tranches. Pursuant to the first tranche we issued an aggregate of 352,723 warrants to purchase shares of common stock at a price of $4.89 per share. Pursuant to the second tranche we issued an aggregate 352,722 warrants to purchase shares of common stock at a price of $5.89 per share. Pursuant to the third tranche, we issued an aggregate of 352,722 warrants to purchase shares of common stock at a price of $6.89 per share. Each tranche is scheduled to expire on February 20, 2007. None of these warrants have been exercised as of this time. The Registration Statement of which this prospectus is a part includes the 1,058,169 shares of common stock which may be issued upon the exercise of all the warrants pursuant to registration rights granted to the purchasers of the common stock and to warrant holders.

     In connection with the private placement transaction dated On March 25, 2002, we issued warrants to purchase 927,969 warrants of common stock at an exercise price of $3.34 per share. These warrants are schedule to expire on March 25, 2005.

Limitation on Director's Liability

     Our articles of incorporation contains provisions that allow for the indemnification of directors, officers, employees or other agents of the Company to the fullest extent permitted under Colorado law. The articles of incorporation also provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of his fiduciary duty as a director, including gross negligence, except in circumstances involving intentional misconduct. However, a director shall remain liable for any breach of the director's duty of loyalty to the Company or its shareholders, for acts or omissions that involve intentional misconduct or a knowing violation of the law.

     These provisions do not eliminate a director's duty of care nor do they prevent recourse against directors through equitable remedies or through injunctive relief. Moreover, the provisions do not apply to claims against a director for violations of securities laws, including federal securities laws.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, CO 80209, and its telephone number is (303) 282-4800.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect trading prices of our common stock from time to time. As of the time of this offering, 17,560,887 shares of our common stock are outstanding. Virtually all of these shares will be freely tradable without restriction or further registration under the Securities Act, except for any shares which are owned by an affiliate of the Company as that term is defined in Rule 144 under the Securities Act and that are not registered for resale under this prospectus. The shares of our common stock owned by our affiliates and not registered for resale under this prospectus are restricted securities, as that term is defined in Rule 144, and may in the future be sold without restriction under the Securities Act to the extent permitted by Rule 144 or any applicable exemption under the Securities Act.

Rule 144

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned its, his or her shares of common stock for at least one year from the date such securities were acquired from us or an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock and the average weekly trading volume of our common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k)

     Under Rule 144(k), however, a person who has held restricted securities for a minimum of two years from the later of the date that such securities were acquired from us or an affiliate of ours and who is not, and for the three months prior to the sale of such restricted securities has not been, an affiliate of ours, is free to sell such shares of common stock without regard to the volume, manner-of-sale, public information and the other limitations contained in Rule 144. The foregoing summary is not intended to be a complete discussion of Rule 144.

                                  LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Schuchat, Herzog & Brenman, LLC, Denver, Colorado. .

                                     EXPERTS

     Our consolidated financial statements for the fiscal years ended October 31, 2003, 2002 and 2001 included in this prospectus have been audited by Kostin, Ruffkess & Company, LLC, as set forth in their report. The consolidated financial statements referred to above are included herein in reliance upon the authority of said firm as experts in giving such report.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission (the "SEC"), a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the Registration Statement or the exhibits to the Registration Statement. For further information relating to us, we refer you to the Registration Statement and its exhibits.

     Statements in this prospectus regarding the terms of any contract or document are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the Registration Statement, we refer you to the copy of the contract or other document filed as an exhibit. Each statement is qualified in all respects by the relevant reference.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. We furnish our shareholders with annual reports containing financial statements certified by an independent public accounting firm. All of these filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

                        STARTECH ENVIRONMENTAL CORPORATION

                          INDEX TO FINANCIAL STATEMENTS

Financial Statements For the Nine Months Ended July 31, 2004 and 2003
---------------------------------------------------------------------

Consolidated balance sheets (unaudited) as of July 31, 2004 and
(audited) as of October 31, 2003.............................................F-2

Consolidated statement of operations (unaudited) for the
three and nine months ended July 31, 2004 and 2003...........................F-3

Consolidated statement of cash flows (unaudited) for the
nine months ended July 31, 2004 and 2003.....................................F-4

Notes to consolidated financial statements (unaudited).......................F-5

Financial Statements for the Three Years Ended October 31, 2003, 2002 and 2001
------------------------------------------------------------------------------

Report of Independent Auditors...............................................F-9

Consolidated balance sheets as of October 31, 2003 and 2002.................F-10

Consolidated statement of operations for the years ended
October 31, 2003, 2002 and 2001.............................................F-11

Consolidated statement of changes in stockholders equity for the years ended October 31, 2003, 2002 and 2001.......................................F-12

Consolidated statement of cash flow for the years ended
October 31, 2003, 2002 and 2001.............................................F-13

Notes to consolidated financial statements..................................F-14


                                         STARTECH ENVIRONMENTAL CORPORATION
                                            CONSOLIDATED BALANCE SHEETS


                                                                                       (unaudited)      (audited)
                                                                                          July 31,    October 31,
                                                                                             2004            2003
                                                                                     ------------    ------------
ASSETS
                                  Current assets:

         Cash and cash equivalents ...............................................   $  2,948,615    $  2,601,558
         Inventory ...............................................................        336,533         320,048
         Prepaid expenses ........................................................         15,000          15,000
         Other current assets ....................................................          6,690           2,773
                                                                                     ------------    ------------


                  Total current assets ...........................................      3,306,838       2,939,379

         Property and equipment, net .............................................      1,646,489       1,669,787

         Other assets ............................................................        276,420         276,420
                                                                                     ------------    ------------

                  Total assets ...................................................   $  5,229,747    $  4,885,586
                                                                                     ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
                               Current liabilities:

         Accounts payable ........................................................   $     57,745    $     40,167
         Capital lease - short-term ..............................................          6,081          15,994
         Customer deposits .......................................................        351,409       1,040,000
         Other accrued expenses ..................................................        358,128         396,872
                                                                                     ------------    ------------
                  Total current liabilities ......................................        773,363       1,493,033
           .......................................................................                   Long-term liability:
         Capital lease payable  net of current portion ...........................            595           4,316
                                                                                     ------------    ------------

                  Total liabilities ..............................................        773,958       1,497,349
                                                                                     ------------    ------------

Stockholders' equity:

         Preferred stock, no par value 10,000,000 shares authorized; Shares issued and outstanding: 0 at July 31, 2004, 2,645 (aggregate liquidation
         preference of $26,453) at October 31, 2003 ..............................              0          26,453
         Common stock, no par value, 800,000,000 shares authorized;
         Shares issued and outstanding: 17,540,698 at July 31, 2004
         and 16,134,122 at October 31, 2003 ......................................     22,399,518      19,536,077
         Additional paid-in capital ..............................................      1,742,745       1,742,745
         Accumulated deficit .....................................................    (19,686,474)    (17,917,038)
                                                                                     ------------    ------------
         Total stockholders' equity ..............................................      4,455,789       3,388,237
                                                                                     ------------    ------------
                  Total liabilities and stockholders' equity .....................   $  5,229,747    $  4,885,586
                                                                                     ============    ============


                           See accompanying notes to consolidated financial statements.

                                                       F-2

                                   STARTECH ENVIRONMENTAL CORPORATION
                                  CONSOLIDATED STATEMENT OF OPERATIONS

                                               (UNAUDITED)



                                            Three Months    Three Months     Nine Months     Nine Months
                                                   Ended           Ended           Ended           Ended
                                           July 31, 2004   July 31, 2003   July 31, 2004   July 31, 2003
                                            ------------    ------------    ------------    ------------
Revenue .................................   $     68,576    $     70,000    $  1,629,196    $     70,000

Cost of sales ...........................         31,250          31,530         604,506         113,537
                                            ------------    ------------    ------------    ------------

Gross profit(loss) ......................         37,326          38,470       1,024,690         (43,537)
                                            ------------    ------------    ------------    ------------

Operating expenses
       Selling expense ..................        234,070         171,791         673,703         574,428
       Research and development .........         82,372          78,133         241,838         223,279
       General and administrative expense        736,062         675,469       1,893,285       1,604,347
                                            ------------    ------------    ------------    ------------

Total operating expense .................      1,052,504         925,393       2,808,826       2,402,054
                                            ------------    ------------    ------------    ------------

Loss from operations ....................     (1,015,178)       (886,923)     (1,784,136)     (2,445,591)
                                            ------------    ------------    ------------    ------------

Other income (expense):
Other income ............................              0               0               0          (1,371)
Interest income .........................          8,077             929          22,599           2,603
Gain on sale of asset ...................              0               0               0             193
Interest expense ........................           (309)         (1,538)         (1,486)         (5,888)
                                            ------------    ------------    ------------    ------------
Total other income ......................          7,768            (609)         21,113          (4,463)
                                            ------------    ------------    ------------    ------------


Loss before income taxes ................     (1,007,410)       (887,532)     (1,763,023)     (2,450,054)
                                            ------------    ------------    ------------    ------------

Income tax expense ......................          3,633            (259)          6,411           6,171
                                            ------------    ------------    ------------    ------------

Net loss ................................   $ (1,011,043)   $   (887,273)   $ (1,769,434)   $ (2,456,225)
                                            ============    ============    ============    ============


Net loss per share ......................   $      (0.06)   $      (0.07)   $      (0.11)   $      (0.22)
                                            ============    ============    ============    ============

Weighted average common
shares outstanding ......................     17,505,736      12,214,438      16,710,763      11,094,752
                                            ============    ============    ============    ============


                   See accompanying notes to these consolidated financial statements.

                                                  F-3

                         STARTECH ENVIRONMENTAL CORPORATION
                               STATEMENT OF CASH FLOWS
                                     (UNAUDITED)



                                                          Nine Months    Nine Months
                                                                Ended          Ended
                                                        July 31, 2004  July 31, 2003
                                                          -----------    -----------
Cash flows from operating activities:
Net loss ..............................................   $(1,769,434)   $(2,456,225)
Adjustments to reconcile net loss to net cash provided
By operating activities:
Depreciation ..........................................       155,846        146,953
Common stock issued for services ......................        42,000              0
401K plan match made by the issuance of shares ........        43,416         54,974
Gain on sale of asset .................................             0           (193)
(Increase) decrease in accounts receivable ............             0        276,000
(Increase) decrease in inventory ......................       (16,485)       (70,122)
(Increase) decrease in prepaid and other current assets        (3,917)         4,213
(Increase) decrease in other assets ...................             0         27,664
Increase (decrease) in accounts payable ...............        17,578       (115,006)
Increase (decrease) in customer deposits ..............      (688,591)       670,000
Increase (decrease) in accrued expense ................       (38,744)         1,377
                                                          -----------    -----------

Net cash used in operating activities .................    (2,258,331)    (1,515,693)
                                                          -----------    -----------

Cash flows used in investing activities:
Capital expenditures ..................................      (132,548)       (26,203)
Proceeds from sale of assets ..........................             0          5,593
                                                          -----------    -----------
Net Cash used in investing activities .................      (132,548)       (20,610)
                                                          -----------    -----------

Cash flows from financing activities:
Payment for capital leases ............................       (13,634)       (34,355)
Proceeds from common stock issuance ...................     2,751,570      3,846,286
                                                          -----------    -----------
Net cash provided by financing activities .............     2,737,936      3,811,931
                                                          -----------    -----------
Net increase (decrease) in cash .......................       347,057      2,275,628
Cash and cash equivalents at beginning of period ......     2,601,558        509,321
                                                          -----------    -----------
Cash and cash equivalents at end of period ............   $ 2,948,615    $ 2,784,949
                                                          ===========    ===========
Supplemental disclosure- Taxes Paid ...................         6,411          6,171
                                                          ===========    ===========


            See accompanying notes to consolidated financial statements.

                                        F-4

                       STARTECH ENVIRONMENTAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements of Startech Environmental Corporation
(referred to herein as the "Company", unless the context indicates otherwise) presented herein are unaudited. In our opinion these financial statements include all adjustments necessary for a fair presentation of the financial position. Results for the nine months ended July 31, 2004 are not necessarily indicative of results for the entire year. The accompanying financial statements should be read in conjunction with the Company's financial statements and related notes for the year ended October 31, 2003 which are included in the Company's annual report on Form 10-K for the period ended October 31, 2003.

Note 1.  Capital Lease Obligation.
----------------------------------

     The Company has entered into capital lease obligations for computers and capital equipment. The term of the leases range from 36 to 48 months, with principal and interest due in aggregate monthly installments of $1,372 at interest rates ranging from 9.25% to 19.14%. The equipment capitalized was $35,224 and is being depreciated over five to fifteen years. Depreciation expense for the nine months ended July 31, 2004 was $6,323.

Note 2.  Equity Transactions.
-----------------------------

     The following reconciles the number of shares of common stock outstanding to the weighted average number of shares of common stock outstanding and the weighted average number of common and dilutive potential shares of common stock outstanding for the purposes of calculating basic and diluted earnings per common share at July 31 of each period indicated (shares in millions): Diluted earnings per share is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential future issuances of common stock relating to stock option programs and other potentially dilutive securities. In calculating diluted earnings per share, the dilutive effect of stock options is computed using the average market price for the period. Shares related to convertible debt financing and certain of the Company's outstanding stock options were excluded because they were not dilutive, however, these shares could be dilutive in the future. The following table sets forth the computation of basic and diluted earnings per share:

                                                           THREE MONTHS ENDED            NINE MONTHS ENDED
                                                                 JULY 31,                     JULY 31,
                                                            2004         2003            2004         2003
                                                            ----         ----            ----         ----
   Number of shares of common stock outstanding at
   end of period..................................          17.5         15.6            17.5         15.6

   Effect of using weighted average of common stock
   outstanding....................................          (0.0)         3.4             (.8)         4.5

   Basic shares of common stock outstanding.......          17.5         12.2             16.7        11.1

   Dilutive effect of common stock options and
   warrants.......................................            .9         (0.5)              .9          .6

   Diluted shares of common stock outstanding               18.4         11.7             17.6        11.7


     For the nine months ended July 31, 2004 and July 31, 2003, the effect of the Company's common stock options and warrants are not included for the diluted earnings per share calculation since the inclusion of such items would be anti-dilutive.

     At July 31, 2004, there were approximately 18.4 million shares of common stock potentially issuable with respect to stock options and warrants, which could dilute basic earnings per share in the future.

                                      F-4

Stock Options

     At July 31, 2004, we had two stock-based employee compensation plans, which are described more fully in Note 6. We have adopted the disclosure provisions allowed by Statement of Financial Accounting Standards ('SFAS') No. 148,
'Accounting for Stock-Based Compensation -- Transition and Disclosure -- An
Amendment of FASB Statement No. 123.' In addition, we have elected to continue using the intrinsic value method to measure the compensation costs of stock-based awards granted to employees in accordance with Accounting Principles
Board ('APB') Opinion No. 25, 'Accounting for Stock Issued to Employees'; as a result, we recognize compensation expense for employee stock options granted at a price less than the market value of our common stock on the date of grant. The following table illustrates the effect on net loss and net loss per share had stock-based employee compensation been recorded based on the fair value method under SFAS No. 123.

                                              Three Months      Three Months      Nine Months     Nine Months
                                                 Ended              Ended            Ended           Ended
                                             July 31, 2004      July 31, 2003    July 31, 2004   July 31, 2003
                                             -------------      -------------    -------------   -------------
Net loss applicable to common stockholders    $ (1,011,043)         $(887,273)      (1,769,434)    $(2,456,225)

Stock-based compensation pro forma........        (397,238)           (43,100)        (437,642)        (81,100)

Net loss applicable to common
stockholders pro forma....................      (1,408,281)          (930,373)      (2,207,076)     (2,537,325)
                                                -----------          ---------      -----------     -----------
Net profit/(loss) per share applicable to
common stockholders basic.................          $(0.06)            $(0.05)          $(0.11)         $(0.22)
                                                    -------            -------          -------         -------
Net profit/(loss) per share applicable to
common stockholders  (basic and) pro forma          $(0.08)            $(0.08)          $0(.13)         $(0.23)
                                                    -------            -------          -------         -------

     Option valuation models require highly subjective assumptions, including the expected stock price volatility, which may be significantly different from those of traded options. Because changes in subjective assumptions can materially affect the fair value estimate, it is our opinion that the existing models do not necessarily provide a reliable single measure of the fair value of our stock-based awards. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. The pro forma stock-based employee compensation was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for each year:

                                                    FOR THE QUARTER ENDED JULY 31,
                                                                 2004                    2003
                                                                 ----                    ----
   Risk-free interest rate                                      4.60%                   4.00%
   Expected life of options - years                             10.00                   10.00
   Expected stock price volatility                               123%                    80%
   Expected dividend yield                                       N/A                     N/A

     In accordance with APB Opinion No. 25, we use the intrinsic value method to measure the compensation costs of stock-based awards granted to employees as the excess of the market value of our common stock on the date of grant over the amount that must be paid to acquire our common stock. We record these compensation costs over the vesting period of the stock-based award.

     We account for stock-based awards granted to non-employees at fair value in accordance with SFAS No. 123, 'Accounting for Stock-Based Compensation.' In accordance with Financial Accounting Standards Board ('FASB') Interpretation No.
44, 'Accounting for Certain Transactions Involving Stock Compensation,' we record compensation charges or benefits related to re-priced stock options based on the market value of our common stock until the re-priced stock options are exercised, forfeited or expire. At this time no options have been repriced.

                                      F-5

Note 3. Cash Flow.
------------------

     During the nine months ended July 31, 2004 and 2003, the Company had non-cash transactions. The following is a listing of these transactions and the dollar value of these transactions.


                                                          July 31,     July 31,
Nine months ended:                                            2004         2003
-------------------                                       --------     --------

Stock issued for subscription receivable                        $0     $150,000
401k plan match                                             43,416       54,974
Property & Equipment acquired under capital lease                0        3,612
Common Stock issued for services                            42,000            0
Series A convertible preferred shares converted to
 common shares                                              26,453      330,100

Note 4.  Interim Financial Information (Unaudited).
---------------------------------------------------

     The interim financial statements of the Company for the three and nine months ended July 31, 2004 and 2003, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities Exchange Commission (`SEC'). Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principals generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations relating to interim financial statements.

Note 5.  Revenue Recognition.
----------------------------

     The Company recognizes revenue on the sale of its manufactured products at the date of shipment. Revenues earned from consulting and design services are recognized when the services are completed. For distributorship agreements; revenue is recognized for services and training upon completion and amortize the distribution rights of the distributor over a reasonable period of time.

Note 6.  Employee Benefits Plan.
-------------------------------

     Contributions for the three months ended July 31, 2004 were $19,071, which represents the issuance of approximately 4,384 shares of our common stock. Contributions for the nine months ended July 31, 2004 were $49,731, which represents the issuance of approximately 11,623 shares of our common stock.

Note 7. Stockholders Equity.
----------------------------

Common Stock

     For the months three months ended July 31, 2004, 72,000 options were exercised, for a gross proceeds of $146,160. For the nine months ended July 31, 2004, 137,000 options were exercised, for gross proceeds of $245,110.

Stock Options

1995 Stock Option Plan

     In November 1995, the Company registered 2,000,000 shares of common stock, issuable upon exercise of stock options issued by the Company under its 1995 Non-qualifying Stock Option Plan (the 1995 Plan) for employees, directors and other persons associated with the Company whose services have benefited the Company. The options must be issued within 10 years from November 20, 1995. Determination of the option price per share and exercise date is at the sole discretion of the Compensation Committee. During the years ended October 31, 2003, 2002, and 2001, the Company issued 0, 10,000 and 297,500 stock options under the 1995 Plan, respectively. The options have an exercise price of $3.38 and $5.63 per share, respectively. On the issuance dates, the market value was the same as the exercise price; therefore, no compensation expense was recorded. As of July 31, 2004, 8,089 options have not been granted under the 1995 Plan.

Options outstanding - 1995 Plan

   Options outstanding, October 31, 2000                            900,000
   Options granted in 2001                                          297,500
                                                                    -------
   Options outstanding, October 31, 2001                          1,197,500
                                                                  =========
   Options granted in 2002                                           10,000
                                                                     ------
   Options outstanding  October 31, 2003 & July 31, 2004          1,207,500
                                                                  =========

2000 Stock Option Plan

     Our 2000 Stock Option Plan (the "2000 Plan") was adopted by our board of directors in January 2000 and was approved by our stockholders in February 2000. The 2000 Plan authorizes the issuance of up to 1,000,000 shares of our common stock. During the quarter ended July 31, 2004, 96,668 options have been granted under the 2000 Plan at an average exercise price of $4.20 per share, and 72,000 options were exercised during the three months ended July 31, 2004 at an average exercise price of $2.03 per share. During the nine months ended July 31, 2004 130,000 options were granted at an average price of 3.98 per share and 137,000 options were exercised at an average exercise price of $1.79 per share and. A total of 507,000 options under the 2000 Plan have been granted at an average exercise price of $3.55 per share. On the issuance dates, the market value was the same as the exercise price; therefore, no compensation expense was recorded. As of July 31, 2004, 513,000 options are available to be granted under the 2000 Plan.

Options outstanding - 2000 Plan

   Options outstanding, October 31, 2000                      0
   Options granted in 2002                              277,000
   Options cancelled in 2002                                  0
                                                              -
   Options outstanding, October 31, 2002                277,000
                                                        =======
   Options granted in 2003                              100,000
   Options exercised in 2003                                  0
                                                              -
   Options cancelled in 2003                           (20,000)
                                                       ========
   Options outstanding October 31, 2003                 357,000
                                                        =======
   Options exercised in 2004                          (137,000)
                                                      ---------
   Options granted in 2004                              130,000
                                                        -------
   Options cancelled in 2004                                  0
                                                              -
   Options outstanding July 31, 2004                    350,000
                                                        =======

     The 2000 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and non-statutory stock options. Our officers, directors, employees and consultants, and employees and consultants of our majority-owned affiliated companies, are eligible to receive awards under the 2000 Plan.

     The options may be granted at an exercise price greater than or equal to the fair market value of our common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to persons holding more than 10% of the voting power of the Company. Fair market value for purposes of the 2000 Plan is the closing market price of our common stock on the relevant date.

2000 Compensation Plan

     The Company established the 2000 Stock Compensation Plan which replaced the 1995 Stock Compensation Plan.

     The 2000 Compensation Plan authorizes awards of the following type of equity-based compensation: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, annual grants of stock options to directors, stock options to directors in lieu of compensation for services rendered as directors, and other stock-based awards valued in whole or in part by reference to stock of the Company. No incentive stock options may be granted on or after February 1, 2010, nor shall such options remain valid beyond ten years following the date of grant.

     The total number of shares of common stock reserved and available for distribution under the 2000 Compensation Plan originally was 1,000,000 shares which may be issued as incentive stock options.

     At July 31, 2004, there were 501,089 shares of common stock reserved for issuance upon the exercise of outstanding options under all plans and 493,000 shares available for grant of options under the 2000 Compensation Plan.

     For the nine months ended July 31, 2004 we granted 130,000 options, respectively, to its directors and one executive officer. These options were granted under the 2000 Compensation Plan. Fifty percent of these options vest at the time of the grant and the other 50% vest six months after date of grant and expire not more than ten years from date of grant.

     The 2000 Compensation Plan is administered by our compensation committee. The compensation committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2000 Compensation Plan and to interpret its provisions. The committee selects the recipients of awards and determines the number of shares of common stock covered by the options and the dates upon which the options become exercisable and terminate, subject to provisions of the plan. Incentive stock options must terminate within ten years of the grant. Non-statutory options must terminate within fifteen years of the date of grant. The committee has the right to alter the terms of any option when granted or while outstanding, pursuant to the terms of the plan, except the option price.

     All options automatically become excisable in full in the event of a change in control, as defined in the 2000 Compensation Plan, death or disability of the option holder or as decided by the compensation committee. Upon retirement, options held for at least one year prior thereto become exercisable in full. If an option holder's employment with us is terminated for any reason, except upon death, disability or retirement, the option holder has three months in which to exercise an option, but only to the extent exercisable immediately after termination, unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.

[GRAPHIC OMITTED]

K0STIN
RUFFKESS
& Company, LLC         Farmington - New London        Pond View Corporate Center


                                                      76 Batterson Park Road
                                                      Farmington, CT 06032
                                                      Main Line:  (860) 678-6000
                                                      Toll Free:  (800) 286-KRCO
                                                      Fax:        (860) 678-6110
                                                      Web: www.kostin.com


Business Advisors and Certified Public Accountants


To the Board of Directors
Startech Environmental Corporation

INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Startech Environmental Corporation as of October 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended October 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Startech Environmental Corporation as of October 31, 2003 and 2002, and the results of its operations, changes in stockholders' equity and its cash flows for each of the three years in the period ended October 31, 2003, in conformity with accounting principles generally accepted in the United States of America.




Farmington, Connecticut
  December 15, 2003, except note 13
As to which the date is December 19, 2003.



                                    STARTECH ENVIRONMENTAL CORPORATION
                                        Consolidated Balance Sheets
                                         October 31, 2003 and 2002



                                                                                  2003            2002
                                                                              ------------    ------------
     Assets
Current assets:
   Cash and cash equivalents                                                  $  2,601,558    $    509,321
   Accounts receivable                                                                   0         290,000
   Inventory                                                                       320,048         273,706
   Prepaid expenses                                                                 15,000           5,000
   Other current assets                                                              2,773          17,380
                                                                              ------------    ------------
Total current assets                                                             2,939,379       1,095,407

Equipment, at cost, net of accumulated depreciation                              1,669,787       1,794,067

Other Assets                                                                       276,420         248,756
                                                                              ------------    ------------

     Total Assets                                                             $  4,885,586    $  3,138,230
                                                                              ============    ============

Liabilities and Stockholders' Equity

Current liabilities:

   Accounts payable                                                           $     40,167    $    260,116
   Customer Deposits                                                             1,040,000         120,000
   Capital lease - short-term                                                       15,994          44,885
   Other accrued expenses                                                          396,872         301,221
                                                                              ------------    ------------

     Total current liabilities                                                   1,493,033         726,222

Long-term liability:
   Capital lease payable net of current portion                                      4,316          17,580
                                                                              ------------    ------------

     Total liabilities                                                           1,497,349         743,802
                                                                              ------------    ------------

Stockholders' equity:

Preferred stock, no par value, 10,000,000 shares authorized; 2,645, and             26,453         356,553
     35,655 at October 31,  2003 and 2002 respectively (aggregate liquidation preference  of $26,453 and $360,553 at October 31,2003 and
     2002, respectively)
Common stock; no par value; 800,000,000 shares authorized shares issued and     19,536,077      14,790,453
     outstanding: 16,134,122 at October 31, 2003 and 10,293,392 at
     October 31, 2002
Additional paid-in-capital                                                       1,742,745       1,742,745
Deficit                                                                        (17,917,038)    (14,495,324)
                                                                              ------------    ------------

     Total stockholders' equity                                                  3,388,237       2,394,427
                                                                              ------------    ------------
     Total Liabilities and Stockholders' Equity                               $  4,885,586    $  3,138,230
                                                                              ============    ============


              The accompanying notes are an integral part of the consolidated financial statements.

                                                   F-10

                              STARTECH ENVIRONMENTAL CORPORATION

                             Consolidated Statement of Operations

                      For The Years Ended October 31, 2003, 2002 and 2001



                                                            Year Ended October 31,
                                                            ----------------------
                                                     2003            2002            2001
                                                     ----            ----            ----
Revenue                                          $     70,000    $    136,471    $  2,400,000
Cost of goods sold                                     48,676         466,819       1,462,596
                                                 ------------    ------------    ------------
Gross profit (loss)                                    21,324        (330,348)        937,404

Operating Expenses :
    Selling Expense                                   789,133         910,742         853,114
    Research and Development                          310,219         160,785         151,167
    General and Administrative                      1,998,893       2,636,550       2,370,882
                                                 ------------    ------------    ------------
Total Operating Expenses                            3,098,245       3,708,077       3,375,163
                                                 ------------    ------------    ------------

Loss from operations                               (3,076,921)     (4,038,425)     (2,437,759)
                                                 ------------    ------------    ------------

Other income (expense):
    Interest income                                     9,220          26,569         182,193
    Interest expense                                   (6,926)        (12,762)        (15,126)
    Other Income                                       (1,178)        122,866            --
Management restructuring                              346,052               0               0
                                                 ------------    ------------    ------------
    Total other income(expense)                      (344,936)        136,673         167,067
                                                 ------------    ------------    ------------

Income tax (benefit) expense                             (143)         13,548          27,788
                                                 ------------    ------------    ------------

Net loss                                         ($ 3,421,714)   ($ 3,915,300)   ($ 2,298,480)

Less: preferred dividends                                   0          22,310         257,504
                                                 ------------    ------------    ------------

Loss attributable to common stockholders         ($ 3,421,714)   ($ 3,937,610)   ($ 2,565,984)
                                                 ============    ============    ============

Net Loss per share--basic                        ($      0.29)   ($      0.40)   ($      0.30)
Weighted average common shares outstanding         11,641,052       9,746,165       8,359,111
                                                 ============    ============    ============

      The accompanying notes are an integral part of the consolidated financial statements

                                           F-11

                       STARTECH ENVIRONMENTAL CORPORATION
           Consolidated Statements of Changes in Stockholders' Equity
               For The Years Ended October 31, 2003, 2002 and 2001



                                                  Shares         Amount          Shares
                                                  ------         ------          ------

Balance, October 31, 2000                        8,085,660    $  7,532,267        502,220
                                              ------------    ------------   ------------
Preferred shares converted to common shares      1,178,720       4,423,877       (477,150)
Shares issued during the year for                     --
services rendered                                    8,050          29,987           --
Shares issued for cash                              30,000         210,000           --
Shares issued for 401(k) plan                       15,450          68,941           --
Shares retired                                     (35,000)           --             --
Net loss during the year                              --
  ended October 31, 2001                              --              --             --
Accretion of dividend on preferred shares             --              --             --
Dividends                                             --              --           22,441
                                              ------------    ------------   ------------
Balance, October 31, 2001                        9,282,880    $ 12,265,072         47,511
                                              ============    ============   ============
Preferred shares converted to common shares         38,163         140,867        (14,087)
Shares issued during the year                         --
  for services rendered                              4,200          15,624           --
Shares issued for cash                             927,969       2,283,712           --
Shares issued for 401(k) plan                       40,180          85,178           --
Net loss during the year
  ended October 31, 2002                              --              --             --
Dividends                                             --              --            2,231
                                              ------------    ------------   ------------
Balance, October 31, 2002                       10,293,392    $ 14,790,453         35,655
                                              ============    ============   ============
Preferred shares converted to common shares        177,702         330,100        (33,010)
Shares issued for 401(k) plan                       69,848          74,268           --
Shares issued for cash                           5,593,180       4,341,256           --
Net loss during the year ended
  October 31, 2003                                    --              --             --
Dividends                                             --              --             --
                                              ------------    ------------   ------------
Balance, October 31, 2003                       16,134,122    $ 19,536,077          2,645
                                              ============    ============   ============

                                           F-12


                            STARTECH ENVIRONMENTAL CORPORATION
                Consolidated Statements of Changes in Stockholders' Equity
                    For The Years Ended October 31, 2003, 2002 and 2001
                                       (Continued)


                                                                               Additional
                                                 Common        Preferred        Paid-In
                                                 Amount         Capital         Deficit
                                                 ------         -------         -------

Balance, October 31, 2000                    $  4,641,483    $  1,742,745    $ (8,035,210)
                                              ------------    ------------    ------------
Preferred shares converted to common shares     (4,423,877)           --              --
Shares issued during the year for
services rendered                                     --              --
Shares issued for cash                                --              --              --
Shares issued for 401(k) plan                         --              --              --
Shares retired                                        --              --              --
Net loss during the year
  ended October 31, 2001                              --        (2,298,480)
Accretion of dividend on preferred shares             --              --              --
Dividends                                          257,504            --          (227,189)
                                              ------------    ------------    ------------
Balance, October 31, 2001                     $    475,110    $  1,742,745    $(10,560,879)
                                              ============    ============    ============
Preferred shares converted to common shares       (140,867)           --              --
Shares issued during the year
  for services rendered                               --              --
Shares issued for cash                                --              --              --
Shares issued for 401(k) plan                         --              --              --
Net loss during the year
  ended October 31, 2002                              --              --        (3,915,300)
Dividends                                           22,310            --           (19,145)
                                              ------------    ------------    ------------
Balance, October 31, 2002                     $    356,553    $  1,742,745    $(14,495,324)
                                              ============    ============    ============
Preferred shares converted to common shares       (330,100)           --              --
Shares issued for 401(k) plan                         --              --              --
Shares issued for cash                                --              --              --
Net loss during the year ended
  October 31, 2003                                    --              --        (3,421,714)
Dividends                                             --              --              --
                                              ------------    ------------    ------------
Balance, October 31, 2003                     $     26,453    $  1,742,745    $(17,917,038)
                                              ============    ============    ============


   The accompanying notes are an integral part of the consolidated financial statements

                                     F-12(Con't)

                           STARTECH ENVIRONMENTAL CORPORATION
                          Consolidated Statements of Cash Flows
                   For The Years Ended October 31, 2003, 2002 and 2001



                                                       Year Ended October 31,
                                                       ---------------------
                                                2003           2002           2001
                                                ----           ----           ----
Cash flows from operating activities:
  Net  loss                                  $(3,421,714)   $(3,915,300)   $(2,298,480)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
   Expenses paid for through the
   issuance of common stock                            0         15,624
   (Gain) Loss on sale of assets                    (193)         4,633

   401(k) match through issuance
   of common shares                               74,268         85,178         68,941
   Depreciation                                  196,733        190,588        141,640
   Preferred stock accrual                             0          3,165         30,315
   (Increase) decrease in:
     Accounts receivable                         290,000         10,000         38,000
    Prepaid expense                              (10,000)          --           (5,000)
    Inventory                                    (46,342)         5,796         (5,796)
    Other current assets                          14,607        (15,519)        12,015
    Other assets                                 (27,664)      (171,305)        (4,256)
Increase (decrease) in:
  Accounts payable                              (219,949)       144,627       (333,727)
  Customer Deposits                              920,000        120,000              0
  Accrued expenses                                95,651       (242,028)      (166,999)
                                             -----------    -----------    -----------

Net cash used in operating activities         (2,134,603)    (3,764,541)    (2,493,360)
                                             -----------    -----------    -----------
Cash flows used in investing activities:
  Proceeds from sale of asset                      5,593            500           --
  Purchase of equipment                          (74,242)      (172,385)      (685,345)
                                             -----------    -----------    -----------
Net Cash used in investing activities            (68,649)      (171,885)      (685,345)
                                             -----------    -----------    -----------
Cash flows from financing activities:
  Proceeds from common stock issuance          4,341,256      2,283,712        210,000
  Repayment of capital lease payable             (45,767)       (45,293)       (45,121)
                                             -----------    -----------    -----------
Net cash provided by financing activities      4,295,489      2,238,419        164,879

Net decrease in cash and cash
  equivalents                                  2,092,237     (1,698,007)    (3,013,826)

Cash and cash equivalents, beginning             509,321      2,207,328      5,221,154
                                             -----------    -----------    -----------
Cash and cash equivalents, ending            $ 2,601,558    $   509,321    $ 2,207,328
                                             ===========    ===========    ===========


 The accompanying notes are an integral part of the consolidated financial statements.

                                        F-13

                       STARTECH ENVIRONMENTAL CORPORATION
                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 2003, 2002 and 2001

Note 1 - Summary of Significant Accounting Policies:
----------------------------------------------------

Principles of Consolidation
---------------------------

The consolidated financial statements of Startech Environmental Corporation include the accounts of Startech Corporation, its wholly-owned subsidiary. All intercompany transactions have been eliminated in consolidation.

Company's Activities
--------------------

The Company is an environmental technology corporation dedicated to the development, production and marketing of low cost waste minimization, resource recovery, and pollution prevention systems that convert waste into valuable commodities.

Basis of Presentation
---------------------

On November 17, 1995, Startech Environmental Corporation, formerly Kapalua Acquisitions, Inc., was acquired in a reverse acquisition, in which all the then issued and outstanding shares of common stock of Startech Corporation were exchanged for 4,000,000 shares of Kapalua Acquisitions, Inc.'s common stock. After the acquisition and exchange of stock, the former shareholders of Startech Corporation owned 80.5% of the common stock of Kapalua Acquisitions, Inc. Subsequent to November 17, 1995, Kapalua Acquisitions, Inc. filed registration statements with the Securities and Exchange Commission to register certain securities.

On January 2, 1996, Kapalua Acquisitions, Inc. changed its name to Startech Environmental Corporation. The financial statements of Startech Environmental Corporation include all of the accounts of Startech Corporation. This acquisition has been accounted for under the purchases method in the accompanying financial statements.

Revenue Recognition
-------------------

The Company recognizes revenue on the sale of its manufactured products at the date of delivery. Revenues earned from consulting and design services are recognized when the services are complete.

Management Estimates
--------------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at October 31, 2003, 2002 and 2001, and revenues and expenses during the years then ended. The actual outcome of the estimates could differ from the estimates made in the preparation of the financial statements.

Reclassifications
-----------------

Certain reclassifications have been made to the fiscal 2002, and fiscal 2001 financial statements to conform to the presentation used in the fiscal 2003 financial statements. The reclassifications had no effect on shareholders' equity or net losses as previously reported.



                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 2003, 2002 and 2001


Note 1 - Summary of Significant Accounting Policies:   (Continued)
---------------------------------------------------

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents. The primary investments will be high quality commercial paper, money markets, U.S. Treasury Notes, and T-Bills. Regarding supplementary cash flows information, income taxes paid were $8,840 for the year ended October 31, 2003, $13,548 for the year ended October
31, 2002, and $27,788 for the year ended October 31, 2001. Interest paid for the three years ended October 2003 was $6,926, $12,762 and $15,126 respectively. The
Company also had the following non-cash transactions:


2003                                                                           Shares             Amount
----------------------------------------------------------------------------------------------------------
Common shares issued for 401(k) match                                          69,848            $74,268
Series A convertible preferred shares converted to common shares              177,302            330,100
Equipment acquired through capital lease                                           --              3,612

2002                                                                           Shares             Amount
----------------------------------------------------------------------------------------------------------
Common shares issued for services rendered in 2002                              4,200            $15,624
Common shares issued for 401(k) match                                          40,180             85,178
Series A convertible preferred shares converted to common shares               14,087            140,867
Equipment acquired through capital lease                                           --             25,539

2001                                                                           Shares             Amount
----------------------------------------------------------------------------------------------------------
Common shares issued for services rendered in 2001                              8,050            $29,987
Common shares issued for 401(k) match                                          15,450             68,941
Series A convertible preferred shares converted to common shares              477,150          4,423,877
Equipment acquired through capital lease                                           --             90,208
Accrued dividends on the preferred stock                                           --              3,170
Shares returned and cancelled in 2001                                         (35,000)                --

                                                        F-15

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 2003, 2002 and 2001


Note 1 - Summary of Significant Accounting Policies:   (Continued)
---------------------------------------------------

Inventory
---------

Inventory consists of raw materials and works in process, and is stated at lower of cost or market. Cost is determined by the first-in, first-out method.

Equipment
---------

Depreciation of equipment is provided using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 15 years. Expenditures for major renewals and betterments which extend the useful lives of the equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Other Assets
------------

Other assets consist of security deposits on office leases and utility deposits in 2003, 2002 and 2001. In addition we have incurred $206,850 of project costs related to two specific projects we are currently undertaking. Upon completion of these projects our investments in them will be accounted for under the equity method.

Income Taxes
------------

Income taxes consist of State taxes on capital. The Company has net operating loss carry-forwards of approximately $15.5 million expiring in various years through 2023. The deferred tax asset arising from the carry-forwards has been fully reserved against, since the likelihood of realization cannot be determined.

Stock Options
-------------

At October 31, 2003, we had two stock-based employee compensation plans, which are described more fully in Note 6. We have adopted the disclosure provisions allowed by Statement of Financial Accounting Standards (`SFAS') No. 148, `Accounting for Stock-Based Compensation -- Transition and Disclosure -- An Amendment of FASB Statement No. 123.' In addition, we have elected to continue using the intrinsic value method to measure the compensation costs of stock-based awards granted to employees in accordance with Accounting Principles Board (`APB') Opinion No. 25, `Accounting for Stock Issued to Employees'; as a result, we recognize compensation expense for employee stock options granted at a price less than the market value of our common stock on the date of grant. The following table illustrates the effect on net loss and net loss per share had stock-based employee compensation been recorded based on the fair value method under SFAS No. 123.



                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 2003, 2002 and 2001


Note 1 - Summary of Significant Accounting Policies:   (Continued)
---------------------------------------------------



---------------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED OCTOBER 31,
---------------------------------------------------------------------------------------------------------------------
                                                                  2003              2002             2001
                                                                  ----              ----             ----
----------------------------------------------------------------- ----------------- ---------------- ----------------
Stock-based compensation - pro forma                              (76,000)          (542,340)        (1,514,275)
----------------------------------------------------------------- ----------------- ---------------- ----------------
Net loss applicable to common stockholders -- pro forma           $(3,497,714)      $(4,479,950)     $(4,080,259)
----------------------------------------------------------------- ----------------- ---------------- ----------------
Net loss per share applicable to common stockholders (basic) --   $   (.29)         $   (.40)        $   (.30)
as reported
----------------------------------------------------------------- ----------------- ---------------- ----------------
Net loss per share applicable to common stockholders (basic       $   (.30)         $   (.46)        $   (.49)
and) -- pro forma
----------------------------------------------------------------- ----------------- ---------------- ----------------


Option valuation models require highly subjective assumptions, including the expected stock price volatility, which may be significantly different from those of traded options. Because changes in subjective assumptions can materially affect the fair value estimate, it is our opinion that the existing models do not necessarily provide a reliable single measure of the fair value of our stock-based awards. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. The pro forma stock-based employee compensation was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for each year:

--------------------------------------- ---------------- ----------------- -----
                                        2003             2002              2001
                                        ----             ----              ----
--------------------------------------- ---------------- ----------------- -----
Risk-free interest rate                 4.24%            3.82%             5.03%
--------------------------------------- ---------------- ----------------- -----
Expected life of options -- years       10.00            9.90              9.75
--------------------------------------- ---------------- ----------------- -----
Expected stock price volatility         76%              107%              99%
--------------------------------------- ---------------- ----------------- -----
Expected dividend yield                 N/A              N/A               N/A
--------------------------------------- ---------------- ----------------- -----

In accordance with APB Opinion No. 25, we use the intrinsic value method to measure the compensation costs of stock-based awards granted to employees as the excess of the market value of our common stock on the date of grant over the amount that must be paid to acquire our common stock. We record these compensation costs over the vesting period of the stock-based award.

We account for stock-based awards granted to non-employees at fair value in accordance with SFAS No. 123, `Accounting for Stock-Based Compensation.'

In accordance with Financial Accounting Standards Board (`FASB') Interpretation
No. 44, `Accounting for Certain Transactions Involving Stock Compensation,' we record compensation charges or benefits related to re-priced stock options based on the market value of our common stock until the re-priced stock options are exercised, forfeited or expire.

                                      F-17



                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 2003, 2002 and 2001


Note 1 - Summary of Significant Accounting Policies:   (Continued)
---------------------------------------------------

Earnings (Loss) Per Share
-------------------------

Earnings (loss) per share are based on the weighted average number of shares of common stock outstanding during the year. The Company has 3,754,286 potential common shares, 2,783,907 potential common shares, and 2,091,009 potential common shares in 2003, 2002, and 2001, respectively that were not used in the computation of diluted earnings per share because they would have been anti-dilutive for each of the three years ended October 31, 2003, 2002 and 2001.
The Company will issue an additional 14,069 common shares when all the preferred shares are converted.

Off Balance Sheet Risk
----------------------

The Company had more than $100,000 in a single bank during the year. Amounts over $100,000 are not insured by the Federal Deposit Insurance Corporation.
However, management does monitor the financial condition of the institution where these funds are invested.

Note 2 - Inventory:
------------------

Inventory consists of the following at October 31, 2003 and 2002:            2003              2002
                                                                             ----              ----
Raw materials                                                          $    191,342        $    145,000
Work in process                                                             128,706             128,706
                                                                       ------------        ------------
Total inventory                                                        $    320,048        $    273,706
                                                                       ============        ============

Note 3 - Property, Plant and Equipment:
--------------------------------------

Equipment is summarized by major classifications as follows:

                                               Useful Life            2003                  2002
                                                (In years)
Computer equipment                                 3-5            $     129,127          $    123,007
Equipment                                         7-15                1,807,523             1,742,347
Furniture and fixtures                             3-7                  143,995               143,955
Leasehold improvements                             4-7                  108,096               108,096
Other fixed assets                                 4-7                   23,625                23,625
                                                                  -------------          ------------
                                                                      2,212,326             2,141,030
Less: accumulated depreciation                                          589,028               393,452
                                                                  -------------          ------------
                                                                      1,623,298             1,747,578
Construction in progress                                                 46,489                46,489
                                                                  -------------         -------------
Total property, plant and equipment                               $   1,669,787         $   1,794,067
                                                                  =============         =============

                                      F-18

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 2003, 2002 and 2001


Note 4 - Operating Lease:
------------------------

Leases
------

The Company leases office space, equipment, computers and vehicles under non-cancelable operating leases expiring between 2003 and 2006. The future minimum commitments under these leases, exclusive of lease commitments related to Startech are as follows:

                 October 31,
                 -----------
                 2004                                   $308,046
                 2005                                     34,011
                 2006                                        247
                                                             ---
                                                        $342,304

The Company leases its offices in Wilton, Connecticut and its showroom and manufacturing facilities in Bristol, Connecticut, under lease agreements that expire in December 2004 and October 2005. Rental expense for the years ended October 31, 2003, 2002 and 2001, were $285,843, $269,418, and $216,756, respectively. There is an option for the Company to extend the Wilton, Connecticut lease for a five year term with the Landlord having the option to cancel after two years.

Note 5 - Stockholders' Equity:
-----------------------------

Common Stock
------------

During 2003, the Company completed several private placements of its securities pursuant to which we issued an aggregate of 5,593,180 shares of its unregistered common stock at average price of $0.79 per share, resulting in aggregate net proceeds of $4,341,256 after commissions of $44,600 and expenses of $16,625. In January 2003 the Company completed a private placement for $750,000 and issued 882,353 shares at a price of $0.85 cents per share. On March 28, 2003 the Company completed a private placement for $152,480 and issued 152,480 shares at a price of $1.00 per share. On July 15 and July 17th, we issued to one investor 4,000,000 common shares for proceeds of $3,000,000 at a price of $0.75 per share. On October 17, 2003 we raised $500,000 from the same private investor as July 15 th and July 17th issuing 558,347 common shares at a price of $0.90 per share.

Preferred Stock
---------------

During 1999, the Company issued 696,978 shares of its 8% Series A cumulative, convertible, redeemable, preferred stock. Common shares outstanding as of October 31, 2003 do not reflect the preferred shares converted. During the year ended October 31, 2003, 33,010 preferred shares were converted to common shares compared to 14,087 preferred shares converted during the year ended October 31, 2002. There are currently 2,645 preferred shares outstanding.

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 2003, 2002 and 2001


Note 5 - Stockholders' Equity: (Continued)
-----------------------------

Warrants
--------

As it relates to the private placement dated January 14, 2003, 882,353 warrants were issued at a price of $1.80 per share. These warrants will expire in January 2006 provided the common stock is trading at $1.80 per share at this time. If the stock is below the $1.80 per share the Company has agreed to extend the period for up to two consecutive years. There were no warrants issued related to the other private placements transacted in 2003.

In conjunction with the private placement in 2002 the Company issued one common stock warrant for each share of common stock purchased, exercisable at a price equal to 120% of the market price of the common stock on the NASDAQ Small Cap Market based on the average closing price per share for the ten (10) trading days immediately preceding March 25, 2002. Accordingly, the exercise price per share is $3.34 and will expire on March 25, 2005. The Warrant may be callable anytime at the discretion of the Company 12 months after an effective registration statement, and after the average closing bid prices exceeds in excess of a 150% gain over the Exercise price for 10 consecutive trading days.

In conjunction with the issuance of the preferred stock in 2000 the Company issued Warrants to purchase 396,464 shares of common stock at a price of $15.00 per share. These Warrants were set to expire on August 1, 2002 however the price of the stock did not exceed $15.00 per share and the expired on August 31, 2004.

Note 6 - Non-qualifying Stock Option Plan:
-----------------------------------------

1995 Stock Option Plan
----------------------

In November 1995, the Company registered 2,000,000 common shares, issuable upon exercise of stock options issued by the Company under its 1995 Non-qualifying Stock Option Plan (the Plan) for employees, directors and other persons associated with the Company whose services have benefited the Company. The options must be issued within 10 years from November 20, 1995. Determination of the option price per share and exercise date is at the sole discretion of the Compensation Committee. During the years ended October 31, 2003, 2002, and 2001, the Company issued 0, 10,000 and 297,500 stock options, respectively. The options have an exercise price of $3.38 and $5.63 per share, respectively. On the issuance dates, the market value was the same as the exercise price; therefore, no compensation expense was recorded. As of October 31, 2003, 8,089 options have not been granted.

Options outstanding - 1995 Plan

Options outstanding, October 31, 2000                                900,000
Options granted in 2001                                              297,500
                                                                     -------
Options outstanding, October 31, 2001                              1,197,500
                                                                   =========
Options granted in 2002                                               10,000
                                                                      ------
Options outstanding October 31, 2002 and 2003                      1,207,500
                                                                   =========

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 2003, 2002 and 2001


Note 6 - Non-qualifying Stock Option Plan: (Continued)
-----------------------------------------

2000 Stock Option Plan
----------------------

Our 2000 Stock Option Plan was adopted by our board of directors in January 2000 and was approved by our stockholders in February 2000. The plan authorizes the issuance of up to 1,000,000 shares of our common stock. During the year ended October 31, 2003, 100,000 options have been granted at an average exercise price of $1.10 per share and 20,000 options have been cancelled. During the year ended October 31, 2002, 277,000 options have been granted at an average exercise price of $2.09 per share. On the issuance dates, the market value was the same as the exercise price; therefore, no compensation expense was recorded. As of October 31, 2003, 643,000 options are available to be granted.

Options outstanding - 2000 Plan

Options outstanding, October 31, 2000                                   0
Options granted in 2002                                           277,000
Options cancelled in 2002                                               0
                                                                        -
Options outstanding, October 31, 2002                             277,000
                                                                  =======
Options granted in 2003                                           100,000
Options exercised in 2003                                               0
                                                                        -
Options cancelled in 2003                                         (20,000)
                                                                  ========
Options outstanding October 31, 2003                              357,000
                                                                  -------

The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and non-statutory stock options. Our officers, directors, employees and consultants, and employees and consultants of our majority-owned affiliated companies, are eligible to receive awards under the plan.

The options may be granted at an exercise price greater than or equal to the fair market value of our common stock on the date of grant or not less than 110% of the fair market value in the case of incentive stock options granted to persons holding more than 10% of the voting power of the Company. Fair market value for purposes of the plan is the closing market price of our common stock on the relevant date.

The Company established the 2000 Stock Compensation Plan which replaced the 1995 Stock Compensation Plan. The 2000 Plan authorizes awards of the following type of equity-based compensation: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, annual grants of stock options to directors, stock options to directors in lieu of compensation for services rendered as directors, and other stock-based awards valued in whole or in part by reference to stock of the Company. No incentive stock options may be granted on or after February 1, 2010, nor shall such options remain valid beyond ten years following the date of grant.

The total number of shares of stock reserved and available for distribution under the 2000 Plan originally was 1,000,000 shares, a maximum of 1,000,000 of which may be issued as incentive stock options.

At October 31, 2003, there were 651,089 shares reserved for outstanding options under all plans and 643,000 shares available for granting of options under the 2000 Plan.

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 2003, 2002 and 2001


Note 6 - Non-qualifying Stock Option Plan: (Continued)
-----------------------------------------

In fiscal 2003, 2002, and 2001, the Company granted 100,000, 287,000, and 297,500 options, respectively, to its employees, directors, and outside consultants. Fiscal 2001 options were granted under the 1995 Plan. Fiscal 2002 options were granted under the 2000 Plan and 1995 Plan and Fiscal 2003 options were granted under the 2000 Plan. Fifty percent of these options vest at the time of the grant and the other 50% will vest six months after date of grant and expire not more than ten years from date of grant.

The plan is administered by our compensation committee. The committee has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. The committee selects the recipients of awards and determines the number of shares of common stock covered by the options and the dates upon which the options become exercisable and terminate, subject to provisions of the plan. Incentive stock options must terminate within ten years of the grant. Non-statutory options must terminate within fifteen years of the date of grant. The committee has the right to alter the terms of any option when granted or while outstanding, pursuant to the terms of the plan, except the option price.

All options automatically become excisable in full in the event of a change in control, as defined in the 2000 plan, death or disability of the option holder or as decided by the compensation committee. Upon retirement, options held at least one year become exercisable in full. If an option holder's employment with us is terminated for any reason, except death, disability or retirement, the option holder has three months in which to exercise an option, but only to the extent exercisable immediately after termination, unless the option by its terms expires earlier. Termination or other changes in employment status may affect the exercise period.

Note 7 - Major Customers:
------------------------

All of our revenues were derived from one major customer in 2003; all of the revenues were derived from two major customers in 2002, while all of our revenues were derived from one major customer in 2001.

Note 8 - Capital Lease Payable:
------------------------------

The Company has entered into capital lease obligations for computer, capital equipment, and telephone equipment. The terms of the leases range from 36 to 48 months, with principal and interest due in monthly installments aggregating $3,964 at rates ranging from 9.25% to 19.46%. The equipment was capitalized at $100,324 and is being depreciated over five to fifteen years. Depreciation expense for 2003 was $14,383 and accumulated depreciation at October 31, 2003, is $23,644.

         Total remaining lease payments:

         2004                                                    $ 17,610
         2005                                                       4,311
         2006                                                         247
                                                                 --------
                                                                   22,168
         Less: unamortized interest                                 1,858
                                                                 --------
                                                                   20,310
         Less:  current portion                                    15,994
                                                                 --------
                                                                 $  4,316
                                                                 ========

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 2003, 2002 and 2001


Note 9 - Fair Value of Financial Instruments:
--------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to estimate that value:

Cash and other current assets are carried in the accompanying balance sheets at cost, which is a reasonable estimate of their fair value. Accounts payable, capital lease payable and accrued expenses are also carried at cost, which is a reasonable estimate of their fair value.

                                             Carrying              Estimated
                                              Amount               Fair Value

ASSETS:
Cash and cash equivalents                    $2,601,558

LIABILITIES:
Accounts payable                                 40,167              40,167
Capital lease payable                            20,310              20,310
Accrued expenses                                396,872             396,872

Note 10 - Commitments:
---------------------

The Company has entered into an employment agreement with one of its executives. The agreement is for a term of four years which will expire November 1, 2004. The agreement provides for a salary of $185,000 and will allow for annual increases based upon performance reviews. The agreement requires the Company to grant the executive no less than 10,000 common stock options each year. In the event of a change in control of the Company the agreement provide the executives with severance benefits that include: a lump sum payment of 150% of the amount the executive would have earned if he had received his salary payments through the expiration date of this agreement; an additional lump sum payment of $250,000; an immediate vesting of all options awarded to the executive as part of this agreement; an immediate right to sell the shares obtained through the exercise of those options without restriction as to dates, times or amounts, immediate vesting and transfer of ownership of all life insurance policies, and life and health benefits, including supplemental, vision and dental benefits if applicable, in an equal or better plan than the one currently provided to the executive and his family by the Company for a period of three years from the date of termination or constructive termination. In the event any payment or benefit received, or to be received, by the executive in connection with the termination of his employment, whether pursuant to his agreement or otherwise, is determined to be an excess parachute payment as defined in the Internal Revenue Code, and thus subject to the 20 percent Federal Excise tax, the amount of the benefits payable under his Agreement will be reduced until they are no longer subject to such tax.

                       STARTECH ENVIRONMENTAL CORPORATION

                 Notes To The Consolidated Financial Statements

               For The Years Ended October 31, 2003, 2002 and 2001


Note 11 - Employee Benefit Plan:
-------------------------------

On June 1, 2000 The Company implemented an employee savings plan designed to qualify under Section 401(k) of the Internal Revenue Code. This plan is for all full-time employees who have completed 30 days of service. Company contributions are made in the form of common stock at the prevailing current market price and will vest equally over a three-year period. The Company will match the first 6 percent of the employee contribution on a dollar for dollar basis up to the maximum contribution allowed under Internal Revenue Code. Contributions for the year ended October 31, 2003 were $74,268, $85,178, and $68,941 for the years ended October 31, 2003, 2002, 2001 respectively. These contributions were paid through the issuance of 69,848, 40,180 and 15,450 shares of our common stock respectively. During the years ended October 31, 2003, 2002, 2001 respectively 11,688, 938, and 0 shares of our common stock have been returned to the 401K plan due to employee shares that were not vested due to attrition.

Note 12 - Research and Development Costs:
----------------------------------------

Research and development costs are charged to operations when incurred. The amounts charged were $310,219 in 2003, $160,785 in 2002 and $151,167 in 2001. As
we expand our research and development focus in fiscal year 2004 our efforts are expected to be devoted to the development of patentable proprietary inventions in the field of high temperature thermo-chemistry and the production of low cost hydrogen. In addition we will continue conducting ongoing tests, demonstrations and enhancements of the Plasma Converter for potential customers and governmental agencies.

Note 13 - Subsequent Events:
---------------------------

On December 19, 2003 we completed a sole source private placement of our securities from which we raised $200,000 and issued 173,913 shares of our unregistered common stock at $1.15 per share. Additionally the $500,000 additional investment from Northshore Asset Management has been extended.

     No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

                      9,668,192      Shares of Common Stock
                      2,067,452      Warrants

                                [GRAPHIC OMITTED]


                                   PROSPECTUS


                       STARTECH ENVIRONMENTAL CORPORATION


                                         , 2004


     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, except as required by law.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

SEC Registration fee*...........................................    $ 5,416.51
Accounting fees.................................................    $15,000.00
Legal fees......................................................    $45,000.00
Printing, engraving and mailing fees............................    $ 2,500.00
Transfer agent and registrar fees...............................    $ 2,000.00
Blue Sky fees and expenses......................................    $ 4,000.00
Miscellaneous expenses..........................................    $ 3,579.72
                                                                    ----------
       TOTAL....................................................    $82,000.00
                                                                    ----------

* Includes a filing fee of $912.74 previously paid in connection with and at the time of the filing of Registration Statement No. 333-96885.

Item 14. Indemnification of Directors and Officers.

     Article VII of our articles of incorporation provides as follows:

     "A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability to the corporation or to its shareholders for monetary damages for (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7 - 5-114 of the Colorado Corporation code; or (iv) any transaction from which the director derived an improper benefit.

     If the Colorado Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Colorado Corporation Code, as so amended.

     Any repeal or modification of the foregoing provisions of this Article by the shareholders of Startech shall not affect adversely any right or protection of a director of the Corporation in respect of any acts or omissions of a director occurring prior to the time of this repeal or modification."

     In addition, by separate agreement, Startech has indemnified its officers to the same extent as the directors are indemnified in the articles of incorporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted as to directors, officers and controlling persons of the registrant pursuant to the registrant's Amended Articles of Incorporation, By-Laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in connection with the securities being registered), is asserted by such director, officer or controlling person, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

     During the past three years, the following securities were sold or issued by the Company without registration under the Securities Act of 1933 (the "Act"). These securities were issued in reliance on the exemption from registration under Section 4(2) as not involving any public offering. Claims of these exemptions are based upon the following: (1) all of the purchasers in these transactions were sophisticated investors with the requisite knowledge and experience in financial and business matters to evaluate the merits and risk of an investment in the Company, were able to bear the economic risk of an investment in the Company, had access to or were furnished with the kinds of information that registration under the Securities Act would have provided and acquired securities for their own accounts in transactions not involving any general solicitations or advertising, and not with a view to the distribution thereof; (2) a restrictive legend was placed on each certificate evidencing the securities; and (3) each purchaser acknowledged in writing that he knew the securities were not registered under the Securities Act or any State securities laws, and are restricted securities as that term is defined in Rule 144 under the Securities Act, that the securities may not be offered for sale, sold or otherwise transferred within the United States and except pursuant to an effective registration statement under the Securities Act and any applicable State securities laws, or pursuant to any exemption from registration under the Securities Act, the availability of which is to be established to the satisfaction of the Company.

     o On March 25, 2002, we issued 927,969 shares of our common stock to various accredited investors at a price per share of $2.60 for gross proceeds of $2,283,712. We also issued 927,969 warrants to purchase shares of our common stock at an exercise price of $3.34 per share.

     o On January 29, 2003, we issued 882,353 shares of our common stock to one institutional investor at a price per share of $0.85 for gross proceeds of $750,000. We also issued 882,353 warrants to purchase shares of our common stock at an exercise price of $1.80 per share.

     o On March 28, 2003, we issued 152,480 shares of our common stock to one institutional investor at a price per share of $1.00 per share for gross proceeds of $152,480.

     o During the period of July 18, 2003 to October 17, 2003, we issued 4,000,000 shares of our common stock to one institutional investor at a price per share of $0.75 per share for gross proceeds of $3,000,000, and we also issued 558,347 shares to the same investor at a price per share of $0.90 per share for gross proceeds of $500,000.

     o On December 19, 2003 we issued 173,913 shares of our commons stock to one institutional investor at a price of $1.15 per share for gross proceeds of $200,000. *

     o During the period of February 9, 2004 to February 20, 2004, we issued 1,058,169 shares of our common stock at a price per share of $2.26 per share to sixteen accredited investors (as that term is defined in Regulation D under the Act) for total gross proceeds of $2,391,460. Commissions of $0 were paid in this transaction and we will incur approximately $80,000 in other related costs associated with this transaction, mainly those costs associated with registering these shares and warrants. We also issued 1,058,169 warrants to purchase shares of common stock in the private placement transaction. One third of the warrants, or 352,723 warrants, were granted at an exercise price of $4.89 per share, one third of the warrants, or 352,723 warrants, were granted at an exercise price of $5.89 per share and one third of the warrants, or 352,723 warrants, were granted at an exercise price of $6.89 per share. These warrants will expire on February 20, 2007.

     o For the fiscal years ended October 31, 2002 and 2003, we issued the following shares:

          2003: 69,848 common shares for our 401(k) plan matching contribution.

          2002: 4,200 shares to six individuals for services rendered, having a value of $15,624; 40,180 common shares for our 401(k) plan matching contribution.

     o    In the nine months period ended July 31, 2004 we issued:

          - 13,020 shares of common stock to one corporation for services rendered, having a value of $42,000.*

          - 11,623 shares of common stock to our 401(k) plan in payment of our matching contribution for the nine months ended July 31, 2004. *

     o On December 19, 2003, we issued 173,913 shares of our common stock to one institutional investor at a price per share of $1.15 per share for gross proceeds of $200,000.

     o During the period of February 9, 2004 to February 20, 2004, we issued 1,058,169 shares of our common stock at a price per share of $2.26 per share to sixteen accredited investors (as that term is defined in Regulation D under the Act) for total gross proceeds of $2,391,460. Commissions of $0 were paid in this transaction and we will incur approximately $80,000 in other related costs associated with this transaction, mainly those costs associated with registering these shares and warrants. We also issued 1,058,169 warrants to purchase shares of common stock associated with this private placement transaction. One third of the warrants, or 352,723 warrants, were granted at an exercise price of $4.89 per share, one third of the warrants, or 352,723 warrants, were granted at an exercise price of $5.89 per share and one third of the warrants, or 352,723 warrants, were granted at an exercise price of $6.89 per share. These warrants will expire on February 20, 2007.*

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.    Description
-----------    -----------

2 Agreement and Plan of Reorganization between the Company and Kapalua Acquisitions, Inc. dated November 17, 1995 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 29, 1995).

3(i).1 Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form 10, as filed with the Securities and Exchange Commission on February 19, 1995).

3(i).2         Articles of Amendment to the Articles of Incorporation. (1)

3(ii).1        Amended and Restated Bylaws of the Company. (10)

4.1            Form of Common Stock Certificate. (2)

4.2            Form of Convertible Preferred Stock Certificate. (1)

4.3            Form of Warrant Agreement. (1)

4.4 Stock Subscription Warrant dated December 29, 1998 (the "CDA Warrant") between the Company and the Connecticut Development Authority ("CDA"). (2)

4.5 Amendment to the CDA Warrant dated March 31, 1999 between the Company and CDA. (2)

4.6 Second Amendment to the CDA Warrant dated June 15, 2000 between the Company and CDA. (2)

4.7            Form of Warrant Agreement dated March 25, 2001. (3)

4.8            Form of Warrant Agreement dated January 14, 2003 (10)

4.9 Form of Warrant Agreement dated February 20, 2004 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated February 20, 2004, as filed with the Securities and Exchange Commission on February 27, 2004).

4.10           Form of 2000 Stock Option Plan (4)

5.1            Opinion of Schuchat, Herzog & Brenman, LLC *

10.1           2000 Stock Option Plan (1)

10.2 1995 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-8, filed in November, 1995, Commission File No. 33-99790)

10.3           Loan Agreement dated December 29, 1998 between the Company and
               CDA(2)

10.4 Term Sheet for Preferred Stock dated August 17, 1999 between the Company and Paradigm Group, LLC(2)

10.5 Strategic Alliance Agreement dated July 22, 1996 between the Company and Bauer Howden, Inc.(2)

10.6 Strategic Alliance Agreement dated October 25, 1996 between the Company and Calumet Coach Company(2)

10.7 Strategic Alliance Agreement dated November 10, 1997 between the Company and Chase Environmental Group, Inc.(2)

10.8 Strategic Alliance Agreement dated April 17, 1998 between the Company and the Ensign - Bickford Company(2)

10.9 Strategic Alliance Agreement dated September 30, 1999 between the Company and UXB International Inc.(2)

10.10 Strategic Alliance Partner Agreement dated March 14, 2000 between the Company and Skidmore, Owings & Merrill LLP(2)

10.11 Lease Agreement dated September 16, 1999 between the Company and the CD Station, LLC (2)

10.12          Form of Distributor Agreement (2)

10.13 Patent License Agreement dated November 9, 1998 between the Company and Rollan C. Swanson M.D. and Eleonora Swanson (2)

10.14 License of Technology Agreement dated November 29, 1999 between the Company and Media and Process Technology Inc.(2)

10.15 Employment Agreement dated November 1, 2000 between the Company and Joseph S. Klimek(5)

10.16 Employment Agreement dated November 1, 2000 between the Company and Kevin M. Black(5)

10.17 Employment Agreement dated November 1, 2000 between the Company and Robert L. DeRochie (5)

10.18 Lease Agreement dated September 30, 2000 between the Company and the Century Drive, LLC(6)

10.19 Lease Agreement dated July 16, 2001 between the Company and the Gaski Leasing Company (6)

10.20 Strategic Alliance Agreement dated June 30, 2001 between the Company and Hydro-Chem Company (3)

10.21 Lease Agreement dated July 20, 2001 between the Company and the Gaski Leasing Company, LLC (3)

10.22 Joint Development Agreement dated December 19, 2001 between the Company and ViTech Enterprises Inc.(3)

10.23 Separation Agreement dated as of August 27, 2003 between the Company and Kevin M. Black (7)

10.24 Stock Purchase and Registration Rights Agreement dated as of July 18, 2003 between the Company and Northshore Asset Management, LLC
               (7)

10.25 Stock Purchase Agreement dated as of July 22, 2003 between the Company and Northshore Asset Management, LLC (7)

10.26 First Amendment to Stock Purchase Agreement dated as of July 30, 2003 between the Company and Northshore Asset Management, LLC (7)

10.27 Form of Stock Purchase and Registration Rights Agreement dated as of January 22, 2004 between the Company and the Purchasers identified therein (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated February 20, 2004, as filed with the Securities and Exchange Commission on February 27, 2004).

10.28 Employment Agreement dated as of January 1, 2004 between the Company and Joseph F. Longo (9)

11             Statement re computation of per share earnings (8)

21             Subsidiaries as of October 31, 2003 (5)

23.1           Consent of Kostin, Ruffkess & Company, LLC, independent auditors
               (10)

23.2           Consent of Schuchat, Herzog & Brenman, LLC (see Exhibit 5.1)*

24 Power of Attorney (see signature page) of this Registration Statement on Form S-1 and incorporated herein by reference.

----------
*    Filed herewith

(1) Incorporated by reference to the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on April 27, 2000, File No. 333-35786.

(2) Incorporated by reference to Amendment No 1. to the Company's Registration Statement on Form S-1 filed on July 7, 2000, Commission File No. 333-35786.

(3) Incorporated by reference to the Company's Registration Statement on Form S-1 filed on July 17, 2002, Commission File No. 333-96885.

(4) Incorporated by reference to the Company's Registration Statement on Form S-8 on October 31, 2002, Commission File No. 333- 100909.

(5) Incorporated by reference to the Company's Annual Report on Form 10-K for 2000, filed on January 25, 2001.

(6) Incorporated by reference to the Company's Annual Report on Form 10-K for 2001, filed on January 25, 2002.

(7) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.

(8) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2003, as filed on January 29, 2004.

(9) Incorporated by reference to the Company's Current Report on Form 8-K dated August 13, 2004, as filed on October 1, 2004.

(10) Incorporated by reference to the Company's Registration Statement on Form S-1, as filed with on October 8, 2004, Commission File No. 333-119668 .

(b) Financial Statement Schedules

     See index to Consolidated Financial Statements and Schedule on page F-1.

Item 17. Undertakings.

     The Undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering,

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers and controlling persons of the registrant pursuant to the registrant's Amended Articles of Incorporation, By-Laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in connection with the securities being registered), is asserted by such director, officer or controlling person, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilton, the State of Connecticut, on December 10, 2004.

                                          STARTECH ENVIRONMENTAL CORPORATION



                                          BY: /s/ Joseph F. Longo
                                              ----------------------------------
                                              Joseph F. Longo
                                              Chairman, Chief Executive Officer,
                                              President



                                          BY: /s/ Peter J. Scanlon
                                              ----------------------------------
                                              Peter J. Scanlon
                                              Chief Financial Officer, Vice
                                              President and Principal Financial
                                              Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as of December 10, 2004:

SIGNATURES                                 TITLE
----------                                 -----


/s/ Joseph F. Longo                        Chairman, Chief Executive Officer,
-------------------                        President  & Director
Joseph F. Longo


/s/ Douglas R. Ballew *                    Director
-----------------------
Douglas R. Ballew


/s/ Joseph A. Equale *                     Director
----------------------
Joseph A. Equale


/s/ Nicholas S. Perna *                    Director
-----------------------
Nicholas S. Perna


/s/ Kenneth J. Slepicka *                  Director
-------------------------
Kenneth J. Slepicka

* By Peter J. Scanlon, as attorney-in-fact.

                                  EXHIBIT INDEX



Exhibit No.    Description
-----------    -----------

2 Agreement and Plan of Reorganization between the Company and Kapalua Acquisitions, Inc. dated November 17, 1995 (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, as filed with the Securities and Exchange Commission on November 29, 1995).

3(i).1 Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form 10, as filed with the Securities and Exchange Commission on February 19, 1995).

3(i).2         Articles of Amendment to the Articles of Incorporation. (1)

3(ii).1        Amended and Restated Bylaws of the Company. (10)

4.1            Form of Common Stock Certificate. (2)

4.2            Form of Convertible Preferred Stock Certificate. (1)

4.3            Form of Warrant Agreement. (1)

4.4 Stock Subscription Warrant dated December 29, 1998 (the "CDA Warrant") between the Company and the Connecticut Development Authority ("CDA"). (2)

4.5 Amendment to the CDA Warrant dated March 31, 1999 between the Company and CDA. (2)

4.6 Second Amendment to the CDA Warrant dated June 15, 2000 between the Company and CDA. (2)

4.7            Form of Warrant Agreement dated March 25, 2001. (3)

4.8            Form of Warrant Agreement dated January 14, 2003 (10)

4.9 Form of Warrant Agreement dated February 20, 2004 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated February 20, 2004, as filed with the Securities and Exchange Commission on February 27, 2004).

4.10           Form of 2000 Stock Option Plan (4)

5.1            Opinion of Schuchat, Herzog & Brenman, LLC *

10.1           2000 Stock Option Plan (1)

10.2 1995 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Registration Statement on Form S-8, filed in November, 1995, Commission File No. 33-99790)

10.3           Loan Agreement dated December 29, 1998 between the Company and
               CDA(2)

10.4 Term Sheet for Preferred Stock dated August 17, 1999 between the Company and Paradigm Group, LLC(2)

10.5 Strategic Alliance Agreement dated July 22, 1996 between the Company and Bauer Howden, Inc.(2)

10.6 Strategic Alliance Agreement dated October 25, 1996 between the Company and Calumet Coach Company(2)

10.7 Strategic Alliance Agreement dated November 10, 1997 between the Company and Chase Environmental Group, Inc.(2)

10.8 Strategic Alliance Agreement dated April 17, 1998 between the Company and the Ensign - Bickford Company(2)

10.9 Strategic Alliance Agreement dated September 30, 1999 between the Company and UXB International Inc.(2)

10.10 Strategic Alliance Partner Agreement dated March 14, 2000 between the Company and Skidmore, Owings & Merrill LLP(2)

10.11 Lease Agreement dated September 16, 1999 between the Company and the CD Station, LLC (2)

10.12          Form of Distributor Agreement (2)

10.13 Patent License Agreement dated November 9, 1998 between the Company and Rollan C. Swanson M.D. and Eleonora Swanson (2)

10.14 License of Technology Agreement dated November 29, 1999 between the Company and Media and Process Technology Inc.(2)

10.15 Employment Agreement dated November 1, 2000 between the Company and Joseph S. Klimek(5)

10.16 Employment Agreement dated November 1, 2000 between the Company and Kevin M. Black(5)

10.17 Employment Agreement dated November 1, 2000 between the Company and Robert L. DeRochie (5)

10.18 Lease Agreement dated September 30, 2000 between the Company and the Century Drive, LLC(6)

10.19 Lease Agreement dated July 16, 2001 between the Company and the Gaski Leasing Company (6)

10.20 Strategic Alliance Agreement dated June 30, 2001 between the Company and Hydro-Chem Company (3)

10.21 Lease Agreement dated July 20, 2001 between the Company and the Gaski Leasing Company, LLC (3)

10.22 Joint Development Agreement dated December 19, 2001 between the Company and ViTech Enterprises Inc.(3)

10.23 Separation Agreement dated as of August 27, 2003 between the Company and Kevin M. Black (7)

10.24 Stock Purchase and Registration Rights Agreement dated as of July 18, 2003 between the Company and Northshore Asset Management, LLC
               (7)

10.25 Stock Purchase Agreement dated as of July 22, 2003 between the Company and Northshore Asset Management, LLC (7)

10.26 First Amendment to Stock Purchase Agreement dated as of July 30, 2003 between the Company and Northshore Asset Management, LLC (7)

10.27 Form of Stock Purchase and Registration Rights Agreement dated as of January 22, 2004 between the Company and the Purchasers identified therein (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated February 20, 2004, as filed with the Securities and Exchange Commission on February 27, 2004).

10.28 Employment Agreement dated as of January 1, 2004 between the Company and Joseph F. Longo (9)

11             Statement re computation of per share earnings (8)

21             Subsidiaries as of October 31, 2003 (5)

23.1           Consent of Kostin, Ruffkess & Company, LLC, independent auditors
               (10)

23.2           Consent of Schuchat, Herzog & Brenman, LLC (see Exhibit 5.1)*

24 Power of Attorney (see signature page) of this Registration Statement on Form S-1 and incorporated herein by reference.

----------
*    Filed herewith

(1) Incorporated by reference to the Company's Registration Statement on Form S-1, as filed with the Securities and Exchange Commission on April 27, 2000, File No. 333-35786.

(2) Incorporated by reference to Amendment No 1. to the Company's Registration Statement on Form S-1 filed on July 7, 2000, Commission File No. 333-35786.

(3) Incorporated by reference to the Company's Registration Statement on Form S-1 filed on July 17, 2002, Commission File No. 333-96885.

(4) Incorporated by reference to the Company's Registration Statement on Form S-8 on October 31, 2002, Commission File No. 333- 100909.

(5) Incorporated by reference to the Company's Annual Report on Form 10-K for 2000, filed on January 25, 2001.

(6) Incorporated by reference to the Company's Annual Report on Form 10-K for 2001, filed on January 25, 2002.

(7) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 2003.

(8) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2003, as filed on January 29, 2004.

(9) Incorporated by reference to the Company's Current Report on Form 8-K dated August 13, 2004, as filed on October 1, 2004.

(10) Incorporated by reference to the Company's Registration Statement on Form S-1, as filed with on October 8, 2004, Commission File No. 333-119668 .